Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Lifevantage Corporation
(Name of small business issuer in its charter)

Colorado	6770	90-0224471
(State or Jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6400 South Fiddler’s Green Circle
Suite 1970
Greenwood Village, Colorado 80111
(720) 488-1711
(Address and telephone number of principal executive offices)
Bradford K. Amman
Treasurer
6400 South Fiddler’s Green Circle
Suite 1970
Greenwood Village, Colorado 80111
(720) 488-1711
(Name, address and telephone number of agent for service)
Copy of all communications to:
Jon Taylor
Sarah Barnes
Kendall, Koenig & Oelsner PC
999 Eighteenth Street Suite 1825
North Tower
Denver CO 80202
(303) 672-0100
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Dollar	Proposed Maximum	Proposed Maximum
Securities to be	Amount to	Offering Price	Aggregate	Amount of
Registered	be Registered (1)	Per Unit (2)	Offering Price (2)	Registration Fee
Common Stock underlying Convertible Debentures	7,450,000	$0.23	$1,713,500	$52.61
Common Stock underlying Warrants	9,495,000	$0.23	$2,183,850	$67.04
TOTAL	16,945,000		$3,897,350	$119.65

(1)	In addition to any securities that may be registered hereunder, we are also registering an indeterminable number of additional shares of our common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions affecting the shares to be offered by the selling stockholders.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the bid and ask prices for the Registrant’s common stock as reported on the OTC Bulletin Board on December 10, 2007.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                                                 SUBJECT TO COMPLETION, DATED December 17, 2007

PROSPECTUS
LIFEVANTAGE CORPORATION

UP TO 16,945,000 SHARES OF COMMON STOCK
          The individuals and entities named under the caption “Selling Security Holders” may from time to time offer and sell up to 16,945,000 shares of common stock. The selling security holders will receive the common stock upon conversion of outstanding convertible debentures and upon exercise of outstanding warrants. The shares of our common stock covered hereby consist of 7,450,000 shares of our common stock underlying outstanding convertible debentures and 9,495,000 shares of our common stock underlying outstanding warrants. The shares may be sold in transactions occurring either on or off the Over the Counter Bulletin Board at prevailing market prices or at negotiated prices. Sales may be made through brokers or through dealers, who are expected to receive customary commissions or discounts.
          Our common stock is quoted on the OTC Bulletin Board under the symbol “LFVN.” On December 10, 2007 the closing bid and ask prices for one share of our common stock was $0.23 as reported by the OTC Bulletin Board website. These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. Lifevantage Corporation manufactures Protandim®.

          These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 7 of this Prospectus before making a decision to purchase our stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 17, 2007

          Lifevantage Corporation has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or the documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus does not mean that there have not been any changes in Lifevantage Corporation’s condition since the date of this Prospectus. If you are in a jurisdiction where it is unlawful to offer to purchase or exercise the securities offered by this Prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies.

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PROSPECTUS SUMMARY
          This summary presents selected information from this Prospectus. You should carefully read this entire Prospectus and the documents to which the Prospectus refers in order to understand this offering. See “Additional Information”.
Lifevantage Corporation
          Lifevantage Corporation (“LifeVantage,” the “Company,” “we,” “our” or “us”) was formed under Colorado law in June 1988 under the name Andraplex Corporation. The Company amended its name to Yaak River Resources, Inc. in January 1992, to Lifeline Therapeutics, Inc. in September 2004 and to Lifevantage Corporation in November 2006.
          Our principal place of business is 6400 South Fiddler’s Green Circle, Suite 1970, Greenwood Village, CO 80111. You may contact us by telephone at (720) 478-1711, by fax at (303) 565-8700, or by email at investor@protandim.com. Our website is www.lifevantage.com. LifeVantage and its officers, directors, and significant shareholders, file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports are available for review at the SEC’s EDGAR website at www.sec.gov.
          Capitalization. As of December 10, 2007, the Company had the following outstanding equity securities.

		Pro-Forma Fully
	Issued and	Diluted Shares
	Outstanding	Outstanding	Notes

Common Stock	22,303,034	22,303,034	1

Preferred Stock	-0-	-0-	2

Total Issued and Outstanding	22,303,034	22,303,034

Common Stock underlying Bridge Loan Warrants issued pursuant to 2005 Offering		1,592,569	3, 7

Common Stock underlying Unit Warrants issued pursuant to 2005 Offering		3,965,016	4, 7

Common Stock underlying Placement Agent Warrants issued pursuant to 2005 Offering		409,281	5, 7

Options issuable under the 2007 Long-Term Incentive Plan		6,000,000

Common Stock underlying Convertible Debentures issued pursuant to 2007 Offering		7,450,000	6

Common Stock underlying Warrants issued pursuant to 2007 Offering		8,195,000	6, 7

Common Stock underlying other Warrants outstanding		2,879,516	7

Total Issued and Outstanding		52,794,416

1.	The common stock is entitled to vote. When the term “common stock” is used herein, it is intended to refer only to the common stock. There are 250,000,000 shares of common stock authorized.

2.	There are 50,000,000 shares of preferred stock authorized and no shares outstanding. See “Description of Capital Stock” below.

3.	In the Company’s March 16, 2005 private placement offering (the “2005 Offering”), holders of convertible promissory notes received warrants to purchase common stock of the Company equal to the principal amount and accrued interest divided by the $2.00 per share 2005 Offering price, with a $2.00 per share exercise price (the “Bridge Loan Warrants”). The Bridge Loan Warrants are exercisable until April 18, 2008. Effective June 28, 2007, the Company offered to re-price the Bridge Loan Warrants to be exercisable at $0.30 per share.

4.	Participants in the 2005 Offering were issued $20,000 Units consisting of 10,000 shares of common stock and a warrant to purchase 10,000 shares of common stock for $2.50 per share, exercisable until April 18, 2008 (the “Unit Warrants”). A total of 4,000,016 Unit Warrants were issued. To date, Unit Warrants for 35,000 shares of common stock have been exercised. There are currently Unit Warrants exercisable for 3,965,016 shares of common stock outstanding. Effective June 28, 2007, the Company offered to re-price the Unit Warrants to be exercisable at $0.30 per share.

5.	Keating Securities, the placement agent in the 2005 Offering, or their assignees, received warrants to purchase 409,281 shares of the Company’s common stock for $2.00 per share, exercisable until April 18, 2008 (the “Placement Agent Warrants”). There are currently Placement Agent Warrants exercisable for 409,281 shares of common stock outstanding. Effective June 28, 2007, the Company offered to re-price the Placement Agent Warrants to be exercisable at $0.30 per share.

6.	Participants in the Company’s June 2007 private placement offering (the “2007 Offering”) received Units consisting of a Convertible Debenture with a principal amount of $10,000 convertible into shares of the Company’s common stock at $.20 per share and a Warrant to purchase 50,000 shares of the Company’s common stock at $.30 per share.

7.	We cannot offer any assurance that any warrants will be exercised.
History
          We were incorporated under Colorado law in June 1988 under the name Andraplex Corporation. We changed our name to Yaak River Resources, Inc. in January 1992, to Lifeline Therapeutics, Inc. in October 2004, and to Lifevantage Corporation in November 2006.
          For the period from July 2003 to June 2005, the Company was in the development stage. The Company’s activities until February 2005 consisted primarily of organizing the Company, developing a business plan, formulation and testing of product, and raising capital. In late February 2005, the Company began sales of its product Protandim® and commenced principal planned operations. Accordingly, the Company is no longer in the development stage.
On October 26, 2004, we acquired approximately 81% of the outstanding common stock of Lifeline Nutraceuticals Corporation (“Lifeline Nutraceuticals”), a privately-held Colorado corporation, formed in July 2003 (the “Reorganization”). The Reorganization was treated as a reverse merger for accounting purposes. As a result of the Reorganization, LifeVantage owned 81% of the outstanding common stock of Lifeline Nutraceuticals. Subsequent to the Reorganization, in March 2005 we completed the acquisition of the remaining 19% minority shareholder interest in Lifeline Nutraceuticals. LifeVantage currently owns 100% of the common stock of Lifeline Nutraceuticals. Lifeline Nutraceuticals developed and holds the intellectual property rights to Protandim®.
Our Business
          LifeVantage has formulated and markets Protandim®, a patented, scientifically proven product to address the problem of oxidative stress in humans. Protandim® stimulates the body’s ability to increase production of its own naturally occurring antioxidant enzymes superoxide dismutase (SOD) and catalase (CAT) at levels substantially higher than possible with any externally consumed antioxidants such as foods rich in antioxidants and vitamins. Protandim® is being marketed and sold as a dietary supplement. We have been advised by regulatory legal counsel that Protandim® satisfies or meets the definition of “dietary supplement” that is set out in Section 3 of the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), codified as §201(ff) of the Federal Food, Drug, and Cosmetics Act (“FFDCA”) (21 U.S.C. §321(ff)).
          One of the paradoxes of life on this planet is that the molecule that sustains aerobic life, oxygen, is not only fundamentally essential for energy metabolism and respiration, but causes many diseases and degenerative conditions. “Oxidative stress” is widely known to play a key role in the aging process and the body’s defenses against oxidative stress and free radicals decrease with age, resulting in numerous age-related ailments and diseases.
          Oxidative stress results from the fact that we breathe air and utilize oxygen to generate energy. Unfortunately, a small percentage of the oxygen we utilize generates toxic “oxygen free radicals” that damage the cells and tissues of the human body and consequently negatively impact our general health. Oxidative stress refers to the cellular and tissue damage caused by chemically reactive oxygen radicals formed as a natural consequence of cellular metabolism. These reactive oxygen species (ROS) and free radicals can be elevated under a wide variety of conditions, including radiation, ultra-violet light, smoking, excessive alcohol consumption, various medical conditions such as neurodegenerative diseases and diabetes, and advancing age.

          Our bodies benefit from the nutrients found in foods known to be rich in antioxidants such as oranges, blueberries, dark chocolate and red wine. However, you cannot eat enough of these foods to equal the antioxidant enzymes generated by taking one Protandim® caplet daily. We estimate that it would take the antioxidants contained in 10 pounds of blueberries, 375 oranges, 15 pounds of dark chocolate or 78 glasses of red wine, or one Protandim® caplet to protect against the amount of free radicals your body produces daily.
          Throughout this Prospectus we use the term “nutraceutical.” This term is not defined by the FFDCA, but is commonly used by the public. “Nutraceutical” is often used in lieu of “dietary supplement,” a term defined by the FFDCA. Currently we are only offering a dietary supplement for sale. For more information, please visit www.protandim.com.
Results of a Human Study with Protandim®
          Brief Summary Twenty-nine normal, healthy human subjects ranging in age from 20 to 78 received Protandim® (one capsule, 675 mg daily). Blood was drawn for analysis at 0, 30, and 120 days (see chart below). Some of the subjects took no other antioxidant supplements, while others continued to take vitamin C and/or vitamin E and/or multivitamins they had been taking before they enrolled in the study.
          Lipid peroxidation in the plasma was measured by thiobarbituric acid-reacting substances (“TBARS”). After 30 days of Protandim® supplementation, plasma TBARS declined significantly, more so in the older subjects (about 69%) than in the younger subjects (about 30%). The age-dependent increase in TBARS seen prior to supplementation was no longer present. The average TBARS concentration decreased to 0.95 micromolar, a level that one would expect to see in a 15 year old.
          After 120 days of Protandim® supplementation, red blood cells analyzed for SOD and CAT showed statistically significant increases in SOD of 30% (p < 0.01) and in CAT of 54% (p < 0.002).
          This study was published in the peer reviewed scientific journal of Free Radical Biology & Medicine in January 2006, and a copy of the study is available on the Company website at www.Protandim.com.
          Conclusion We believe that this study is consistent with the thesis that Protandim® can reduce oxidative stress in healthy humans as they age, and that the reduction may be significant. Based on the studies to date, there is evidence that lipid peroxidation decreases as a result of human use of Protandim® supplements. Although there can be no assurance, we believe that the significant increases of the antioxidant enzymes (SOD and CAT in humans) suggest that the operative mechanism is increased scavenging of reactive oxygen intermediates by the body’s native antioxidant enzymes. The modest but significant increase in serum urate is consistent with this mechanism.

Ongoing or Planned Human Clinical and Laboratory Studies
          More than twenty physicians and researchers at universities and hospitals in six countries have begun laboratory and clinical studies with Protandim®. The studies deal with the alleviation of oxidative stress under various health conditions. Some of the studies are listed below:
Universities and institutions conducting research include:
University of Colorado
Denver Health Medical Center
Children’s Hospital, Denver
University of Florida
University of Kentucky
University of Michigan
Louisiana State University
Ohio State University
Vanderbilt University
Glamorgan University, Wales
Sahlgrenska University Hospital, Göteborg, Sweden
University of Toronto/St. Michael’s Hospital, Canada
University Hospital, Brno, Czech Republic
Mexican Institute of Social Security, Mexico City
The topics under investigation or in planning stages deal with the alleviation of oxidative stress under the following conditions:
Heart disease
Coronary artery bypass graft failure
Asthma
Duchenne muscular dystrophy
Metabolic syndrome
Non-alcoholic fatty liver disease
Optic neuropathy
Altitude sickness
Skin cancer
Photoaging of the skin
Renal failure
Osteoarthritis
HIV/AIDS-associated lipodystrophy
Pulmonary hypertension
Periodontal disease
The Offering
          In September 2007 and October 2007, we sold convertible debentures and warrants in a private placement offering. In connection with the issuance of the convertible debentures and warrants, we agreed to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) registering the shares of common stock issuable upon conversion of the convertible debentures and exercise of the warrants. The shares of common stock underlying the convertible debentures and warrants are offered for resale in this Prospectus.
          In September 2007, we entered into a consulting arrangement with Bolder Venture Partners (“BVP”) to provide marketing consulting services. In connection with the arrangement with BVP, we granted BVP a warrant to purchase up to 1,200,000 shares of our common stock at $0.30 per share. The shares of common stock underlying the warrant vest in monthly increments through September 2008 as well as upon the achievement of certain performance milestones by BVP. The shares of common stock underlying the warrant issued to BVP are offered for resale in this Prospectus.
          In June 2007 we issued to Richard Wexler a warrant to purchase 100,000 shares of our common stock at $.20 per share in exchange for Mr. Wexler’s services in facilitating a transaction with Letnom Productions. The shares of common stock underlying the warrant issued to Mr. Wexler are offered for resale in this Prospectus.

          LifeVantage is not offering any securities pursuant to this Prospectus. The selling security holders named below are offering 7,450,000 shares of our common stock underlying convertible debentures currently held by the selling security holders and 9,495,000 shares of our common stock underlying warrants currently held by the selling security holders.
          Each convertible debenture and warrant was issued by the Company as a “restricted security” as such term is defined in Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”). The exercise of the warrants and the conversion of the convertible debentures are not included in this Prospectus. Holders may exercise the warrants and convert the convertible debentures only pursuant to an available exemption from registration under the Securities Act and applicable state securities laws.
Note of Caution Regarding Forward-Looking Statements:
          Certain statements contained in this Prospectus and the information incorporated by reference herein may contain “forward-looking statements” (as such term is defined in section 21E of the Securities Exchange Act of 1934, as amended). These statements, which involve risks and uncertainties, reflect our current expectations, intentions, or strategies regarding our possible future results of operations, performance, and achievements. Forward-looking statements include, without limitation: statements regarding future products or product development; statements regarding future selling, general and administrative costs and research and development spending; statements regarding our product development strategy; and statements regarding future capital expenditures and financing requirements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and applicable common law and SEC rules.
          These forward-looking statements are identified in this Prospectus and the information incorporated by reference by using words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “plan”, “predict”, “project”, “should” and similar terms and expressions, including references to assumptions and strategies. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause our actual results, performance, or achievements to differ materially from those expressed in, or implied by, such statements.
          The following factors are among those that may cause actual results to differ materially from our forward-looking statements:
•	Our limited operating history and lack of sufficient revenues from operations;

•	Our ability to successfully expand our operations and manage our future growth;

•	The effect of current and future government regulations and regulators on our business;

•	The effect of unfavorable publicity on our business;

•	Competition in the dietary supplement market;

•	The potential for product liability claims against us;

•	Our dependence on third party manufacturers to manufacture our product;

•	The ability to obtain raw material for our product;

•	Our dependence on a limited number of significant customers and a single product for our revenue;

•	Our ability to protect our intellectual property rights and the value of our product;

•	Our ability to continue to innovate and provide products that are useful to consumers;

•	The significant control that our management and significant shareholders exercise over us; and

•	The illiquidity of our common stock.
          When considering these forward-looking statements, you should keep in mind the cautionary statements in this Prospectus and the documents incorporated by reference. We have no obligation and do not undertake to update or revise any such forward-looking statements to reflect events or circumstances after the date of this Prospectus.

RISK FACTORS
          An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment. You should carefully consider each of the following risk factors and all of the other information provided in this Prospectus, including our financial statements and the related notes, before purchasing our common stock. The risks described below are those we currently believe may materially affect us. The future development of LifeVantage and Protandim® is and will continue to be dependent upon a number of factors, many of which we cannot predict or anticipate. Accordingly, the following risk factors are not necessarily all of the important factors that could cause actual results of operations to differ materially from those expressed in the forward-looking statements in this Prospectus. Other unknown or unpredictable factors also could have material adverse effects on our business, future results of operations or financial condition. We have no obligation and do not undertake to update or revise the following risk factors to reflect events or circumstances after the date of this Prospectus.
Risk Factors Relating to the Company, our Limited Operating History, our Management, and our Financial Condition
We have a limited operating history and lack of sufficient revenues from operations.
          We did not generate any significant revenues from the sale of Protandim® until the last six months of fiscal 2005. For the fiscal years ended June 30, 2006 and 2007, we generated revenues of $7,165,819 and $5,050,988, respectively. Even though we have expended in excess of $20,700,000 in research and development activities and overhead expenses since July 2003, we do not have a long operating history with sufficient revenue in excess of these costs to date. We commenced sales of our only product, Protandim®, in February 2005. For our fiscal year ended June 30, 2006, we incurred a net loss of $2,734,501 and for our fiscal year ended June 30, 3007, we incurred a net loss of $3,693,578. Cash generated from operations is insufficient to satisfy our liquidity requirements and led us to raise additional financing. Additional financing may be dilutive to our existing shareholders. If we are unable to increase our revenues or obtain sufficient additional financing, we will be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results.
There is no assurance that we will be successful in expanding our operations and, if successful, managing our future growth.
          If we are unable to generate revenues that are sufficient to cover our costs, our results of operations will be materially and adversely affected, and we will be unable to expand our operations and may be required to further reduce the scope of our planned operations. If we are able to expand our operations in the future, we may experience periods of rapid growth, including increased staffing levels. Any such growth will place a substantial strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract sales, technical, and other professionals. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives would have a material adverse effect on our business, financial condition, and results of operations.
Government regulators and regulations could adversely affect our business.
          The formulation, manufacturing, packaging, labeling, advertising, distribution, and sale of our product, as well as other dietary supplements, are subject to regulation by a number of federal, state, and local agencies, including but not limited to the Food and Drug Administration (“FDA”) and the Federal Trade Commission (“FTC”). See “Business — Government Approval and Regulations.” These agencies have a variety of procedures and enforcement remedies available to them, including but not limited to:
•	Initiating investigations;

•	Issuing warning letters and cease and desist orders;

•	Demanding recalls;

•	Initiating adverse publicity;

•	Requiring corrective labeling or advertising;

•	Requiring consumer redress and/or disgorgement;

•	Seeking injunctive relief or product seizures;

•	Initiating judicial actions; and

•	Imposing civil penalties or commencing criminal prosecution.
          Federal and state agencies have in the past used these types of remedies in regulating participants in the dietary supplement industry, including the imposition by federal agencies of monetary redress in the millions of dollars. Adverse publicity related to dietary supplements may result in increased regulatory scrutiny, undermine or eliminate the acceptance of our product by consumers and lead to the initiation of private lawsuits. Product recalls could result in unexpected expense of the recall and any legal proceedings that might arise in connection with the recall.

          Our failure to comply with applicable laws could also subject us to severe legal sanctions that could have a material adverse effect on our business and results of operations. Specific action taken against us could result in a material adverse effect on our business and results of operations. Furthermore, a state could interpret product claims that are presumptively valid under federal law are nonetheless illegal under that state’s regulations.
Future laws or regulations may hinder or prohibit the production or sale of our existing product and any future products.
          We may be subject to additional laws or regulations in the future, such as those administered by the FDA, FTC, or other federal, state, or local regulatory authorities. See “Government Approval and Regulations.” Laws or regulations that we consider favorable may be modified or repealed. Current laws or regulations may be amended or interpreted more stringently. The FDA has proposed extensive good manufacturing practice regulations for dietary supplements. We are unable to predict the nature of such future laws, regulations, or interpretations, nor can we predict what effect they may have on our business. Possible effects or requirements could include, but are not limited to, the following:
•	The reformulation of products to meet new standards;

•	Additional ingredient restrictions;

•	Additional claim restrictions;

•	The recall or discontinuance of products unable to be reformulated;

•	Imposition of additional good manufacturing practices and/or record keeping requirements;

•	Expanded documentation of the properties of products; and

•	Expanded or different labeling or scientific substantiation.
Any such requirements could have material adverse effects on our business, financial condition, or results of operations.
Unfavorable publicity could materially hurt our business and the value of your investment.
          We are highly dependent upon consumers’ perceptions of the safety, quality, and efficacy of our products, as well as products distributed by other companies. Future scientific research or publicity may not be favorable to our industry or any particular product, or consistent with earlier research or publicity. Future reports or research that are perceived less favorably or that question such earlier research could have a material adverse effect on us. Because of our dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of our product or any similar products distributed by other companies could have a material adverse impact on us. Such adverse publicity could arise even if the adverse effects associated with such products resulted from failure to consume such products as directed. We may be unable to counter the effects of negative publicity concerning the efficacy of our product. Adverse publicity could also increase our product liability exposure.
We are and will continue to be subject to the risk of investigatory and enforcement action by the FTC, which could have a negative impact upon the price of our stock.
          We will always be subject to the risk of investigatory and enforcement action by the FTC based on our advertising claims and marketing practices. The FTC routinely reviews product advertising, including websites, to identify significant questionable advertising claims and practices. The FTC has brought many actions against dietary supplement companies based upon allegations that applicable advertising claims or practices were deceptive and/or not substantiated. If the FTC initiates an investigation, the FTC can initiate pre-complaint discovery that may be nonpublic in nature. Such an investigation: (i) may be very expensive to defend, (ii) may be lengthy, and (iii) may result in an adverse ruling by a court, administrative law judge, or in a publicly disclosed consent decree.
The dietary supplement market is highly competitive.
          The market for the sale of dietary supplements is highly competitive. Our competitors could have greater financial and other resources available to them and possess better manufacturing, distribution and marketing capabilities. As the dietary supplement industry grows and changes, retailers may align themselves with larger suppliers who may be more financially stable, market a broad portfolio of products or offer better customer service. Increased competition or increased pricing pressure could have a material adverse effect on our results of operations and financial condition. Among other factors, competition among manufacturers, distributors, and retailers of dietary supplements is based upon price. Because of the high degree of price competition, we may not be able to pass on increases in raw material prices to our customers. If a competitor reduces their price in order to gain market share or if raw material prices increase and we are unable to pass along the cost to our customers, our results of operations and financial condition could be materially adversely affected.
Our business is susceptible to product liability claims, which could adversely affect our results of operations and financial condition.

          The manufacture and sale of any product for human consumption raises the risk of product liability claims if a customer alleges an adverse reaction after using the product. These claims may derive from the product itself or a contaminant found in the product from the manufacturing, packaging, sales process or even due to tampering by unauthorized third parties. Even with the product liability/completed operations insurance we have obtained, there will be a risk that insurance will not cover our potential exposure completely or would fail to cover a particular claim, in which case we may not have the financial resources to satisfy such claims. In addition, certain damages in litigation, such as punitive damages, are not covered by our insurance policy. The payment of claims would require us to use funds that are otherwise needed to conduct our business and make our products. In the event that we do not have adequate insurance or other indemnification coverage, product liability claims and litigation could have a material adverse effect on our results of operation and financial condition.
Consumers of our products may not feel noticeable physiological differences after taking Protandim®.
          Consumers of our product may not feel noticeable physiological differences after taking Protandim®. One of our marketing challenges is educating consumers about Protandim®’s benefits and encouraging continued use of the product despite the lack of noticeable physiological differences. Consequently, consumers may not continue to purchase our product, which would have a material adverse affect on our business, financial condition, and results of operation.
We have no manufacturing capabilities and we are dependent upon a third party to manufacture our product.
          We are dependent upon our relationship with an independent manufacturer to fulfill our product needs. We currently only use one manufacturer for our product. Accordingly, we are dependent on the uninterrupted and efficient operation of this manufacturer’s facility. Our ability to market and sell our product requires that our product be manufactured in commercial quantities, without significant delay and in compliance with applicable federal and state regulatory requirements. In addition, we must be able to have our product manufactured at a cost that permits us to charge a price acceptable to the customer while also accommodating any distribution costs or third-party sales compensation. If our current manufacturer is unable for any reason to fulfill our requirements, or seeks to impose unfavorable terms, we will have to seek out other contract manufacturers which could disrupt our operations and have a material adverse effect on our results of operation and financial condition. Competitors who perform their own manufacturing may have an advantage over us with respect to pricing, availability of product, and in other areas through their control of the manufacturing process.
Raw material for our product may be difficult to obtain or expensive.
          Our third party manufacturer acquires the raw materials necessary for the manufacture of Protandim®. We cannot assure you that suppliers will provide the raw materials our manufacturer needs in the quantities requested, at a price we are willing to pay, or that meet our quality standards. The failure to supply raw materials or changes in the material terms of raw material supply arrangements could have a material adverse effect on our results of operations and financial condition. We are also subject to potential delays in the delivery of raw materials caused by events beyond our control, including labor disputes, transportation interruptions, weather-related events, natural disasters or other catastrophic events, and changes in government regulations. Any significant delay in or disruption of the supply of raw materials could, among other things, substantially increase the cost of such materials, require reformulation or repackaging of products, require the qualification of new suppliers, or result in our inability to meet customer demands. Raw materials account for a significant portion of our manufacturing costs. Significant increases in raw material prices could have a material adverse effect on our results of operations and financial condition.
We depend on a limited number of significant customers and the loss of any of them could negatively affect our business.
          Our largest customer is GNC, which accounts for over 28% of our revenue, and the loss of GNC as a customer, or a significant reduction in purchase volume by GNC, would have a material adverse effect on our financial condition. The loss of other retailers could also adversely affect our financial condition.
          In addition, pursuant to our agreement with GNC, sales are made on a “sale or return” basis whereby product can be returned by GNC customers for a full refund. We have sufficient history with GNC to reasonably estimate the rate of product returns and we recognize revenue associated with sales to GNC when product is sold by GNC to the consumer with an allowance for future product returns based on historical product return information. However, GNC’s return policy could permit consumers to return a greater percentage of our product than historically experienced which could negatively impact our revenues and results of operation.
Product returns may adversely affect our business.
          Product returns are part of our business. In addition to the “sale or return” policy applicable to sales through GNC described above and certain other retailers, we offer a 30-day, money back unconditional guarantee to all customers.

          We record allowances for product returns at the time we ship the product. We base these accruals on the historical return rate since the inception of our selling activities, and the specific historical return patterns of the product. Our return rate since the inception of selling activities is approximately 2% of sales. We replace returned product damaged during shipment wholly at our cost, which historically has been negligible. We cannot guarantee, however, that future return rates or costs associated with returns do not increase.
          To date, product expiration dates have not played any role in product returns; however, it is possible that product returns will increase in the future as a result of product expiration dates.
We currently depend on a single product for our revenue.
          Protandim® is currently the only product we sell and, as such, we cannot rely on a broad portfolio of other products to support our operations in the event we experience any difficulty with the manufacture, marketing, sale, or distribution of Protandim®. We cannot assure you that Protandim® will maintain or increase its popularity.
Worsening economic conditions may adversely affect our business.
          The demand for dietary supplements tends to be sensitive to consumers’ disposable income. Therefore, a decline in general economic conditions may lead to our consumers having less discretionary income with which to purchase such products. This could cause a reduction in our projected revenues and have a material adverse effect on operating results.
We may face limited availability of additional capital.
          Should we need to borrow money from financial institutions or other third parties, or raise additional capital in the future, the cost of capital may be high. Traditional debt financing may be unavailable and we may have to seek alternative sources of financing, including the issuance of new shares of stock or preferential stock that could dilute current shareholders. There can be no guarantee that we could successfully complete such a stock issuance or otherwise raise additional capital.
We could be exposed to certain environmental liabilities due to our past operations and property ownership.
          Between 1993 and 1999, we owned mining properties in the Yaak River mining district of Montana. The Company maintained these mining properties pursuant to Montana law, but never conducted any mining operations or ore processing. Prior to completing the acquisition of Lifeline Nutraceuticals Corporation, our management and consultants reviewed the records of this prior ownership and certain publicly available records relating to the properties. The State of Montana Department of Environmental Quality (“DEQ”) believed that the properties may contain residues from past mining. Since we have not performed on-site environmental studies to evaluate the environmental circumstances of these properties, there is a risk that there may be material environmental liabilities associated with our former property interests in Montana for which we may be liable, however we cannot provide a reasonable estimate of such risk.
          In addition, until November 10, 2004, we owned 91 lots in Lawrence, Colorado. We are not aware of any environmental liabilities with respect to these lots as the party acquiring the property assumed any environmental liability to which the property might be subject. Nonetheless, there is a risk that a governmental agency or a private individual may assert liability against us for violation of environmental laws related to the ownership of this property.
Risks Related to Our Intellectual Property and Obsolescence
Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.
          We have attempted to protect our intellectual property rights in Protandim® through a combination of confidentiality agreements, patent applications, and other contractual provisions. The original inventors of Protandim®, William Driscoll and Paul Myhill, assigned all patent filings to LNC, our wholly owned subsidiary, and the assignment has been filed with the United States Patent and Trademark Office (“USPTO”). Our intellectual property is covered by one U.S. Patent granted on July 10, 2007 and two U.S. utility patent applications on file with the USPTO. A PCT International Patent Application is also on file. These patent applications claim the benefit of priority of seven U.S. provisional patent applications. There is no guarantee that any additional patent applications will be approved or that additional patents will be issued, or if they are, that the patents will contain all of the original claims. The loss of our intellectual property rights in our Protandim® product could permit our competitors to manufacture their own version of our product which could have a materially adverse effect on our revenues. Even if our existing patent applications are approved and patents are issued, patents only provide limited protection against infringement claims, and patent infringement suits are complex, expensive, and not always successful.
If we do not continue to innovate and provide products that are useful to consumers, we may not remain competitive, and our revenues and operating results could suffer.

          Scientists, research institutions, and commercial institutions are making advances and improvements in nutritional supplements and issues relating to oxidative stress and aging very quickly, both domestically and internationally. It is possible that future developments may occur, and these developments may render Protandim® non-competitive. We believe that our future success will depend in large part upon our ability to develop, commercialize, and market products that address issues relating to aging and oxidative stress, and to anticipate successfully or to respond to technological changes in manufacturing processes on a cost-effective and timely basis. The development and commercialization process, particularly relating to innovative products, is both time-consuming and costly and involves a high degree of business risk. The success of new products or product enhancements is subject to a number of variables, including developing products that will appeal to customers, accurately anticipating consumer needs, pricing a product competitively and complying with laws and regulations. The failure to successfully develop or launch or gain distribution for new product offerings or product enhancements could have a material adverse effect on our results of operations and financial condition.
If we are unable to protect our proprietary information against unauthorized use by others, our competitive position could be harmed.
          Our proprietary information is critically important to our competitive position and is a significant aspect of our product. We generally enter into confidentiality or non-compete agreements with our employees and consultants, and control access to, and distribution of, our documentation and other proprietary information. Despite these precautions, these strategies may not be adequate to prevent misappropriation of our proprietary information. Therefore, we could be required to expend significant amounts to defend our rights to proprietary information in the future if a breach were to occur.
Other parties might claim that we infringe on their intellectual property rights.
          Although the dietary supplement industry has historically been characterized by products with naturally occurring ingredients in capsule or tablet form, recently it is becoming more common for suppliers and competitors to apply for patents or develop proprietary technologies and processes. We cannot assure you that third parties will not assert intellectual property infringement claims against us despite our efforts to avoid such infringement. To the extent that these developments prevent us from offering competitive products in the marketplace, or result in litigation or threatened litigation against us related to alleged or actual infringement of third-party rights, these developments could have a material adverse effect on our results of operations and financial condition.
Risk Factors Relating to our Common Stock
Our management and large shareholders exercise significant control over our Company and may approve or take actions that may be adverse to your interests.
          As of June 30, 2007, our named executive officers, directors, and 5% stockholders beneficially owned approximately 38% of our voting power. For the foreseeable future, to the extent such shareholders vote all their shares in the same manner, they will be able to exercise control over many matters requiring approval by the board of directors or our shareholders. As a result, they will be able to:
•	Control the composition of our board of directors;

•	Control our management and policies;

•	Determine the outcome of the significant corporate transactions; including changes in control that may be beneficial to shareholders; and

•	Act in each of their own interests, which may conflict with, or be different from, the interests of each other or the interests of the other shareholders.
Our common stock could be classified as penny stock and is extremely illiquid, so investors may not be able to sell as much stock as they want at prevailing market prices.
          Our common stock is subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The SEC Regulations generally define a penny stock to be an equity security that is not traded on the Nasdaq Stock Market and has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3a-51 definition of a penny stock, with trading of our common stock covered by Rule 15g-9 promulgated under the Exchange Act. Under this rule, broker-dealers who sell or effect the purchase of penny stock to persons other than established customers or in certain exempted transactions, must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will also be considered penny stock if our net tangible assets do not exceed $5,000,000 or our average revenue is not at least $6,000,000 in a prior three year period.
          The average daily trading volume of our common stock on the over-the-counter market was approximately 41,700 shares per day over the fiscal year ended June 30, 2007. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Our stock price may experience future volatility.
          The trading price of our common stock has historically been subject to wide fluctuations. The price of our common stock may fluctuate in the future in response to quarter-to-quarter variations in operating results, material announcements by us or competitors, governmental regulatory action, conditions in the dietary supplement industry, or other events or factors, many of which are beyond our control. In addition, the stock market has historically experienced significant price and volume fluctuations which have particularly affected the market prices of many dietary supplement companies and which have, in certain cases, not had a strong correlation to the operating performance of such companies. In addition, our operating results in future quarters may be below the expectations of securities analysts and investors. In such events, the price of our common stock would likely decline, perhaps substantially.
Issuance of shares in connection with financing transactions or under stock plans and outstanding convertible debt and warrants will dilute current shareholders.
          Pursuant to our 2007 Long Term Incentive Plan, we are authorized to grant stock options to our employees, directors and consultants. As of November 30, 2007, options to purchase a total of 1,431,813 shares were outstanding under the Plan and options to purchase 4,568,187 shares remained available for grant under the Plan. In addition, we also have warrants outstanding to purchase 2,879,516 shares of our common stock outside of the 2007 Long Term Incentive Plan.
          Our shareholders will incur dilution upon the exercise of any outstanding stock options or warrants or upon the conversion of outstanding convertible debentures. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, further dilution to our existing shareholders will result, and new investors could gain rights superior to our existing shareholders.
USE OF PROCEEDS
          We will not receive any proceeds from the sale of shares by selling security holders pursuant to this Prospectus. However, if all of the warrants are exercised in full, we would receive $2,838,500 in proceeds. Any proceeds received upon the exercise of such warrants will be used for general working capital purposes consistent with our business strategy.
DILUTION
          We are not selling any common stock pursuant to this Prospectus. Upon the conversion of outstanding convertible debentures and the exercise of outstanding warrants, the selling security holders will become shareholders of the Company, which will result in dilution to our existing shareholders. There will be no further dilution from the sale of common stock pursuant to this Prospectus.
SELLING SECURITY HOLDERS
          The securities are being offered by the named selling security holders below. The table below assumes the immediate conversion of all convertible debentures and exercise of all warrants to purchase common stock, without regard to other factors that may determine whether such rights of conversion or purchase are exercised. These factors include but are not limited to the other rights associated with the terms of the convertible debentures and warrants, whether there is a specific exemption to registration under federal and state securities laws for the conversion or exercise, and the specific conversion of exercise price of the securities held by each selling security holder and its relation to the market price.
          The selling security holders may from time to time offer and sell pursuant to this Prospectus up to an aggregate of 7,450,000 shares of our common stock issuable to them upon the conversion, at $.20 per share, of the convertible debentures currently held by the selling security holders and up to an aggregate of 9,495,000 shares of our common stock issuable to them upon the exercise, at $.20 per share or $.30 per share, as applicable, of the warrants currently held by the selling security holders. The selling security holders acquired (i) 15,645,000 shares of common stock pursuant to the 2007 Offering discussed herein and (ii) 1,300,000 shares of common stock pursuant to warrants granted by the Company under consulting arrangements. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this Prospectus, although they are not obligated to do so.
          We do not know when or in what amounts the selling security holders may offer the shares described in this Prospectus for sale. The selling security holders may decide not to exercise any warrants or sell any of the shares that this Prospectus covers. Because the selling security holders may offer all or some of the shares pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that the selling security holders will hold after completion of the offering pursuant to this Prospectus, we cannot estimate the number of the shares that the selling security holders will hold after completion of the offering. However, for purposes of the following tables, we have assumed that, after completion of the offering pursuant to this Prospectus, the selling security holders will hold none of the securities that this Prospectus covers.
          The following table sets forth, to the Company’s best knowledge and belief, with respect to the selling security holders:
•	the number of shares of common stock beneficially owned as of November 30, 2007 and prior to the offering contemplated by this Prospectus,

•	the number of shares of common stock eligible for resale and to be offered by each selling security holder pursuant to this Prospectus,

•	the number of shares owned by each selling security holder after the offering contemplated by this Prospectus, assuming that all shares eligible for resale pursuant to this Prospectus actually are sold,

•	the percentage of shares of common stock beneficially owned by each selling security holder after the offering contemplated by this Prospectus, and

•	in notes to the table, additional information concerning the selling security holders, including any NASD affiliations and any relationships, excluding non-executive employee and other non-material relationships, that a selling security holder had during the past three years with the registrant or any of its predecessors or affiliates.

	Number of Shares of	Number of Shares of	Number of Shares of	Percentage of Shares
	Common Stock Owned	Common Stock to be	Common Stock Owned	of Common Stock
Selling Security Holders	Prior to Offering	Offered	After Offering	Owned After Offering

The Joel D.Aaseby Living Trust	245,765	150,000	95,765	0%
Brio Capital	1,500,000	1,500,000	—	0%
Burtness, Richard	250,000	250,000	—	0%
Douglas, Scott	200,000	200,000	—	0%
Elson, Andrew	100,000	100,000	—	0%
Erigero, Gregory	445,000	400,000	45,000	0%
Gibson Living Trust	780,594	750,000	30,594	0%
Haag, Randy	525,000	500,000	25,000	0%
Katchmar, Michael L. & Elizabeth I.	150,000	150,000	—	0%
Lewis, Paul W.	275,362	250,000	25,362	0%
Madison, Reed(1)	155,133	50,000	105,133	0%
Sterling Trust Company, custodian FBO Harold Reed Madison(1)	20,000	—	20,000	0%
Ossello, Ellen(1)	50,000	50,000	—	0%
Ossello, Gianna Marie(1)	50,000	50,000	—	0%
Sterling Trust Company Custodian, Guy J. Ossello	250,000	250,000	—	0%
Ossello, Nicholas(1)	50,000	50,000	—	0%
Ossello. Steve(1)	197,906	100,000	97,906	0%
Ossello, Steve IRA(1)	200,000	200,000	—	0%
Ostrander, John	278,500	250,000	28,500	0%
Sauber, Gregory G.	210,000	150,000	60,000	0%
Severance, Leigh H(2)	1,340,242	1,000,000	340,242	2%
Severance, Leigh H Profit Sharing Plan(2)	463,255	400,000	63,255	0%
Severance, Leigh H Pension Plan(2)	476,500	400,000	76,500	0%
Thompson, Jack R.(3)	477,877	300,000	177,877	1%
Ulland, William	538,109	500,000	38,109	0%
W&O Enterprises(1)	391,800	300,000	91,800	0%
Weissenberger, Erich G.	2,000,000	2,000,000	—	0%
White, Catherine	100,000	100,000	—	0%
White Sands Investors Group	754,504	600,000	154,504	1%
Wrolstad, Chris(1)	329,680	250,000	79,680	0%
Veracity Credit Consultants(4)	750,000	750,000	—	0%
George F. Wood	1,252,715	1,000,000	252,715	1%
Andrew J. and Shelly D. Iseman	400,000	300,000	100,000	0%
Fidelity IRA Rollover FBO Eugene C. McColley	200,000	200,000	—	0%
Richard M. Hopper	520,000	500,000	20,000	0%
James W. Gallaway	100,000	100,000	—	0%
John Dexter	120,000	100,000	20,000	0%
Milton Datsopoulos	677,877	400,000	277,877	1%
Susan B. Merrill	300,000	300,000	—	0%
Richard Wexler(5)	100,000	100,000	—	0%
Bolder Venture Partners, LLC(6)	1,200,000	1,200,000	—	0%
Green Drake Capital(1)	745,000	745,000	—	0%

Total	19,170,819	16,945,000	2,225,819	10%

(1)	Affiliated with Aspenwood Capital.

(2)	Former director of Lifevantage Corporation.

(3)	Current director of Lifevantage Corporation.

(4)	Affiliated with Bolder Venture Partners, LLC, management consultants to the Company.

(5)	Warrants issued to Richard Wexler are in connection with promotion consulting services provided to the Company by Mr. Wexler.

See “Recent Sales of Unregistered Securities” for more information.

(6)	Warrants issued to Bolder Venture Partners, LLC are in connection with management consulting services provided to the Company by BVP. Shares of common stock underlying the warrant vest in monthly increments through September 2008 as well as upon the achievement of certain performance milestones by BVP. See “Certain Relationships and Related Transactions” for more information.

PLAN OF DISTRIBUTION
          Each of the selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may from time to time offer and sell the shares of common stock included in this Prospectus. Holders of convertible debentures or warrants may convert those debentures or exercise those warrants, as applicable, only pursuant to an available exemption from registration. Once converted or exercised, the shares of common stock underlying the convertible debentures and warrants may be sold pursuant to the terms of this Prospectus. To the extent required, we may amend and supplement this Prospectus from time to time to describe a specific plan of distribution.
          Each selling security holder will act independently in making decisions with respect to the timing, manner, and size of each sale. Each selling security holder has advised us that he, she or it may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling security holders have advised us that they may also make sales in negotiated transactions, including pursuant to one or more of the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board; and

•	in privately negotiated transactions.
          In connection with distributions of the shares or otherwise, the selling security holders have advised us that each may:
•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares that this Prospectus offers, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.
          In addition, the selling security holders may sell any shares that qualify for sale pursuant to Rule 144, rather than pursuant to this Prospectus.
          In effecting sales, broker-dealers or agents that the selling security holders engage may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts that the parties may negotiate immediately prior to the sale. However, under the NASD rules and regulations, such broker-dealers may not receive a commission or discount in excess of 8% for the sale of any securities registered hereunder.
          In offering shares that this Prospectus covers, the selling security holders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling security holders, may qualify as “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. Any profits that the selling security holders realize, and the compensation that they pay to any broker-dealer, may qualify as underwriting discounts and commissions.
          In order to comply with the securities laws of some states, the selling security holders must sell the shares in those states only through registered or licensed brokers or dealers. In addition, in some states the selling security holders may sell the shares only if we have registered or qualified those shares for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling security holder complies with the exemption.
          We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this Prospectus available to the selling security holders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against liabilities, including liabilities arising under the Securities Act.
          At the time a selling security holder makes a particular offer of shares we will, if required, file a post-effective amendment to the registration statement covering those shares and/or distribute a Prospectus supplement that will set forth:
•	the number of shares that the selling security holder is offering;

•	the terms of the offering, including the name of any underwriter, dealer or agent;

•	the purchase price paid by any underwriter;

•	any discount, commission and other underwriter compensation;

•	any discount, commission or concession allowed or reallowed or paid to any dealer; and

•	the proposed selling price to the public.
          We have agreed to indemnify the selling security holders against claims and losses due to material misstatements or omissions made by us (and not by the selling security holders) in this Prospectus. Each of the selling security holders has agreed to indemnify us against claims and losses due to material misstatements or omissions made by them.
BUSINESS
          Because we want to provide you with more meaningful and useful information, this Prospectus contains certain “forward-looking statements” (as that term is defined in section 21E of the Securities Exchange Act of 1934, as amended). These statements reflect our current expectations regarding our possible future results of operations, performance, and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
          Wherever possible, we have tried to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties, and contingencies, which could cause our actual results, performance, or achievements to differ materially from those expressed in, or implied by, such statements. We have described these risks, uncertainties and contingencies under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
          We have no obligation to update or revise any such forward-looking statements in order to reflect events or circumstances occurring after the date of this Prospectus.
Overview
          Lifevantage Corporation (the “Company,” “LifeVantage,” “we,” “our,” or “us”), manufactures, markets, distributes, and sells Protandim®, a patented dietary supplement intended to increase the body’s natural antioxidant protection by inducing multiple protective enzymes including superoxide dismutase (SOD) and catalase (CAT). Our principal place of business is at 6400 South Fiddler’s Green Circle, Suite 1970, Greenwood Village, CO 80111, telephone (720) 478-1711, fax (720) 488-1722. The reports filed with the SEC by us and our officers, directors, and significant shareholders are available for review on the SEC’s website at www.sec.gov. You may also read and copy materials that we file with SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
History
          We were incorporated under Colorado law in June 1988 under the name Andraplex Corporation. We changed our name to Yaak River Resources, Inc. in January 1992, to Lifeline Therapeutics, Inc. in October 2004, and to Lifevantage Corporation in November 2006.

          On October 26, 2004, we acquired approximately 81% of the outstanding common stock of Lifeline Nutraceuticals Corporation (“Lifeline Nutraceuticals” or “LNC”), a privately-held Colorado corporation, formed in July 2003 (the “Reorganization”). The Reorganization was treated as a reverse merger for accounting purposes. In the Reorganization:
•	We issued 15,385,110 shares of our common stock (representing about 94% of our outstanding common stock after the Reorganization) to eleven persons in exchange for their ownership interest in Lifeline Nutraceuticals.

•	We agreed to exchange $240,000 in new promissory notes for a like amount of convertible debt obligations of Lifeline Nutraceuticals.

•	We agreed to exchange $559,000 in new promissory notes for a like amount of bridge loan note obligations of Lifeline Nutraceuticals.
          As a result of the Reorganization described above, LifeVantage owned 81% of the outstanding common stock of Lifeline Nutraceuticals. Subsequent to the Reorganization, in March 2005 we completed the acquisition of the remaining 19% minority shareholder interest in Lifeline Nutraceuticals. LifeVantage currently owns 100% of the common stock of Lifeline Nutraceuticals. As a result of the Reorganization, our fiscal year end became June 30. LNC developed and holds the intellectual property rights to Protandim®.
Our Product
          We developed our product, Protandim®, a proprietary blend of ingredients that has (through studies on animals and humans) demonstrated the ability to induce production multiple protective enzymes including SOD and CAT, in brain, liver, and blood, the primary battlefields for oxidative stress. Protandim® is intended to combat oxidative stress to the human body by inducing the production of SOD and CAT. Oxidative stress refers to the cellular and tissue damage caused by chemically reactive oxygen radicals formed as a natural consequence of cellular metabolism. Oxidative stress is widely believed to play a key role in the aging process, and the body’s defenses against oxidative stress and free radicals decrease with age. Protandim® is marketed as a “dietary supplement,” as defined in Section 3 of the Dietary Supplement Health and Education Act of 1994 (“DSHEA”), codified as § 201(ff) of the Federal Food, Drug, and Cosmetic Act (“FFDCA”) (21 U.S.C. § 321(ff)). The name Protandim® is derived from “promoting the tandem” co-regulation of the body’s antioxidant enzymes including SOD and CAT. Protandim® and the related intellectual property are held by our wholly-owned subsidiary Lifeline Nutraceuticals Corporation.
          Oxidative stress results from the fact that we breathe air and utilize oxygen to generate energy. A small percentage of the oxygen we utilize generates toxic oxygen free radicals that damage the cells and tissues of the human body and consequently negatively impact our general health. Oxidative stress refers to the cellular and tissue damage caused by chemically reactive oxygen radicals formed as a natural consequence of cellular metabolism. These reactive oxygen species (ROS) and free radicals can be elevated under a wide variety of conditions, including radiation, UV light, smoking, excessive alcohol consumption, certain medical conditions such as neurodegenerative diseases and diabetes, and advancing age.
          Elevated ROS levels inflict structural damage to nucleic acid, lipid and carbohydrate and protein components of cells, thereby directly contributing to or exacerbating tissue dysfunction, disease, and age-related debilitation. Normally, cellular antioxidant enzymes serve to inactivate ROS and maintain their levels at those compatible with normal cell function. Important among these enzymes are SOD and CAT. However, the levels of these protective antioxidant enzymes decrease with age and also decrease in a number of disease conditions.
          SOD is the body’s most effective natural antioxidant. SOD works in conjunction with CAT, and under some circumstances, the balance may be important. A by-product of SOD’s potent antioxidant activity is hydrogen peroxide, a dangerous substance that needs to be subsequently converted into water and oxygen by CAT. Together, these two enzymes constitute the first line of defense and repair for the body. Scientists have long realized that increasing levels of SOD and CAT is the key to fighting oxidative stress, disease, and aging.
          The role of oxidative stress in the body is very significant, as illustrated by the following excerpts from a recent scientific journal article:
“Oxidative damage is, if not the key factor, certainly a major factor in Alzheimer Disease. As such, therapeutic modalities encompassing antioxidants may be an effective approach to the treatment of neurodegenerative diseases and delay the aging process.”
“...it is clear that oxidative damage is not simply a byproduct or end product of neuronal degenerative process but, more likely, the direct initiation factor in neurodegeneration.”
Alzheimer Disease (“AD”) affects “...4 million diseased persons in the United States and 18 million worldwide...” “AD affects 10-15% of individuals 65 years old and up, and up to 47% of individuals over the age of 80.”

“A wide range of major diseases closely related to free radical damage, such as cancer, heart/artery disease, essential hypertension, AD, cataracts, diabetes, Parkinson’s disease, arthritis and inflammatory disease, as well as aging itself, are now believed to be caused in part or entirely by free radical damage.”
Source: Prevention and treatment of Alzheimer Disease and Aging: Antioxidants, Quan Liu, Fang Xie, Raj Rolston, Paula I. Moreira, Akihiko Numomura, Xiongvie Zhu, Mark A. Smith and George Perry, Mini-Reviews in Medicinal Chemistry, 2007, Vol. 7, No. 2, 171-180.
Current SOD and CAT oral supplements can neither:
1.	be absorbed; nor

2.	Work in conjunction with each other in one safe, orally-available pill.
          Protandim® is a unique antioxidant therapy. The patented dietary supplement increases the body’s natural antioxidant protection by inducing the production of naturally occurring protective enzymes, including SOD and CAT. Oxidative stress occurs as a person ages, when subjected to environmental stresses, or as an associated factor in certain illnesses. Thiobarbituric acid-reacting substances (“TBARS”) are laboratory markers for oxidative stress in the body. Data from a scientific study, sponsored by LifeVantage, shows in men and women that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent. With continued use, the decrease was maintained at 120 days. For more information, please visit our website at www.protandim.com; however, information found on our website is not incorporated by reference into this Prospectus. Our web site address is included in this Prospectus as an inactive textual reference only.
Our Business Model
          The primary manufacturing, fulfillment, and shipping components of our business are outsourced to companies we believe possess a high degree of expertise. One advantage of outsourcing is a more direct correlation of the costs we incur to our level of product sales versus the relatively high fixed costs of building our own infrastructure to accomplish these same tasks. Another advantage of this structure is to minimize our commitment of resources to human capital required to manage these operational components successfully. Outsourcing also provides additional capacity without significant advance notice and often at an incremental price lower than the unit prices for the base service.
          Manufacturing. We retained The Chemins Company of Colorado Springs, Colorado (“Chemins”) to produce Protandim® under a contract manufacturing agreement dated February 2004 and amended January 17, 2005. We paid Chemins a deposit of $1,190,000 in Third Quarter of fiscal year 2005 to procure sufficient raw materials to manufacture one million bottles of Protandim®, to acquire packing and shipping materials and to commence the manufacturing and packaging process for 500,000 bottles of Protandim®. The deposit with Chemins is reduced as product is sold. As of June 30, 2006, the Company’s deposit with Chemins was $555,301 and as of June 30, 2007, the deposit was $388,791.
          Chemins delivers product to us based on our purchase orders. Through June 30, 2007, Chemins had shipped or delivered approximately 361,000 bottles of Protandim® to our fulfillment center and retail distributors. As of June 30, 2007, an additional 139,000 bottles remain to be shipped from the initial 500,000-bottle order.
          Through June 30, 2007, we have paid Chemins approximately $2,115,000 for the above delivered bottles, which includes the deposit for the purchase of raw materials and packaging materials for a total of one million bottles of Protandim®. An additional and approximate $485,000 will be paid to Chemins for the manufacturing and packaging of the remaining product.
          Chemins has significant experience in manufacturing dietary supplements. Its plant complies with the current good manufacturing practices (“cGMP”) for foods in general. On August 18, 2007, we were notified that Chemins was sold to NexGen Pharma/Anabolic Laboratories (“NexGen”), which has operations in California, Arizona and Missouri. NexGen, which follows strict cGMP regulations and is one of the leading contract manufacturers in the country, will continue to provide manufacturing services and expertise to the Company.
          Marketing. We market Protandim® through print advertising as well as electronic marketing efforts. In June 2005, the Company and Protandim® were discussed on a nationally-televised news program. We also regularly train and educate customer service representatives to correctly and appropriately represent the product to consumers. We have an internal sales/marketing group consisting of four full-time employees.
          Sales. Protandim® is sold direct to consumers through telephone and web site orders, and through retailers including General Nutrition Distribution, LP (“GNC”), CVS/pharmacy, Super Supplements, drugstore.com, Vitamin Shoppe, Vitamin Cottage, Akin’s Natural Foods Markets, and Chamberlin’s Natural Foods Markets. For retail customers, the Company analyzes its contracts to determine the appropriate treatment for its recognition of revenue on a customer by customer basis.

          In July 2005, the Company entered into an agreement with GNC for the sale of Protandim®. Among other terms of the agreement, sales are subject to a provision whereby the seller and buyer agree that all products shall be sold on a “sale or return” basis and product can be returned by GNC for a full refund. The GNC Vendor Handbook “pledges a 100-percent guarantee by GNC to the purchasers of its products and expects vendors to do the same”. In July 2006, the Company began the recognition of revenue under the agreement with GNC due to the accumulation of historical data. The Company recognizes revenue and its related costs when it obtains sufficient information to reasonably estimate the amount of future returns. Accordingly, since July 2006, the Company recognizes revenue associated with sales to GNC when the product is sold by the distributor with an allowance for future returns based on historical product return information. Prior to July 2006, all revenue and related costs from GNC were deferred.
          In July 2006, the Company entered into an agreement with CVS/pharmacy (“CVS”) for the sale of Protandim® throughout the CVS store network. Among the terms of the agreement, one-half of the payment for all orders is withheld by CVS until certain sell-through parameters are met. As of June 30, 2007, approximately $358,000 has been withheld by CVS. Since the Company does not have sufficient history with CVS to reasonably estimate the sell-through of Protandim® within the CVS store network, 50% of the revenue and related cost has been deferred under the agreement with CVS. The Company will recognize deferred revenue and related cost of sales under the agreement with CVS when it obtains sufficient sell-through information to reasonably estimate the amount of future returns. The Company has entered into discussions with CVS for the return of a portion of the unsold Protandim® inventory at CVS.
          We accept orders for our product through the Company’s product website and an internal customer service department utilizing a toll-free number. The website and customer service department direct shipping orders to United Parcel Service (“UPS”), our fulfillment center, where orders are filled and shipped either by UPS or by United States Postal Service (“USPS”). UPS offers package tracking by toll-free number or online so that our customers or our customer service department can determine the disposition of a shipment of our product that did not make it to the customer.
          We offer a toll-free number to our customers to order product or ask questions. Our customer service representatives answer customer calls and place orders in the Company’s web order processing system. The customer service representatives receive extensive training and are particularly adept at “up-selling” customers our auto-ship purchasing option, which is attractive to us as our this option allows us to realize recurring revenue on a monthly basis.
          It is our desire to serve our customers directly concerning sales orders and issues or questions they may have with our product. Our customer service representatives are available to respond to our customers’ needs, answer questions, track packages, provide refunds, and process sales orders.
          The operational backbone of the Company is our web order processing system, Heavy Metal - Business Software for e-Commerce, which we developed with the services of Make-A-Store, Inc. (“MAS”). The MAS system we have developed accepts and authorizes credit card submissions for both online sales order requests as well as telephone order sales. Upon authorization, the MAS system interacts with the operational system at UPS, notifying the fulfillment center of sales shipping needs. The operational system at UPS responds to MAS when the shipment of the product has occurred, allowing MAS to “capture” the cost of the shipment from the customer’s credit card. MAS is maintained on an array of servers, with load balancers, firewalls, and database server backups at MAS’ secure hosted facility. This facility provides a full-service, managed hosting environment with approximately 30,000 square feet of total space, redundant uninterruptible power supply systems, generator backup, VESPA detection systems, closed circuit monitoring of all areas and entrances, card key access, 24 hour manned security, redundant a/c systems, and multi-redundant fiber optic access to the internet.
          We began generating revenues from the sale of Protandim® during the last six months of fiscal 2005. For the fiscal years ended June 30, 2005, 2006 and 2007, we generated revenues of $2,353,795, $7,165,819 and $5,050,988 respectively. We commenced sales of Protandim® in February 2005. For the fiscal year ended June 30, 2005, we incurred a net loss of $5,822,397; for the fiscal year ended July 30, 2006, we incurred a let loss of $2,734,501; and for the fiscal year ended June 30, 2007, we incurred a net loss of $3,693,578. We have expended in excess of $20,700,000 in research and development activities and overhead expenses since the incorporation of Lifeline Nutraceuticals in July 2003.
Research and Development
          The majority of our time, effort, and financial resources have been dedicated toward the continuing research and development of our intellectual property and the development of Protandim®. As of July 10, 2007, the United States Patent and Trademark Office (“USPTO”) granted a patent to the Protandim® formula. In our fiscal year ended June 30, 2005, we spent about $37,933 in company-sponsored research and development, and subsequently spent $114,163 and $245,561 in fiscal years 2006 and 2007, respectively. Several research and development projects involving Protandim® are currently ongoing with several institutions including the University of Colorado at Denver Health Science Center (UCDHSC).

The U.S. Dietary Supplement Market
          According to the Nutrition Business Journal, the U.S. supplement market was estimated to be over $22 billion in 2006 as reflected in the following charts:
Source Nutrition Business Journal
www.nutritionbusiness.com
Nutrition Industry:
Major Product Segment

	2005 ($Mil)	2006 ($Mil)	06 growth

Supplements	21,316	22,460	5.4%
Natural & Organic Food	20,840	23,602	13.3%
Functional Foods	28,500	31,400	10.2%
Natural & Organic Personal Care, Household Goods	6,556	7,490	14.2%

Nutrition Industry	77,212	84,952	10.0%

Source: Nutrition Business Journal, June/July, 2006
We believe that the growth in the supplement market is driven by a number of factors, including:
•	increased awareness of the health benefits of dietary supplements;

•	a trend toward preventive health care;

•	an increase in the number of older Americans; and

•	health care consumers’ interest in managing their own health needs.

Target Market
          In April 2007, we analyzed the Protandim® direct customer base to profile our customers. As a result of this study, we found that the Protandim® direct customers tend to be college educated, 45 to 74 years old, have a household income of over $75,000, own a home, reside in the coastal areas, and have a net worth of over $250,000.
          This profile is very similar to the Protandim® target market: the health and wellness or core wellness market segment. This segment fits the profile of the baby boomer market, but it is more specifically focused on those that care about their health and have a tendency and the means to do something about it, and includes some people that are older and younger than the baby boomers.
          Just under 11,000 Americans turn 50 every day, and Americans now expect longer life-spans and a better quality of life. Americans over the age of 50 represent over $525 billion per year in direct healthcare spending. These individuals are time crunched, creating high expectations for convenience, balance, and control.
          Women in the core wellness segment tend to be proactive about their health, and do things to lower health risks and prevent disease. They also tend to be engaged in a healthy, active lifestyle, consume organic or natural foods, are positively pre-disposed to and/or are currently taking natural supplements, and they are more in tune with their body and do not wait until they get sick before they adjust any aspect of their lifestyle. Men are also part of this group and men’s attitude toward aging is rapidly changing. In the past men were content to let the aging process happen, but now men are showing a greater willingness to be proactive about maintaining good health.
Pricing
          LifeVantage has established the direct sale price of Protandim® at $49.95 for a month’s supply of thirty caplets. Price discounts are sometimes used for monthly auto-ship options and other promotions. Products sold through the retail channels are sold to retailers at a discount.
Competition
          Although we believe that Protandim® reflects a unique product in the nutraceutical industry, there are a number of potential Protandim® competitors.
          Vitamin C, vitamin E, Coenzyme Q-10, and other sources of exogenous antioxidants are often considered competitors of Protandim®. We do not consider these substances to be competitors because they are oxygen radical scavengers and are not enzymatic, meaning they do not work within the cells of the human body. Our research indicates that Protandim® generates intra-cellular antioxidants, such as SOD and CAT, within the cells of the body. Oxygen is consumed by the mitochondria, which is where oxidative stress is at its worst. We believe that the body’s internal antioxidant enzymes, produced at homeostatic levels, provide a better defense against oxidative stress than exogenous sources of antioxidants.
          There are many companies performing research into antioxidants, and these companies are intensely competitive. At least one entity is currently marketing a direct competitor to Protandim®, and it is highly likely that one or more additional entities will develop, purchase or license from a third party, competitive products along the lines of our focus. Thus, we expect that we will be subject to significant competition that will intensify as these markets develop.
          Many of our actual and potential competitors have longer operating histories and possess greater name recognition, larger customer bases, and significantly greater financial, technical, and marketing resources than we do. As the dietary supplement industry grows and changes, retailers may align themselves with larger suppliers who may be more financially stable, market a broad portfolio of products or offer better customer service. Competition with companies of this nature could materially adversely affect our business, operating results, or financial condition.
Product Liability and Other Insurance
          We have product liability insurance coverage for Protandim® that we believe is adequate to protect us. We have also obtained commercial property and liability coverage, as well as directors’ and officers’ liability insurance.
Intellectual Property, Patents, and Royalty Agreements
          Protandim® is a proprietary, patented dietary supplement formulation for enhancing antioxidant enzymes including SOD and CAT. The patent and patent applications protecting this formulation are held by our wholly-owned subsidiary, Lifeline Nutraceuticals.

          We use commercially reasonable efforts to protect our intellectual property and license rights through patent protection, trade secrets, and contractual protections, and intend to continue to develop a strong brand identity in the Protandim® mark. Although we do not currently license our intellectual property to any third parties, we may choose to provide such licensing arrangements in the future to provide a potential new revenue source.
          Our intellectual property is covered, in part, by one U.S. patent No. U.S. 7,241,461 issued on July 10, 2007 and two U.S. utility patent applications on file with the U.S. Patent and Trademark Office. A PCT International Patent Application is also on file. The patent and these patent applications claim the benefit of priority of seven U.S. provisional patent applications and are directed to compositions, methods, and methods of manufacture. The earliest filing date for this family of patent applications is March 23, 2004. The term of the granted patent is through March 23, 2025. The expected term of the outstanding patent applications is through March 23, 2025 assuming there are no term extensions.
          PROTANDIM® is a registered trademark in the United States, Canada and Taiwan. We have applied for protection of the PROTANDIM® trademark in Japan, South Korea, China, and European Community. We do not know with reasonable certainty the timing of the final grant or denial of the applications for registration of the PROTANDIM® mark in these other countries.
          We have applied for the trademark LIFEVANTAGE in the United States, Canada and through the World Intellectual Property Organization (WIPO). We have registered the mark LIFEVANTAGE through WIPO in Australia, China, Japan and Korea.
Governmental Approval and Regulations
          The formulation, manufacturing, packaging, labeling, and advertising of Protandim® are subject to regulation by federal agencies, including the Food and Drug Administration (“FDA”), the Federal Trade Commission (“FTC”), and also by various state and local agencies. Although the Company is not currently required to obtain FDA or FTC approval to sell Protandim®, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act (“FFDCA”), which includes the Dietary Supplement Health and Education Act (“DSHEA”), primarily regulates the formulation, manufacturing, packaging, and labeling of the product, while the FTC primarily regulates the advertising and marketing of the product.
          Protandim® is marketed as a “dietary supplement” as defined in the DSHEA. The DSHEA is intended to promote access to safe, quality dietary supplements, and information about dietary supplements. The U.S. Congress has amended the FFDCA several times with respect to dietary supplements, in particular by the DSHEA. In 1994, the DSHEA established a new framework governing the composition and labeling of dietary supplements. With respect to composition, the DSHEA defined “dietary supplements” as including vitamins, minerals, herbs, other botanicals, amino acids, and other dietary substances for human use to supplement the diet, as well as concentrates, constituents, extracts, or combinations of such dietary ingredients. Under the DSHEA, a dietary supplement that contains a “new dietary ingredient” (defined as a dietary ingredient not marketed in the United States before October 15, 1994) must have a history of human use or other evidence of safety establishing that it is “reasonably expected” by the manufacturer to be safe prior to marketing the product. The manufacturer of a dietary supplement must notify the FDA at least 75 days before marketing products containing new dietary ingredients and provide the FDA with the information upon which the manufacturer based its conclusion that the product has a reasonable expectation of safety. The FDA may not accept the evidence of safety for any new dietary ingredient, and the FDA’s refusal to accept such evidence could prevent the marketing of such dietary ingredients.
FDA Regulations Applicable to the Formulation, Manufacturing, Packaging, and Labeling of Protandim®
          The DSHEA permits statements of nutritional support to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient may affect the structure, function, or general well-being of the body or the mechanism of action by which dietary ingredients affect the foregoing. Such statements may not state that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease unless such claim has been reviewed and approved by the FDA, either as a “health claim” or as a claim for an approved drug. A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. The FDA may determine that a particular statement of nutritional support that a company wants to use is an illegal claim for an unapproved new drug or an unauthorized version of a health claim. Such a determination might prevent a company from making the claim.
          The DSHEA also permits certain third-party literature, for example a reprint of a peer-reviewed scientific publication, to be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. However, such literature must not be false or misleading, the literature may not promote a particular manufacturer, or brand of dietary supplement and it must include a balanced view of the available scientific information on the subject matter, among other requirements. While we exercise care in the dissemination of all such third party literature in connection with Protandim®, we cannot assure you that all third party literature would be found by the FDA to satisfy all of these requirements. If we fail to satisfy any of these applicable requirements, the FDA could prevent the use of certain literature and subject Protandim® to regulation as an unapproved new drug. We could also be subject to adverse actions by other third parties.

          We are subject to the risk that the FDA may take enforcement action against us for one or more violations of the FFDCA. We have to comply with the FFDCA, including the DSHEA, and all applicable FDA regulations. Any allegations of non-compliance may result in time-consuming and expensive defense of our activities. An enforcement action could include a warning letter that informs us of alleged violations, such as selling a misbranded product, an adulterated product, or an unapproved new drug. Although we would be entitled to take corrective action in response to any such warning letter, the fact that a warning letter had been issued to us from the FDA would be made available to the public. That information could affect our relationships with our investors, vendors, and consumers. The FDA could also initiate many additional types of enforcement actions that would be far more detrimental to our business than the issuance of a warning letter, including actions for product seizure, inspection, and/or criminal prosecution. Because we are not required to submit all product labeling to the FDA before we sell our dietary supplement, we cannot give any assurance that FDA enforcement action will not occur.
FTC Regulations Applicable to the Advertising and Marketing of Protandim®
          Advertising and marketing of products is subject to regulation by the FTC under the Federal Trade Commission Act (“FTC Act”). Section 5 of the FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTC Act provides that disseminating any false advertisement pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all express and implied product claims before the claims are made. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products. The FTC routinely reviews advertising and websites to identify significant questionable advertising claims and practices, and competitors often inform the FTC when they believe other competitors are violating the FTC Act. If the FTC initiates an investigation to determine the support for a claim, the FTC can initiate pre-complaint discovery that may be nonpublic in nature. Such an investigation may (i) be very expensive to defend, (ii) be lengthy, and (iii) result in one or more adverse rulings by a court, administrative law judge, or in a publicly disclosed consent decree.
          Our telemarketing activities must comply with the FTC’s Telemarketing Sales Rule, 16 CFR Part 310, and additional telemarketing and marketing statutes and regulations of the FTC and of various states. Because these activities, in general, are in the public eye and because it may be difficult to ensure compliance with these laws and regulations by the individuals who actually make and receive such calls, there is a risk that we could be the subject of investigation and other enforcement activities that may be brought by the FTC and state agencies. We regularly train and educate telemarketing representatives to correctly and appropriately represent our product.
          In addition to federal regulation in the U. S., each state has enacted its own “Little FTC Act” to regulate sales and advertising and each state has enacted its own food and drug laws. We may receive requests to supply information regarding our sales or advertising to state regulatory agencies. We remain subject to the risk that, in one or more of our present or future markets, our products, sales, and advertising could be found not to be in compliance with applicable laws and regulations. If we fail to comply with these laws and regulations, it could have a material adverse effect on our business in a particular market or in general. In addition, these laws and regulations could affect our ability to enter new markets.
The Bioterrorism Act
          In June 2002, Congress enacted the Public Health Security and Bioterrorism Preparedness and Response Act of 2002 (the “Bioterrorism Act”). The Bioterrorism Act contained new requirements with regard to the sale and importation of food products in the United States:
1.	Mandatory registration with the FDA of all food manufacturers.

2.	Prior notice to regulators of inbound food shipments.

3.	Recordkeeping requirements, and grant of access to the FDA of applicable records.

4.	Grant of detention authority to the FDA of food products in certain circumstances.
          Under the record keeping requirements, LifeVantage is considered to be a “nontransporter” of Protandim® and must maintain certain records required of nontransporters. We are in the process of ensuring that we keep all appropriate records required by the Bioterrorism Act.
Potential FDA and Other Regulation
          We could become subject to additional laws or regulations administered by the FDA, FTC, or by other federal, state, or local regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as the DSHEA, or to more stringent interpretations of current laws or regulations. For example, the FDA is currently developing guidance for the industry to clarify the FDA’s interpretation of the new dietary ingredient notification requirements, which may raise new and significant regulatory barriers for new dietary ingredients. Increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as illegal under the FFDCA because of the failure to file a new dietary ingredient notification.
          In addition, the FDA has issued final rules for current good manufacturing practices (“cGMP”) regulations for the dietary supplement industry. The final cGMPs require quality control provisions that are similar to cGMPs for drugs and over-the-counter products. Our contract manufacturer, NexGen, is a medium sized company. Medium sized companies have been granted two years to comply with the new cGMP requirements. NexGen is on track to meet the requirements for dietary supplements within the two year period.
Employees
          As of June 30, 2007, we had thirteen employees, including two officers, twelve full-time employees, and one part time employee, all of whom are leased through Administaff. We outsource our manufacturing and distribution operations to minimize the number of employees we have. We may in the future hire additional employees for marketing, customer service and accounting.
PROPERTY
Corporate Office
          In August 2005, we entered a 36-month lease for our current executive offices in Greenwood Village, Colorado. Pursuant to the agreement, we paid a $35,688 prepayment of rent for 5,736 square feet. Monthly rent payments are as follows: $9,560 from December 2005 through July 2006; $9,799 from August 2006 through July 2007; and $10,038 from August 2007 through July 2008. We also tendered a $30,144 refundable security deposit, provided we do not breach the covenants set forth in the lease.
Warehouse Facility
          We have a warehouse facility agreement with UPS, pursuant to which we lease warehouse space in their climate-controlled warehouse in Denver, Colorado pursuant to a renewable agreement with the initial term ending in December 2007.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
          The statements contained in this report that are not purely historical are forward-looking statements. “Forward-looking statements” include statements regarding our expectations, hopes, intentions, or strategies regarding the future. Forward-looking statements include: statements regarding future products or product development; statements regarding future selling, general and administrative costs and research and development spending, and our product development strategy; statements regarding future capital expenditures and financing requirements; and similar forward looking statements. It is important to note that our actual results could differ materially from those in such forward-looking statements.
Overview
          This management’s discussion and analysis discusses the financial condition and results of operations of LifeVantage and its wholly-owned subsidiary, Lifeline Nutraceuticals Corporation (“Lifeline Nutraceuticals”).
          At present, we have only a single product, Protandim®. We developed Protandim®, a proprietary blend of ingredients that has (through studies on animals and humans) demonstrated the ability to enhance antioxidant enzymes including Superoxide Dismutase (“SOD”) in brain, liver, and blood, the primary battlefields for oxidative stress. Protandim® is designed to induce the human body to produce more of its own catalytic antioxidants, and to decrease the process of lipid peroxidation, an indicator of oxidative stress. Each component of Protandim® was selected for its ability to meet these criteria. Low, safe doses of each component help prevent unwanted additional effects that might be associated with one or another of the components, none of which have been seen with the formulation.
          We sell Protandim® directly to individuals as well as to retail stores. We began significant sales of Protandim® in the fourth quarter ended June 30, 2005. In June 2005, the Company and Protandim® were discussed on a nationally televised news program, which led to a substantial increase in sales. Since June 2005, sales of Protandim® have declined on a monthly basis as we have not received continuing similar national exposure. Protandim® sales totaled $5,050,988 for the fiscal year ended June 30, 2007.

          Our research efforts to date have been focused on investigating various aspects and consequences of the imbalance of oxidants and antioxidants, an abnormality which is a central underlying feature in many disorders. We intend to continue our research, development, and documentation of the efficacy of Protandim® to provide credibility to the market. We also anticipate undertaking research, development, testing, and licensing efforts to be able to introduce additional products in the future, although we cannot offer any assurance that we will be successful in this endeavor.
          The primary manufacturing, fulfillment, and shipping components of our business are outsourced to companies we believe possess a high degree of expertise. Through outsourcing we hope to achieve a more direct correlation between the costs we incur and our level of product sales, versus the relatively high fixed costs of building our own infrastructure to accomplish these same tasks. Outsourcing also helps to minimize our commitment of resources to human capital required to manage these operational components successfully. Outsourcing also provides additional capacity without significant advance notice and often at an incremental price lower than the unit prices for the base service.
          Our expenditures during fiscal years ended 2007 and 2006 consisted primarily of marketing expenses, operating expenses, payroll and professional fees, customer service, research and development and product manufacturing for the marketing and sale of Protandim®.
          In January 2007, we began a turn-around strategy to reduce our cash drain by cutting spending and lowering our operational expenses to a more appropriate level. This effort has been successful in slowing down the cash drain of the Company.
          An additional part of this turnaround strategy has been to reduce the rapid and consistent erosion of our direct sales, which has continued since our direct sales first began in the Fourth Quarter of fiscal year ended June 30, 2005. Through several new promotions and new customer service retention and recapture programs, we expect to reduce direct sales erosion experienced during fiscal 2007.
          We also began to focus on building the sales and re-establishing positive sales momentum. In this regard, we hired a director of e-commerce in May 2007 to build the e-business, and we have taken steps that we believe will help to increase sales, including the following: the addition of natural products retailers, entering the direct response TV market and sports market representation. In addition to these sales initiatives, we also are working on developing and improving investor relations.
Recent Developments
2007 Private Placement
          In September 2007, we commenced a private placement offering and raised an aggregate of $1,490,000 through the issuance of units each consisting of a Convertible Debenture with a principal amount of $10,000 and a warrant to purchase 50,000 shares of common stock at $0.30 per share (the “Offering”). Aspenwood Capital acted as our placement agent in the Offering. The Convertible Debentures bear interest at 8% per annum, have a term of three years, and are convertible into the Company’s Common Stock during their term at $.20 per share and at maturity at the lower of $0.20 per share or the average trading price for the 10 days immediately prior to the maturity date.
Offer to Re-Price 2005 Private Placement Warrants
          Effective June 28, 2007, we offered to reprice warrants to purchase 6,001,866 shares of our common stock issued to investors pursuant to our 2005 private placement offering. These warrants were originally exercisable at $2.00 and $2.50 per share by the warrant holder and may be repriced to be exercisable at $0.30 per share upon the execution of a warrant amendment by the Company and the warrant holder. As of November 30, 2007, holders of warrants to purchase 2,893,674 shares of our common stock issued in the private placement offering have executed a warrant amendment, and warrants to purchase 2,893,674 shares of our common stock have been repriced to be exercisable at $.30 per share. As of November 30, 2007, warrants to purchase 35,000 shares of our common stock have been exercised at $0.30 per share.
Departure of Chief Executive Officer
          Effective August 31, 2007, James J. Krejci’s positions as Chief Executive Officer and as Vice Chairman and a member of our Board of Directors terminated. The Company has begun a search for a new Chief Executive Officer, but has not identified Mr. Krejci’s replacement at this time.
The Chemins Company
          On August 18, 2007, we were notified that Chemins, the Company’s contract manufacturer, was sold to NexGen Pharma/Anabolic Laboratories (“NexGen”), which has operations in California, Arizona and Missouri. NexGen, which follows strict cGMP regulations and is one of the leading contract manufacturers in the country, will continue to provide manufacturing services and expertise to the Company. NexGen will continue to provide services under the terms of our existing agreement with Chemins.
Resignation of Chief Financial Officer
          Effective February 16, 2007, Gerald J. Houston resigned as our Chief Financial Officer and from the positions of Secretary and Treasurer. Mr. Houston provided the Board of Directors and the Company with consulting services through June 15, 2007.
Restatement
          On November 10, 2006, in response to comments raised by the Staff of the SEC concerning our registration statement filed on Form SB-2 and our valuation of goodwill and intangible assets on our financial statements, and to ensure that our financial reporting remains in accordance with Generally Accepted Accounting Principles, our Board of Directors concluded that it was appropriate to restate our annual report on Form 10-KSB for the fiscal year ended June 30, 2006. The restatement resulted in adjustments to certain amounts reported in our financial statements issued for the years ended June 30, 2006 and 2005. These adjustments affected the presentation and classification of amounts and costs relating to certain patents, goodwill, and additional paid-in capital on our balance sheet. In resolving the above items with the SEC, we also adopted a revenue recognition policy with respect to sales of our product to distributors that have a right of return. Pursuant to this policy, we utilize the sell-through amounts from the distributor to the consumer to recognize revenue for such sales, and apply an allowance for product returns.
Year ended June 30, 2007 Compared to the Year ended June 30, 2006
          Sales. We generated net sales of approximately $5,051,000 during the year ended June 30, 2007 and approximately $7,165,800 during the year ended June 30, 2006 from the sale of our product, Protandim®.
          In June 2005, the Company and Protandim® were discussed nationally on Primetime, which led to substantial fiscal year 2006 sales. Since June 2005, sales have declined on a monthly basis as the Company has not received similar national exposure. We sold approximately 118,000 units of Protandim® for the year ended June 30, 2007, and approximately 146,600 units in the year ended June 30, 2006.
          Gross Margin. Cost of sales were approximately $1,022,800 for the year ended June 30, 2007, and approximately $1,491,300 for the year ended June 30, 2006, resulting in a gross margin of approximately $4,028,200, or 80%, and approximately $5,674,500, or 79%, respectively. The slight increase in margin for the year ended June 30, 2007 is due to the recognition of slightly higher margin retail sales during the year.
          Operating Expenses. Total operating expenses for the fiscal year ended June 30, 2007 were approximately $7,685,100 as compared to operating expenses of approximately $8,543,500 for the fiscal year ended June 30, 2006. Operating expenses consist of marketing and customer service expenses, general and administrative expenses, research and development, and depreciation and amortization expenses. Cost containment programs initiated during fiscal year 2007 contributed toward the decrease in operating expenses.
          Marketing and Customer Service Expenses. Marketing and customer service expense decreased from approximately $4,259,700 in fiscal year 2006 to approximately $2,991,200 in fiscal year 2007. This decrease was due to cost containment programs and a more targeted approach to marketing and advertising.
          General and Administrative Expenses. Our general and administrative expense increased from approximately $3,904,400 in fiscal year 2006 to $4,355,800 in fiscal year 2007. The increase resulted primarily from the recognition of non-cash compensation expense from the issuance of options under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which was adopted during fiscal year 2007.
          Research and Development. Our research and development expenditures increased from approximately $114,200 in fiscal year 2006 to approximately $245,700 in fiscal year 2007 as a result of an increase in our research, development, and documentation of the efficacy of Protandim® for potential consumers.
          Depreciation and Amortization Expense. Depreciation and amortization expense decreased from approximately $265,300 in fiscal year 2006 to approximately $92,400 in fiscal year 2007. This decrease was due to the final amortization of a non-compete agreement during fiscal year 2006.
          Net Other Income and Expense. We recognized net other income of approximately $134,500 in fiscal year 2006 as compared to net other expense of approximately $36,700 in fiscal year 2007. This change is largely the result of the write down of assets related to the legacy shopping cart system during the year as the new shopping cart system was implemented.

          Net Loss. As a result of lower revenues and because of the recognition of additional stock related compensation pursuant to SFAS 123(R), our net loss of approximately $2,734,500 for the fiscal year ended June 30, 2006 increased to a net loss of approximately $3,693,600 for the fiscal year ended June 30, 2007.
Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2006
          Sales. We generated net sales from the sale of our product, Protandim®, of approximately $807,300 during the three months ended September 30, 2007 and approximately $2,075,500 during the three months ended September 30, 2006.
          The Company began to recognize revenue from its distributor sales, where right of return exited for product sold to the distributor, during the three months ended September 30, 2006. Prior to this, the Company deferred 100% of its distributor revenue where right of return existed. Approximately, $748,000 of the $2,075,500 of net sales during the three months ended September 30, 2006 related to revenue previously deferred in earlier periods.
          Gross Margin. Our gross profit percentage for the three month periods ended September 30, 2007 and 2006 was 78% and 82%, respectively. The decrease in margin is due to the recognition of higher margin distributor sales during the three months ended September 30, 2006, associated with the recognition of previously deferred distributor revenue.
          Operating Expenses. Total operating expenses for the fiscal three months ended September 30, 2007 were approximately $930,100 as compared to operating expenses of approximately $2,535,600 for the three months ended September 30, 2006. Operating expenses consist of marketing and customer service expenses, general and administrative expenses, research and development, and depreciation and amortization expenses. Cost containment programs initiated during fiscal year 2007 contributed toward the decrease in operating expenses.
          Marketing and Customer Service Expenses. Marketing and customer service expense decreased from approximately $1,032,800 in the three months ended September 30, 2006 to approximately $274,400 in the three months ended September 30, 2007. This decrease was due to cost containment programs and a more targeted approach to marketing and advertising.
          General and Administrative Expenses. Our general and administrative expense decreased from approximately $1,407,600 in the three months ended September 30, 2006 to approximately $425,500 in the three months ended September 30, 2007. The decrease is the result of lower stock related compensation and reductions in staff. During the three months ended September 30, 2007, stock related compensation was approximately $70,200 compared to approximately $523,900 during the three months ended September 30, 2006.
          Research and Development. Our research and development expenditures increased from $65,700 in the three months ended September 30, 2006 to approximately $190,600 in the three months ended September 30, 2007 as a result of additional research, development, and documentation of the efficacy of Protandim®.
          Depreciation and Amortization Expense. Depreciation and amortization expense increased from approximately $29,400 during the three months ended September 30, 2006 to approximately $39,500 in the three months ended September 30, 2007. This increase was due to the commencement of amortization of patent costs for the U.S. patent granted on July 10, 2007.
          Net Other Income and Expense. We recognized net other income of approximately $1,400 during the three months ended September 30, 2007 as compared to net other income of approximately $15,400 during the three months ended September 30, 2006. This change is largely the result of decreased interest income.
          Net Loss. As a result of the cost containment programs described above offset by lower first fiscal quarter 2008 revenue, the Company’s net loss was approximately $(298,700) for the three month period ended September 30, 2007 compared to net loss of approximately $(820,200) for the three month period ended September 30, 2006.
          Our ability to finance future operations will depend on our existing liquidity (discussed in more detail below) and, ultimately, on our ability to generate additional revenues and profits from operations. At this time, we believe that the Company has sufficient funds to operate our business at its current level through June 30, 2008. However, even if we generate revenues at increasing levels, the revenues generated may not be greater than the expenses we incur. Operating results will depend on several factors, including the selling price of the product, the number of units of product sold, the costs of manufacturing and distributing the product, the costs of marketing and advertising, and other costs, including corporate overhead, which we may incur.

Liquidity and Capital Resources
          Our primary liquidity and capital resource requirements are to finance the cost of our planned marketing efforts and the manufacture and sale of Protandim® and to pay our general and administrative expenses. Our primary source of liquidity is cash flow from the sales of our product.
          At June 30, 2007, our available liquidity was approximately $161,000, including available cash and cash equivalents and marketable securities. This represented a decrease of approximately $3,076,000 from the approximately $3,237,000 in cash, cash equivalents and marketable securities as of June 30, 2006. During the fiscal year ended June 30, 2007, our net cash used by operating activities was approximately $3,128,000 as compared to net cash used by operating activities of approximately $916,000 during the fiscal year ended June 30, 2006. The Company’s cash used by operating activities during the fiscal year ended June 30, 2007 increased primarily as a result of lower sales than in the same period during the prior fiscal year.
          At September 30, 2007, our available liquidity was approximately $1,142,900, including available cash and cash equivalents. This represented an increase of approximately $982,100 from the approximately $160,800 in cash and cash equivalents as of June 30, 2007. During the three months ended September 30, 2007, our net cash provided by operating activities was approximately $42,500 as compared to net cash used by operating activities of approximately $(1,092,200) during the three months ended September 30, 2006. The Company’s cash used by operating activities during the three month period ended September 30, 2007 decreased as a result of cost containment programs implemented during third and fourth quarters of fiscal 2007.
          During the fiscal year ended June 30, 2007, our net cash provided by investing activities was approximately $3,063,000, primarily due to the sale and redemption of available-for-sale marketable securities. During the fiscal year ended June 30, 2006, we used approximately $3,260,000 in investing activities, primarily due to the purchase of marketable securities available-for-sale.
          During the three months ended September 30, 2007, our net cash used by investing activities was approximately $27,200, due to the purchase of intangible assets. During the three months ended September 30, 2006, our net cash provided by investing activities was approximately $400,600, primarily due to the sale and redemption of marketable securities available-for-sale.
          Cash used by financing activities during the fiscal year ended June 30, 2007 was approximately $1,800, compared to approximately $1,200 during the fiscal year ended June 30, 2006. Cash used in financing activities during the fiscal years ended June 30, 2007 and June 30, 2006 was due to payments made under a capital lease obligation.
          Cash provided by financing activities during the three months ended September 30, 2007 was approximately $966,800, compared to approximately $607,000 during the three months ended September 30, 2006. Cash provided from financing activities during the three month period ended September 30, 2007 was due to proceeds from the 2007 private placement, whereas cash provided from financing activities during the three months ended September 30, 2006 was due to proceeds from margin debt.
          At June 30, 2007, we had working capital (current assets minus current liabilities) of approximately ($46,000), compared to working capital of approximately $2,254,000 at June 30, 2006. The decrease in working capital was due to cash used in operating activities and our significant operating losses we incurred.
          At September 30, 2007, we had working capital (current assets minus current liabilities) of approximately $704,300, compared to working capital of approximately $(46,200) at June 30, 2007. The increase in working capital was due to the proceeds received from the Offering described below.
          On September 26, 2007, the Company closed an offering of convertible debentures, which resulted in net proceeds received by the Company of approximately $956,000 (“Offering”). Based on the cost reduction initiatives that we have undertaken to conserve our cash resources and the net proceeds received by the Company on September 26, 2007, we currently anticipate that our cash resources will be sufficient to fund our anticipated working capital and capital expenditure needs through at least June 30, 2008.
          We base our spending in part on our expectations of future revenue levels from the sale of Protandim®. If our revenue for a particular period is lower than expected, we will take further steps to reduce our operating expenses accordingly. Through fiscal 2007, cash generated from operations was insufficient to satisfy our long-term liquidity requirements, which led us to seek additional financing. Additional financing may be dilutive to our existing shareholders. In an effort to conserve our cash resources, we initiated reductions in personnel, consulting fees, advertising, and other general and administrative expenses. These measures have reduced the scope of our planned operations during the later part of fiscal 2007 by reducing our advertising budget to promote Protandim®. By terminating our relationships with certain professional service organizations responsible for operations and marketing, and bringing these tasks in-house, we could experience adverse effects on our future financial performance.

          We plan to use the proceeds received from the Offering to expand marketing efforts, scientific studies, intellectual property protection and working capital in effort to grow direct to consumer and retail revenue. Our cash resources, however, may run out sooner than expected if our future revenue is lower than expected or our operating or other expenses are higher than expected. If we are unable to increase revenues as planned, we may be required to further reduce the scope of our planned operations, which could harm our business, financial condition and operating results.
Critical Accounting Policies
          We prepare our financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Our significant accounting policies are described in Note 2 to our financial statements. Certain of these significant accounting policies require us to make difficult, subjective, or complex judgments or estimates. We consider an accounting estimate to be critical if (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.
          There are other items within our financial statements that require estimation, but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements. Management has discussed the development and selection of these critical accounting estimates with our board of directors, and the audit committee has reviewed the foregoing disclosure.
Allowances for Product Returns
          We record allowances for product returns at the time we ship the product. We base these accruals on the historical return rate since the inception of our selling activities, and the specific historical return patterns of the product. Our return rate since the inception of selling activities is approximately 2% of sales.
          We offer a 30-day, money back unconditional guarantee to all customers. As of June 30, 2007, our June 2007 shipments of approximately $254,000 were subject to the money back guarantee. We replace returned product damaged during shipment wholly at our cost, which historically has been negligible.
          We monitor our return estimate on an ongoing basis and may revise the allowances to reflect our experience. Our allowance for product returns was $112,600 on June 30, 2007, compared with approximately $34,400 on June 30, 2006. To date, product expiration dates have not played any role in product returns, and we do not expect they will in the future because it is unlikely that we will ship product with an expiration date earlier than the latest allowable product return date.
Inventory Valuation
          We state inventories at the lower of cost or market on a first-in first-out basis. We maintain a reserve for inventory obsolescence and we base this reserve on assumptions about current and future product demand, inventory whose shelf life has expired, and market conditions. We may be required to make additional reserves in the event there is a change in any of these variables. We recorded no reserves for obsolete inventory as of June 30, 2007 because our product and raw materials have a shelf life of at least 3 years based upon testing performed quarterly in an accelerated aging chamber at our manufacturer’s facility.
Revenue Recognition
          We ship the majority of our product by United Parcel Service (“UPS”) and receive payment for those shipments in the form of credit card charges. Our return policy is to provide a 30-day money back guarantee on orders placed by customers. After 30 days, we do not refund customers for returned product. We have experienced monthly returns approximating 2% of sales. Sales revenue and estimated returns are recorded when the merchandise is shipped because performance by us is considered met when shipped by UPS.
          We entered into an agreement with GNC for the sale of Protandim® beginning in July 2005, pursuant to which GNC has the right to return any and all product shipped to them, at any time, for any reason. In July 2006, the Company began the recognition of revenue under the agreement with GNC due to the accumulation of historical sell-through and return data. The Company recognizes revenue and its related costs when it obtains sufficient information to reasonably estimate the amount of future returns. Accordingly, the Company recognizes revenue associated with sales to GNC when the product is sold by the distributor with an allowance for future returns based on historical product return information. Prior to July 2006, all revenue and related costs from GNC were deferred.

               In July 2006, Lifevantage entered into an agreement with CVS/pharmacy (“CVS”) for the sale of Protandim® throughout the CVS store network. Among the terms of the agreement, one-half of the payment for all orders is withheld by CVS until certain sell-through parameters are met. Since inception of the agreement, CVS has withheld approximately $358,000. Since the Company does not have sufficient history with CVS to reasonably estimate the sell-through of Protandim® within the CVS store network, 50% of the revenue and related cost under the agreement with CVS has been deferred. The Company will recognize deferred revenue and related cost of sales under the agreement with CVS when it obtains sufficient sell-through information to reasonably estimate the amount of future returns. The Company has entered into discussions with CVS for the return of a portion of the unsold Protandim® inventory at CVS.
          During the fiscal year ended June 30, 2007, the Company commenced sales of Protandim® to several specialty retailers. Revenue is recognized according to the terms of each individual agreement. Where the right of return exists beyond 30 days, revenue and related cost of sales is deferred until sufficient sell-through information is received to reasonably estimate the amount of future returns.
          The table below shows the effect of the change in the Company’s deferred revenue and expense by quarter through fiscal year ended June 30, 2007:

	Deferred	Deferred
	Revenue	Expense
Deferred revenue and expense as of June 30, 2006	$1,144,950	$152,677

Recognition of revenue from FY2006 deferred sales	(748,230)	(98,268)

Additions to deferred revenue / expense for the three months ended September 30, 2006	678,960	101,627

Recognition of revenue due to retail sell-through in the three months ended September 30, 2006	(199,020)	(30,118)

Deferred revenue and expense as of September 30, 2006	$876,660	$25,918

Additions to deferred revenue / expense for the three months ended December 31, 2006	126,653	19,381

Recognition of revenue due to retail sell-through in the three months ended December 31, 2006	(221,910)	(33,529)

Deferred revenue / expenses as of December 31, 2006	$781,403	$111,770

Additions to deferred revenue / expense for the three months ended March 31, 2007	208,395	31,564

Recognition of revenue due to retail sell-through in the three months ended March 31, 2007	(186,840)	(28,523)

Deferred revenue / expenses as of March 31, 2007	$802,958	$114,811

Additions to deferred revenue / expense for the three months ended June 30, 2007	156,352	24,978

Recognition of revenue due to retail sell-through in the three months ended June 30, 2007	(141,060)	(21,982)

Deferred revenue / expenses as of June 30, 2007	$818,250	$117,807

Intangible Assets — Patent Costs
          We review the carrying value of our patent costs periodically to determine whether the patents have continuing value.

Stock-Based Compensation
          We use the fair value approach to account for stock-based compensation in accordance with the modified version of prospective application as prescribed by SFAS 123(R).
Research and Development Costs
          We have expensed all of our payments related to research and development activities.
Recently Issued Accounting Standards
          In September 2006, Statement of Financial Accounting Standard (“SFAS”) 158, “Employers’ Accounting for Defined Benefit Pensions and Other Post-Retirement Plans” (“SFAS 158”), was issued by the Financial Accounting Standards Board (“FASB”) and is effective for financial statements for fiscal years ending after December 15, 2006. SFAS 158 improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. SFAS 158 also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement or financial position, with limited exceptions. We anticipate that SFAS 158 will not have a material impact on our financial statements.
          In February 2007, SFAS 159, “ The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”), was issued by the FASB and is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is expected to expand the use of fair value measurement, which is consistent with our Board’s long-term measurement objectives for accounting for financial instruments. We anticipate that SFAS 159 will not have a material impact on our financial statements.
          Financial Accounting Standards Board Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes, is effective for tax years beginning after December 15, 2006. FIN 48 addresses the recognition and measurement of income tax positions using a “more-likely-than-not” (“MLTN”) threshold, meaning there must be a more than 50% likelihood that a tax position taken would be sustained, if challenged and considered by the highest court in the relevant jurisdiction.
          We have reviewed other recently issued, but not yet effective, accounting pronouncements and do not believe any such pronouncements will have a material impact on our financial statements.
DIRECTORS AND EXECUTIVE OFFICERS
          The following information is furnished with respect to each of the director nominees elected at the 2007 Annual Meeting of Shareholders:

Name	Age	Occupation/Position with Company

Dr. James D. Crapo	65	Chairman of the Board
Mr. Jack R. Thompson	58	Director, Chairman of Audit Committee
Dr. Joe M. McCord	62	Director
          DR. JAMES D. CRAPO — age 65 — Dr. Crapo has been a member of our Board of Directors since April 2005. Dr. Crapo has nearly 30 years of experience in the health and science field. He has been a Professor at National Jewish Medical and Research Center since June 1996 and served as Executive Vice President of Academic Affairs and Chairman of Medicine from June 1996-2004. National Jewish is a private institution in immunology and allergic diseases. Dr. Crapo also served as Chief Executive Officer of Aeolus Pharmaceuticals, Inc. from July 2004 until December 2004. He was the first scientist to extend Dr. Fridovich’s and Dr. Joe McCord’s (a member of the Board of Directors and a Director of Science for Lifeline) original discovery of superoxide dismutase, a natural antioxidant (referred to as “SOD”) to mammalian models of disease. Prior to joining National Jewish, Dr. Crapo spent over 15 years as the Chief of the Pulmonary and Critical Care Medicine Division at Duke University Medical Center. He is involved in a number of professional societies, including service on the NHLBI Advisory Council and serving as President of the American Thoracic Society and President of the Fleischner Society.
          MR. JACK R. THOMPSON — age 58 — Jack R. Thompson was elected to the Board of Directors of the Company on September 18, 2007 and as Chairman of the Audit Committee on September 26, 2007. Mr. Thompson, who currently serves as an Independent

Director and Chairman of the Audit Committee of Sparx Asia Funds and serves a an Independent Director and Member of the Investment Committee of Russell Funds, brings 35 years of financial and operational expertise to the Board of Directors. Mr. Thompson was previously President, CEO and Director of Berger Financial Group. Prior to this, Mr. Thompson was President and Director of Janus Service Corporation and Senior Vice President and Trustee of Janus Funds.
          DR. JOE M. MCCORD — age 62 — Dr. McCord has been a member of our Board of Directors since February 2006 and the Director of Science from April 2004 to October 2007. Dr. McCord together with Dr. Irwin Fridovich discovered SOD in 1969. For this work, Drs. McCord and Fridovich received the Elliot Cresson Medal of the Franklin Institute. Dr. McCord currently serves as Professor of Medicine, Biochemistry, and Microbiology at the University of Colorado at Denver and Health Sciences Center (UCDHSC). Dr. McCord received a lifetime achievement award from the Oxygen Society for outstanding contributions to the field of free radical biology and medicine in 1997. He is Honorary President of the International Society of Antioxidants in Nutrition and Health (ISANH). He chaired the Third International Conference on Superoxide Dismutases: Recent Advances and Clinical Applications, held at the Institut Pasteur in Paris in 2004, as well as earlier conferences in the series. Dr. McCord has published articles in a number of scientific journals, including the New England Journal of Medicine.
Independence of Board of Directors and Committees
          Even though we are not a listed issuer and our shares are not traded on an exchange, in order to determine whether the members of our Board of Directors are independent, the SEC rules require that we use the definition of “independence” of a national securities exchange (like the New York Stock Exchange or the NASDAQ Stock Market) or national securities association when making this determination. In determining the independence of the members of our Board of Directors, our Board of Directors elected to use the definition of independence contained in NASDAQ Stock Market (“NASDAQ”) listing requirements. As required under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board of Directors consults with the Company’s counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ as in effect time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board of Directors affirmatively has determined that Dr. Crapo and Mr. Thompson are independent directors within the meaning of the applicable NASDAQ listing standards. Mr. John Van Heuvelen, who resigned from the Board of Directors on August 25, 2007, was also independent. Mr. James Krejci, the Company’s former President and Chief Executive Officer, who resigned from the Board of Directors on August 31, 2007, was not independent.
          Our Board of Directors has determined that each of Mr. Jack R. Thompson and Dr. James D. Crapo qualify as “independent” members of the audit committee and that Dr. James D. Crapo qualifies as an “independent” member of the nominating committee. Dr. McCord, the other member of our nominating committee, is not independent.
Compensation of Directors

					Nonqualified
				Non-equity	deferred
	Fees earned or paid			incentive plan	compensation	All other
	in cash	Stock awards	Option awards	compensation	earnings	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Dr. James D. Crapo(1)	$15,000	—	$56,375	—	—	—	$71,375
H. Leigh Severance(2)	$15,000	—	$83,290	—	—	—	$98,290
Javier W. Baz(3)	$15,000	—	—	$19,697	—	—	$34,697
James J. Krejci(4)	$15,000	—	$109,765	—	—	—	$124,765
William L. Lister(5)	$15,000	—	$41,646	—	—	—	$56,646
John B. Van Heuvelen(6)	$15,000	—	$66,355	—	—	—	$81,355
Dr. Larry Gold(7)	$7,500	—	$3,168	—	—	—	$10,668
Dr. Joe McCord (8)	—	—	$15,497	—	—	—	$15,497

1.	Options to purchase 120,000 shares of the Company’s common stock were granted to Dr. Crapo during the year ended June 30, 2007. Options to purchase a total of 144,000 shares of common stock were outstanding as of June 30, 2007. The amount recognized for option awards is the amount recognized for financial statement reporting purposes during fiscal 2007 under Statement of Financial Accounting Standards 123(R), (“SFAS 123(R)”).

2.	During fiscal 2007, Mr. Severance held options to purchase 60,000 shares of the Company’s common stock. Pursuant to the terms of the option agreement, vested options totaling 55,000 expired 90 days after Mr. Severance’s December 13, 2006 resignation from the board of directors, or March 13, 2007. The amount recognized for option awards is the amount recognized for financial statement reporting purposes during fiscal 2007 under SFAS 123(R).

3.	As of June 30, 2007, Mr. Baz held compensation based warrants to purchase 120,000 shares of the Company’s common stock. These warrants were granted outside our 2007 Long-Term Incentive Plan. The amount recognized for non equity incentive plan compensation is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).

4.	During fiscal 2007, Mr. Krejci held options to purchase 66,000 shares of the Company’s common stock for his service as a director. Pursuant to the terms of the option agreement, Mr. Krejci’s vested option to purchase 66,000 shares of common stock expired 90 days after Mr. Krejci’s termination date,or November 29, 2007. The amount recognized for option awards is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).

5.	During fiscal 2007, Mr. Lister held options to purchase 30,000 shares of the Company’s common stock for his services as a director. Pursuant to the terms of the option agreement, Mr. Lister’s vested option totaling 27,500 expired 90 days after Mr. Lister’s December 22, 2006 departure as director of the Company or March 22, 2007. The amount recognized for option awards is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).

6.	During fiscal 2007, options to purchase 120,000 shares of the Company’s common stock were granted to Mr. Van Heuvelen. Options to purchase 150,000 shares of common stock were outstanding as of June 30, 2007. Through August 25, 2007, the date of Mr. Van Heuvelen’s resignation, 100,000 of the total 150,000 options outstanding had vested. Pursuant to the terms of the option agreement, Mr. Van Heuvelen’s vested option totaling 100,000 will expire 90 days after Mr. Van Heuvelen’s August 25, 2007 resignation from the board of directors or November 23, 2007. The amount recognized for option awards is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).

7.	During fiscal 2007, options to purchase 50,000 shares of the Company’s common stock were granted to Dr. Gold. Pursuant to the terms of the option agreement, Dr. Gold’s option to purchase 50,000 shares of common stock expired 90 days after Dr. Gold’s resignation from the board of directors, which was on December 20, 2006. The amount recognized for option awards is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).

8.	Dr. Joe McCord was not compensated in cash as a director during fiscal year ended June 30, 2007. During fiscal 2007, Dr. McCord was granted options to purchase 260,408 shares of the Company’s common stock. The amount recognized for option awards is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).
          Cash Compensation. Effective as of November 20, 2006, by board resolution, our policy regarding cash compensation of our Board of Directors changed. Currently, the Company does not compensate its Board of Directors with cash compensation. However, we reimburse our directors for business and travel related expenses directly related to Company business.
     The director option grants described above were made pursuant to our 2007 Long-Term Incentive Plan.
Information Concerning Our Executive Officers
     The following table sets forth the names, ages and titles of our executive officers.

Name	Age	Position

Gene R. Copeland	64	Interim Chief Operating Officer
Bradford K. Amman	45	Director of Finance, Secretary and Treasurer
          Each officer serves at the discretion of our Board of Directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

          Set forth below is a description of the background of the persons named above.
          Bradford K. Amman Mr. Amman joined the Company in June 2006. Prior to joining the Company, he provided financial consulting services to a unique client base, including Lifevantage Corporation. Mr. Amman was the Treasurer and Vice President of Finance and Administration for SKYDEX Technologies, Inc. and has served in various senior level financial and accounting roles within the manufacturing and telecom industries. Mr. Amman received his B.S. in Accounting from the University of Denver and his M.B.A. from the University of Notre Dame.
          Gene R. Copeland Mr. Copeland became Interim COO of the Company in September 2007. In addition to accepting the position of the Company’s Interim COO, he serves as a Partner in Bolder Venture Partners and Managing Director of Copeland Consulting Group, Inc. He previously served as Managing Director of Transition Partners, Ltd. and as an Interim Executive and Analyst for Opus Capital. Prior to these positions, he served as President of Building Technologies Industries, Inc., a public company with $160 million in revenue, 1,300 employees with manufacturing plants in nine states. He served as COO and Management Advisor for Amrion Corporation, a manufacturer and marketer of nutraceutical dietary supplements and vitamins. He has also served as an interim executive in many public companies where he was responsible for managing all operational aspects of a business for and with corporate founders, Board of Directors, investors, and/or absentee owners. He has guided many business turnarounds, workouts and reorganizations by providing on-site operational management in highly leveraged and/or troubled working capital environments. He has directed all aspects of corporate strategy, financial restructuring, organizational planning, merger and acquisition activity. He received a B.S. from Purdue University’s Krannert School of Industrial Management with an Option in Mechanical Engineering.
EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
     The following table shows for the fiscal years ended June 30, 2006 and June 30, 2007, compensation awarded or paid to, or earned by, our Chief Executive Officer, any other person serving as our Chief Executive Officer during the last fiscal year, our Director of Finance and our two other most highly compensated officers required by the rules of the SEC to be included therein (the “named executive officers”):
Summary Compensation Table

						Nonequity	Nonqualified
						incentive	deferred
				Stock	Option	plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)	($)	($)	($)	($)	($)		($)
James J. Krejci,	2007	97,481	—	—	159,322	—	—	—		256,803
Former Chief Executive Officer (1)	2006	—	—	—	—	—	—	—		—
Bradford K. Amman,	2007	133,583	4,000	—	20,588	—	—	—		158,171
Director of Finance (2)	2006	5,833	—	—	—	—	—	—		5,833
Stephen K. Onody,	2007	224,717	42,000	—	464,948	—	—	6,746	(4)	738,411
Former Chief Executive Officer (3)	2006	166,564	42,000	—	—	—	—	13,221	(4)	221,785
Gerald J. Houston,	2007	212,043	28,500	—	78,960	—	—	—		319,503
Former Chief Financial Officer (5)	2006	95,000	28,500	—	—	—	—	25,000	(6)	148,500
Gene R. Copeland,	2007	—	—	—	—	—	—	—		—
Interim Chief Operating Officer (7)	2006	—	—	—	—	—	—	—		—

1.	Pursuant to his services as CEO, Mr. Krejci was granted an option to purchase 1,000,000 shares of the Company’s common stock on December 21, 2006. Mr. Krejci’s employment as Chief Executive Officer was terminated on August 31, 2007, and according to the terms of his option agreement, his vested options to purchase 250,000 shares of common stock expired 90 days after Mr. Krejci’s termination date, or November 29, 2007. Mr. Krejci’s unvested options expired when he left the Company. The option award was calculated using the Black-Scholes method pursuant to Statement of Financial Accounting Standards 123(R) (“SFAS 123(R)”).

2.	Mr. Amman joined the Company on June 15, 2006. He was granted an option to purchase 120,000 shares of the Company’s common stock on September 26, 2006 at an exercise price of $0.76 per share. On January 16, 2007, Mr. Amman was granted an option to purchase 26,571 shares at an exercised price of $0.49 per share in exchange for a reduction in salary. The option award was calculated using the Black-Scholes method pursuant to SFAS 123(R).

3.	Mr. Onody joined the Company as Chief Executive Officer on November 28, 2005 and resigned from the Company on November 30, 2006. Pursuant to the terms of his employment agreement, Mr. Onody’s unvested options expired when he left the Company and his vested options expired 90 days after Mr. Onody left the Company. The amount recognized for option awards is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).

4.	For fiscal year end of June 30, 2007, other compensation consists of $1,325 for an annual life insurance premium and $5,421 for disability insurance premiums paid by the Company on behalf of Mr. Onody. Consists of $1,920 for an annual life insurance premium and $11,301 for disability insurance premiums paid by the Company on Mr. Onody’s behalf for fiscal year ended June 30, 2006.

5.	Mr. Houston joined the Company as Chief Financial Officer on January 4, 2006 and his compensation for 2006 is reported only from January 4, 2006 to year end. Mr. Houston resigned from the Company on February 16, 2007. Pursuant to the terms of his employment agreement, Mr. Houston’s non-vested options expired when he left the Company and his vested options expired 90 days after he left the Company. The amount recognized for option awards is the amount recognized for financial statement reporting during fiscal 2007 under SFAS 123(R).

6.	Consists of $25,000 of Mr. Houston’s relocation expenses that were reimbursed by us.

7.	Mr. Copeland was retained by the Company pursuant to a signed letter of intent with Bolder Venture Partners (“BVP”) effective September 28, 2007. During fiscal 2007, no compensation was due or paid to BVP or Mr. Copeland.
Outstanding Equity Awards at Fiscal Year End

	Option awards					Stock awards
									Equity Incentive
	Number of		Equity incentive					Equity incentive	plan awards: Market
	securities		plan awards:					plan awards: Number	or payout value of
	underlying	Number of	Number of securities				Market value of	of unearned shares,	unearned shares,
	unexercised	securities	underlying	Option		Number of shares or	shares of units of	units or other	units or others
	options	underlying	unexercised	exercise	Option	units of stock that	stock that have not	rights that have	rights that have
	(#)	unexercised options	unearned options	price	expiration	have not vested	vested	not vested	not vested
Name	exercisable	(#) unexercisable	(#)	($)	date	(#)	($)	(#)	($)
James J. Krejci	66,000	—	—	$3.37	2/1/09	—	—	—	—
Former CEO (1)	250,000	—	750,000	$0.61	12/21/16	—	—	—	—
Bradford K. Amman	30,000	—	90,000	$0.76	09/26/16	—	—	—	—
Treasurer & Secretary (2)	11,905	—	16,666	$0.49	01/16/17	—	—	—	—

1.	An option to purchase 1,000,000 shares of common stock was granted to Mr. Krejci on December 21, 2006 for which 250,000 vested immediately and the remaining 750,000 vest annually on the anniversary date of the grant over three years. The unvested 750,000 expired upon Mr. Krejci’s departure from the Company and the 250,000 vested options expired 90 days after Mr. Krejci’s departure, or November 29, 2007.

2.	An option to purchase 120,000 shares of common stock was granted to Mr. Amman on September 26, 2006 for which 1/36 vests monthly over three years. In effort to conserve the Company’s cash resources, an option to purchase 28,571 shares of common stock was granted to Mr. Amman on January 16, 2007 in exchange for a 10% salary reduction for one year. The options vest monthly over twelve months.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding the ownership of the Company’s common stock as of September 30, 2007 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) each person who is known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied by officers, directors and principal shareholders and filings made by shareholders with the SEC.
          Except as otherwise noted, the address for each person listed below is c/o Lifevantage Corporation, 6400 South Fiddler’s Green Circle, Suite 1970, Greenwood Village, Colorado 80111.
          The percentages of beneficial ownership set forth below are based on 22,268,034 shares of our common stock issued and outstanding as of September 30, 2007.

Name and Address of Beneficial of Owner (1)	Position	Number of Shares		Percentage of Class

Gene R. Copeland	Interim COO	—		-
Bradford K. Amman	Secretary and Treasurer	76,190	(5)	*
Dr. James D. Crapo	Chairman of the Board	734,000	(4)	3.3%
	of Directors
Dr. Joe M. McCord	Director	1,698,840	(2)	7.6%
Jack R. Thompson	Director	202,877	(3)	*
William J. Driscoll 5350 Moonlight Way Parker CO 80134-4535	—	2,128,716	(6)	9.6%
Paul R. Myhill	—	2,353,711	(7)	10.6%
3466 Willowrun Court Castle Rock CO 80109
Daniel W. Streets 22130 E. Costilla Drive Aurora, CO 80016	—	1,702,727	(8)	12.2%
All named executive officers and directors as a group (five persons)		2,711,907	(9)	12.2%

*	Less than one percent.

1	The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 1,073,834 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers.

2	Includes 1,606,800 shares of common stock and 92,040 shares which Dr. McCord has the right to acquire or will have the right to acquire within 60 days of September 30, 2007 pursuant to an option to purchase shares of our common stock at $0.49 per share.

3.	Includes 100,959 shares held of record by Mr. Thompson, 50,959 shares underlying Bridge Warrants exercisable at $0.30 per share purchased in the Company’s 2005 private placement offering and 50,959 shares underlying unit Warrants exercisable at $0.30 per share purchased in the Company’s 2005 private placement offering.
4	Includes 25,000 shares underlying Unit Warrants exercisable at $0.30 per share purchased by Dr. Crapo and his wife as tenants in common in the Company’s 2005 private placement offering. In addition, this amount includes 125,000 shares owned by Dr. Crapo and his wife as tenants in common and 450,000 shares held in Dr. Crapo’s Individual Retirement Account. Also includes shares which Dr. Crapo has the right to acquire or will have the right to acquire pursuant to an option to purchase 24,000 shares of our common stock for $3.37 per share and 110,000 shares for which he has a right to acquire within 60 days of September 30, 2007 at an exercise price of $0.49.
5	Includes shares which Mr. Amman has the right to acquire or will have the right to acquire within 60 days of September 30, 2007 pursuant to an option to purchase 50,000 shares at $0.76 per share and 26,190 shares at $0.49 per share
6	Includes 593,450 shares held by Mr. Driscoll, 714,096 held jointly by Mr. Driscoll and his wife, 983,450 shares held in trust and 1,295,721 shares held directly by Mr. Driscoll’s wife. Does not include 158,821 shares held by Mr. Driscoll’s adult sons and daughter-in-law. Pursuant to a voting agreement and irrevocable proxy with us dated July 1, 2005, Mr. Driscoll agreed, among other things, to vote his shares of common stock as directed by our Chairman of the Board of Directors until July 1, 2015.
7	Includes 400,000 shares held in trust with Mr. Myhill as trustee and 874,945 shares held by Mr. Myhill’s wife. Pursuant to a voting agreement and irrevocable proxy with us dated February 9, 2006, Mr. Myhill and his wife agreed, among other things, to vote their shares of common stock as directed by our Chairman of the Board of Directors until February 7, 2016.
8	Includes 54,661 shares held by Mr. Streets directly, 600,000 shares held in a grantor retained annuity trust with Mr. Streets as trustee, 1,004,250 shares held by Mr. Streets’ wife and 43,816 shares held in his wife’s Individual Retirement Account. Does not include 204,250 held by Equity First Holdings, LLC (“Equity First”) pursuant to a pledge of such shares to Equity First.
9    See notes (2) through (5) above.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Bolder Venture Partners Consulting Agreement
          We entered into a consulting arrangement with Bolder Venture Partners (“BVP”) under a signed letter of intent dated September 28, 2007, pursuant to which Gene Copeland will serve as our interim Chief Operating Officer. Mr. Copeland will develop and implement a direct to consumer marketing program, provide general marketing advice and evaluate our current overhead expenses. Further, Mr. Copeland will direct the search for our President and Chief Executive Officer. We may also work with other BVP associates to accomplish these objectives. In exchange for these consulting services, we will pay a monthly, non-refundable retainer of $15,000 per month to BVP. After the first five months of the arrangement, or following the successful hiring of a President and Chief Executive Officer, whichever occurs first, the monthly retainer to BVP will be reduced to $7,500 per month. We will also pay to BVP a monthly incentive fee equal to 10% of the amount of monthly revenue increase above our current monthly revenue. We will also be required to reimburse BVP for costs and expenses incurred by BVP pursuant to the arrangement, including lodging expenses for Mr. Copeland, who is not a resident of the Denver metro area. We will grant to BVP a warrant to purchase 1,200,000 shares of our common stock at $0.30 per share for five years. BVP has the same registration rights as those granted to participants in the Offering. The warrant will vest in monthly increments through September 2008 as well as upon the achievement of certain performance milestones by BVP. The initial term of the consulting arrangement is one year.
Steven K. Onody Agreement
          Steven Onody was our former Chief Executive Officer. For a period of twenty-four months after the termination of his employment, or until November 30, 2008, Mr. Onody has agreed not to compete with us in the nutraceutical business through the manufacture or distribution of antioxidant pills or other products that compete with the products we manufacture or distribute as of the last day Mr. Onody was employed by us. Mr. Onody’s non-competition obligations apply in any area in the world where we conduct our business. In addition, during this time, Mr. Onody has agreed not to solicit our employees, customers or suppliers.

Gerald J. Houston Agreement
          Gerald Houston was our former Chief Financial Officer. For a period of twenty-four months after the termination of his employment, or until February 16, 2009, Mr. Houston has agreed not to compete with us in the nutraceutical business through the manufacture or distribution of antioxidant pills or other products that compete with the products we manufacture or distribute as of the last day Mr. Houston was employed by us. Mr. Houston’s non-competition obligations apply in any area of the world where we conduct our business. In addition, during this time, Mr. Houston has agreed not to solicit our employees, customers or suppliers.
Myhill Consulting Agreement
          On February 9, 2006, we entered into a consulting agreement with Paul Myhill. Pursuant to the consulting agreement, Mr. Myhill agreed not to compete with us in the nutraceutical business or engage in the manufacture or distribution of antioxidant pills or other competitive products, and agreed to certain restrictions on his ability to solicit any of our employees, customers and suppliers, for a period of three years. Mr. Myhill also agreed not to disclose our trade secrets and confidential information at any time. The parties agreed to mutual releases from claims they may have against each other as of the date of the agreement. The term of the agreement ended on August 9, 2006, although the noncompetition, nonsolicitation and nondisclosure provisions and the mutual releases survive the termination.
Myhill Voting Agreement
          Mr. Myhill and his wife have agreed, pursuant to a voting agreement and irrevocable proxy dated February 9, 2006, to grant to the Chairman of our Board of Directors an irrevocable proxy to vote their shares of common stock at every meeting of the shareholders and on every action by written consent of the shareholders, until February 7, 2016.
Dr. Larry Gold Consulting Agreement
          Dr. Larry Gold, a former director of the Company, entered into a consulting agreement with us on February 1, 2006, pursuant to which he served on our Scientific Advisory Board. Under the terms of the agreement, Dr. Gold has agreed not to disclose our trade secrets and confidential information at any time, and has agreed to certain restrictions on his ability to solicit any of our customers or employees for a period of 12 months after termination of the agreement, which occurred on December 20, 2006. Dr. Gold was granted options to purchase a total of 158,000 shares of common stock, all of which have expired as they have not been exercised in the requisite time period according to the terms of the agreement.
Driscoll Voting Agreement
          Bill Driscoll, our former Chief Executive Officer, has agreed, pursuant to a voting agreement and irrevocable proxy dated July 1, 2005, to grant to the Chairman of our Board of Directors an irrevocable proxy to vote his shares of common stock at every meeting of the shareholders and on every action by written consent of the shareholders, until July 1, 2015.
DESCRIPTION OF SECURITIES
          Our authorized capital stock consists of 250,000,000 shares of common stock. We also have 50,000,000 shares authorized of preferred stock with a $0.001 par value. None of the preferred stock is issued and outstanding and we have no plans to issue any shares of preferred stock.
Description of Common Stock
          Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of the stockholders. The shares of common stock have no conversion rights or redemption provisions and include no preemptive rights or other rights to subscribe for additional securities. Cumulative voting is not available to the holders of common stock.
          In the event of liquidation, dissolution or winding up of Lifevantage, holders of the common stock would be entitled to receive, on a pro-rata basis, all of our assets remaining after satisfaction of all capital preferences and liabilities. Subject to preferences that may be applicable to any shares of preferred stock then outstanding, the holders of common stock will be entitled to receive such dividends, if any, as may be declared by the board of directors from time to time out of legally available funds and to share pro rata in any distribution to the shareholders, including any distribution upon liquidation.

Description of Preferred Stock
          Our Articles of Incorporation also vest the board of directors with full authority to divide the class of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. These preferences may include, among other things:
•	the number of preferred shares to constitute such series and the distinctive designations thereof;

•	the rate and preference of dividends (if any), the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;

•	whether preferred shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

•	the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation;

•	sinking fund or other provisions, if any, for redemption or purchase of preferred stock;

•	the terms and conditions by which preferred stock may be converted, if the Preferred stock of any series are issued with the privilege of conversion; and

•	voting rights, if any.
          We have not created any series of preferred stock and we have no plans to do so.
Anti-Takeover Effects of Provisions of Our Charter Documents
          The following paragraphs summarize certain provisions of our Amended and Restated Articles of Incorporation, or Amended Articles, and our Amended and Restated Bylaws, or Amended Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended Charter and Amended Bylaws, copies of which are on file with the Commission as exhibits to reports previously filed by us. See “Additional Information.”
          Our Amended Charter and Amended Bylaws contain provisions that, together with the ownership position of our officers, directors and their affiliates, could discourage potential takeover attempts and make it more difficult for shareholders to change management, which could adversely affect the market price of our common stock.
          Our Amended Charter limits the personal liability of our directors and officers to the fullest extent permitted by law. The inclusion of this provision in our Amended Charter may reduce the likelihood of derivative litigation against our directors and may discourage or deter shareholders or management from bringing a lawsuit against our directors for breach of their duty of care.
          Our Amended Charter and Amended Bylaws provide that special meetings of shareholders can be called only by our board of directors, our chief executive officer or holders of shares representing not less than one tenth of the shares entitled to vote at the meeting.
          Our Amended Charter prohibits us from engaging in any business combination with any interested shareholder for three years following the date that such shareholder became an interested shareholder, unless:
•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested shareholder.
          Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested shareholder. An interested shareholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested shareholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that this provision may discourage attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information and Holders
          Prior to October 5, 2004, our common stock was traded on the OTC Bulletin Board under the symbol “YAAK”. From October 5, 2004 to February 1, 2007, our common stock was traded on the OTC Bulletin Board under the symbol “LFLT”. Since February 2, 2007, our common stock was traded on the OTC Bulletin Board in the United States under the symbol “LFVN”.
          The table below sets forth for the fiscal quarters indicated the reported high and low sale prices of our common stock, as reported on the OTC Bulletin Board. These prices were reported by an online service, reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our fiscal year-end is June 30.

	2007		2006
	High	Low	High	Low
First Quarter	$1.40	$0.69	$11.75	$4.30

Second Quarter	$0.87	$0.44	$5.75	$1.72

Third Quarter	$0.61	$0.19	$5.95	$1.80

Fourth Quarter	$0.36	$0.16	$2.71	$0.46
Holders of Common Equity
          Our common stock is issued in registered form and the following information is taken from the records of our transfer agent, Computershare Trust Company, Inc. located in Golden, Colorado. As of November 30, 2007, we had 336 shareholders on record and 22,303,034 shares of common stock outstanding. This does not include an unknown number of persons who hold shares through brokers and dealers in street name and who are not listed on our shareholder records.
Dividends
          We have not declared any dividends on any class of our equity securities since incorporation and we do not anticipate that we will declare any dividends in the foreseeable future. Our present policy is to retain future earnings (if any) for use in our operations and the expansion of our business.
Securities Authorized for Issuance under Equity Compensation Plans

	(a) Number of		(c) Number of securities
	Securities To be	(b) Weighted-	remaining available for future
	issued upon exercise of	average exercise price of	issuance under equity compensation
	Of outstanding options,	outstanding options,	Plans (excluding securities
Plan Category	warrants and rights	Warrants and rights	Reflected in column (a)
Equity compensation plans approved by security holders	6,000,000	$1.66	1,765,679
Equity compensation plans not approved by security holders	1,679,516	$2.01	0

Total	7,679,516	$1.89	1,765,679

Consultant Warrants. We granted compensation-based warrants to various consultants for services rendered to the Company during the fiscal year ended June 30, 2007. As of June 30, 2007, compensation-based warrants to purchase 1,679,516 shares of the Company’s common stock were outstanding.

FINANCIAL STATEMENTS
See the Condensed Consolidated Financial Statements beginning on page F-1, “Index to Consolidated Financial Statements.”
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
          Neither our Amended and Restated Articles of Incorporation nor our Amended and Restated Bylaws contain provisions that obligate us to indemnify our officers, directors, employees, agents, or others for violations under the Securities Act. However, our Amended and Restated Bylaws do require us to indemnify directors and officers to the fullest extent permitted by Colorado law. We also are required to indemnify certain of the selling security holders and related persons against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted or required to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
EXPERTS
          The consolidated balance sheets of Lifevantage Corporation as of June 30, 2007 and June 30, 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the years ended June 30, 2007 and 2006 have been audited by Gordon, Hughes & Banks, LLP, our independent registered public accounting firm, as set forth in their report thereon.
LEGAL MATTERS
          The validity of securities being offered hereby will be passed upon by Kendall, Koenig & Oelsner PC, Denver, Colorado.
ADDITIONAL INFORMATION
          We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered pursuant to this Prospectus. This Prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this Prospectus, please refer to the registration statement and to the exhibits filed with it.
          The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

LIFEVANTAGE CORPORATION

Unaudited Interim Financial Statements
LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2007 and June 30, 2007

	(Unaudited)	(Audited)
	September	June 30,
	30, 2007	2007

ASSETS
Current assets
Cash and cash equivalents	$1,142,857	$160,760
Accounts receivable, net	404,654	398,463
Inventory	22,708	27,834
Deferred expenses	114,253	117,807
Deposit with manufacturer	360,768	388,791
Prepaid expenses	72,552	60,175

Total current assets	2,117,792	1,153,830

Property and equipment, net	94,469	108,915
Intangible assets, net	2,314,132	2,311,110
Deferred offering costs, net	185,937	—
Deposits	340,440	340,440

TOTAL ASSETS	$5,052,770	$3,914,295

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$211,397	$148,699
Accrued expenses	403,416	230,811
Deferred revenue	796,290	818,250
Capital lease obligations, current portion	2,387	2,301

Total current liabilities	1,413,490	1,200,061

Long-term liabilities
Capital lease obligations, net of current portion	215	846
Convertible debt	138,565	—

Total liabilities	1,552,270	1,200,907

Stockholders’ equity
Common stock -par value $.001, 250,000,000 shares authorized; and 22,303,034 and 22,268,034 issued and outstanding as of September 30, 2007 and June 30, 2007 respectively	22,303	22,268
Additional paid-in capital	16,480,818	15,395,037
Accumulated (deficit)	(13,002,621)	(12,703,917)

Total stockholders’ equity	3,500,500	2,713,388

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,052,770	$3,914,295

The accompanying notes are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended
	September 30,
	2007	2006

Sales, net	$807,324	$2,075,482

Cost of sales	177,303	375,552

Gross profit	630,021	1,699,930

Operating expenses:
Marketing and customer service	274,448	1,032,815
General and administrative	425,540	1,407,626
Research and development	190,630	65,683
Depreciation and amortization	39,491	29,432

Total operating expenses	930,109	2,535,556

Operating (loss)	(300,088)	(835,626)

Other income and (expense):
Interest income (expense)	1,384	15,418

Net other income (expense)	1,384	15,418

Net income (loss)	$(298,704)	$(820,208)

Net income (loss) per share, basic and diluted	$(0.01)	$(0.04)

Weighted average shares outstanding, basic and fully diluted	22,303,034	22,118,034

The accompanying notes are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended September 30,
	2007	2006

Cash Flows from Operating Activities:
Net income (loss)	$(298,704)	$(820,208)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Depreciation and amortization	39,491	29,432
Stock based compensation to employees	2,723	6,836
Stock based compensation to non-employees	67,487	517,074
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(6,191)	(282,708)
Decrease/(increase) in inventory	5,126	(46,968)
Decrease in deposits to manufacturer	28,023	84,884
(Increase) in prepaid expenses	(12,376)	(268,035)
(Increase) in other assets	—	(8,819)
Increase in accounts payable	62,698	31,304
Increase/(decrease) in accrued expenses	172,605	(93,472)
(Decrease) in deferred revenue	(21,960)	(268,290)
Decrease in deferred expenses	3,554	26,759

Net Cash (Used) by Operating Activities	42,476	(1,092,211)

Cash Flows from Investing Activities:
Redemption of marketable securities	—	476,531
Purchase of intangible assets	(27,095)	(37,370)
Purchase of equipment	(122)	(38,520)

Net Cash (Used)/ Provided by Investing Activities	(27,217)	400,641

Cash Flows from Financing Activities:
Proceeds from margin debt	—	767,378
Repayment on margin debt	—	(159,891)
Capitalized interest expense	1,075	—
Principal payments under capital lease obligation	(544)	(469)
Issuance of common stock	10,500	—
Private placement fees	(119,193)	—
Proceeds from private placement of convertible debentures	1,075,000	—

Net Cash Provided by Financing Activities	966,838	607,018

Increase/(Decrease) in Cash and Cash Equivalents:	982,097	(84,552)
Cash and Cash Equivalents — beginning of period	160,760	228,112

Cash and Cash Equivalents — end of period	$1,142,857	$143,560

Non Cash Investing and Financing Activities:
Warrants issued for private placement fees for convertible debentures	$67,596	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$—	$—
Cash paid for income taxes	$—	$—
The accompanying notes are an integral part of these condensed consolidated statements.

LIFEVANTAGE CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(UNAUDITED)
          These unaudited Condensed Consolidated Financial Statements and Notes should be read in conjunction with the audited financial statements and notes of LifeVantage Corporation as of and for the year ended June 30, 2007 included in our Annual Report on Form 10-KSB.
Note 1 — Organization and Basis of Presentation:
          The condensed consolidated financial statements included herein have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of the management of Lifevantage Corporation (“LifeVantage” or the “Company”), these interim Financial Statements include all adjustments, consisting of normal recurring adjustments, that are considered necessary for a fair presentation of the Company’s financial position as of September 30, 2007, and the results of operations for the three month periods ended September 30, 2007 and 2006 and the cash flows for the three month periods ended September 30, 2007 and 2006. Interim results are not necessarily indicative of results for a full year or for any future period. Certain prior period amounts have been reclassified to conform to our current period presentation.
          The condensed consolidated financial statements and notes included herein are presented as required by Form 10-QSB, and do not contain certain information included in the Company’s audited financial statements and notes for the fiscal year ended June 30, 2007 pursuant to the rules and regulations of the SEC. For further information, refer to the financial statements and notes thereto as of and for the year ended June 30, 2007, restated as discussed below and included in the Annual Report on Form 10-KSB on file with the SEC.
          Effective September 26, 2007, the Company closed an offering of debentures convertible into the Company’s common stock. The net proceeds received by the Company of approximately $956,000 will be used to expand marketing efforts, scientific studies, intellectual property protection, as well as to provide the Company with additional working capital. The funding significantly improves the Company’s liquidity position from June 30, 2007 levels and allows the Company to pursue plans for generating additional revenue while containing cash outflow. There can be no assurance, however, that revenue generation and cost containment measures will result in positive cash flow.
Note 2 — Summary of Significant Accounting Policies:
Consolidation
          The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary Lifeline Nutraceuticals Corporation (“LNC”). All inter-company accounts and transactions between the entities have been eliminated in consolidation.
Use of Estimates
          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements. Actual results could differ from those estimates.
Revenue Recognition
          The Company ships the majority of its product sales directly to the consumer via United Parcel Service (“UPS”) and receives substantially all payment for these sales in the form of credit card charges. Revenue from direct product sales to customers is recognized upon passage of title and risk of loss to customers when product is shipped from the fulfillment facility. Sales revenue and estimated returns are recorded when product is shipped. The Company’s return policy is to provide a 30-day money back guarantee on orders placed by customers. After 30 days, we do not refund direct customers for returned product. To date, the Company has experienced monthly returns of approximately 2% of sales. As of September 30, 2007 and 2006, the Company’s reserve balance for returns and allowances was approximately $129,000 and $65,000, respectively.
          For retail customers, the Company analyzes its contracts to determine the appropriate accounting treatment for its recognition of revenue on a customer by customer basis.
          In July 2005, we entered into an agreement with General Nutrition Distribution, LP (“GNC”) for the sale of Protandim®, pursuant to which GNC has the right to return any and all product shipped to them, at any time, for any reason. In July 2006, the Company began the recognition of revenue under the agreement with GNC due to the accumulation of historical sell-through and return data. The Company recognizes revenue and its related costs when it obtains sufficient information to reasonably estimate the amount of future returns. Accordingly, beginning July 1, 2006, the Company recognizes revenue associated with sales to GNC when the product is sold by the distributor with an allowance for future returns based on historical product return information. Prior to July 2006, all revenue and related costs from GNC were deferred.
          In July 2006, LifeVantage entered into an agreement with CVS/pharmacy (“CVS”) for the sale of Protandim® throughout the CVS store network. Among the terms of the agreement, one-half of the payment for all orders is withheld by CVS until certain sell-through parameters are met. Since inception of the agreement, CVS has withheld approximately $358,000. Since the Company does not have sufficient history with CVS to reasonably estimate the sell-through of Protandim® within the CVS store network, 50% of the revenue and related cost under the agreement with CVS has been deferred. The Company will recognize deferred revenue and related cost of sales under the agreement with CVS when it obtains sufficient sell-through information to reasonably estimate the amount of future returns.
The table below shows the effect of the change in the Company’s deferred revenue and expense for the three months ended September 2007:

	Deferred Revenue	Deferred Expense
Deferred revenue and expense as of June 30, 2007	$818,250	$117,807
Recognition of revenue in the three months ended September 30, 2007	(142,770)	(23,324)
Additions to deferred revenue / expense for the three months ended September 30, 2007	120,810	19,770

Deferred revenue and expense as of September 30, 2007	$796,290	$114,253
Accounts Receivable
          The Company’s accounts receivable primarily consists of receivables from retail distributors. Management reviews accounts receivable on a regular basis to determine if any receivables will potentially be uncollectible. The Company had two national retail distributors, GNC and CVS, and several regional natural products distributors as of September 30, 2007. The Company has created an allowance for doubtful accounts of approximately $55,000 based on aging of its retail accounts receivable.
          For credit card sales to direct sales customers, the Company verifies the customer’s credit card prior to shipment of product. Payment not yet received from credit card sales is treated as a receivable on the accompanying balance sheet. Based on the Company’s verification process and historical information available, management does not believe that there is justification for an allowance for doubtful accounts on credit card sales as of September 30, 2007. For direct sales, there is no bad debt expense for the three month period ended September 30, 2007.

Inventory
          Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company has capitalized payments to its contract manufacturer for the acquisition of raw materials and commencement of the manufacturing, bottling and labeling of the Company’s product. The contract with the manufacturer can be terminated by either party with 90 days written notice. As of September 30, 2007 and June 30, 2007, inventory consisted of:

	September 30, 2007	June 30, 2007
Finished goods	$10,749	$10,947
Packaging Supplies	11,959	16,887

Total inventory	$22,708	$27,834

Earnings per share
          Basic earnings (loss) per share are computed by dividing the net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are computed by dividing net income by the weighted average common shares and potentially dilutive common share equivalents. The effects of potential common share equivalents are not included in computations when their effect is antidilutive. Because of the net loss for the three month periods ended September 30, 2007 and 2006, the basic and diluted average outstanding shares are the same, since including the additional shares would have an antidilutive effect on the loss per share calculation.
Goodwill and Other Intangible Assets
          The Company has adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 establishes standards for accounting for goodwill and other intangibles acquired in business combinations. Goodwill and other intangibles with indefinite lives are not amortized.
          When the company purchased the remaining interest in the Company’s subsidiary, LNC, on March 10, 2005, the primary purpose was to secure the Company’s intellectual property, i.e. patents. As a result, the $2,000,000 purchase price was allocated to patent costs.
          In addition to the $2,000,000 cost of acquiring the remaining interest in LNC, the subsequent costs of applying for patents are also capitalized and, once the patent is granted, the costs are amortized on a straight-line basis over the lesser of the patent’s economic or legal life. Capitalized costs will be expensed if patents are not granted. The Company reviews the carrying value of its patent costs periodically to determine whether the patents have continuing value and such reviews could result in the conclusion that the recorded amounts have been impaired. As of September 30, 2007, one of the Company’s three U.S. Patent applications was granted on July 10, 2007 and the remaining patent applications were in process of approval. The Company began amortization of the granted patent during the quarter ended September 30, 2007.
          As of September 30, 2007 and June 30, 2007, intangible assets consisted of:

	September 30,	June 30,
	2007	2007
Patent costs	$2,225,979	$2,203,659
Trademark costs	112,225	107,451
Amortization of patents & trademarks	(24,072)	—

Intangible assets, net	$2,314,132	$2,311,110

Stock-Based Compensation
          The Company adopted the modified prospective application of SFAS 123(R), “Share-Based Payment” (“SFAS 123(R)”), for all options and warrants issued to employees and directors during the first quarter ended September 30, 2006.
          In an effort to advance the interests of the Company and its shareholders, the Company established its 2007 Long-Term Incentive Plan (the “Plan”) to provide incentives to certain eligible employees who contribute significantly to the strategic and long-term performance objectives and growth of the Company. The Plan was approved by shareholders during the November 21, 2006 shareholder meeting. Options to purchase 4,234,321 shares have been granted pursuant to the Plan to various employees, officers, directors and Scientific Advisory Board (“SAB”) members at prices between $0.19 and $3.47 per share, vesting over one to three-year periods. A maximum of 6,000,000 shares of common stock can be issued under the Plan in connection with the grant of awards. Expired awards will be added back to the plan in accordance with the terms of the award.
          Options granted prior to the adoption of the Plan were terminated and new options on substantially identical terms and provisions (i.e., identical number of underlying shares, exercise price, vesting schedule, and expiration date as the original options) were granted under the Plan. As no modifications to the terms and provisions of the previously granted options occurred, the Company accounted for the related compensation expense under SFAS 123(R) as it did prior to the effective date of the Plan.
          In certain circumstances, the Company issued common stock for invoiced services, to pay creditors and in other similar situations. In accordance with Emerging Issues Task Force 96-18 (“EITF 96-18”), payments in equity instruments to non-employees for goods or services are accounted for by the fair value method, which relies on the valuation of the service at the date of the transaction, or public stock sales price, whichever is more reliable as a measurement.
          Compensation expense was calculated using the fair value method during the three month periods ended September 30, 2007 and 2006 using the Black-Scholes option pricing model. No new compensation based warrants or options were granted during the three month period ended September 30, 2007. The following assumptions were used for options and warrants granted during the three month period ended September 30, 2006:
     1. risk-free interest rate of between 4.71 and 4.97 percent in the three month period ended September 30, 2006;
     2. dividend yield of -0- percent;
     3. expected life of 2 - 6 years in fiscal 2007; and
     4. a volatility factor of the expected market price of the Company’s common stock between 185 and 211 percent in the three month period ended September 30, 2006.
Derivative financial instruments
          We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.
          We analyze convertible debentures under the guidance provided by Emerging Issues Task Force (“EITF”) Issues EITF 00-19 and EITF 05-02 and review the appropriate classification under the provisions of SFAS 133 and EITF 00-19.
          We review the terms of convertible debt and equity instruments we issue to determine whether there are embedded derivative instruments, including the embedded conversion option, that are required to be bifurcated and accounted for separately as derivative instrument liabilities. Also, in connection with the sale of convertible debt and equity instruments, we may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. For option-based derivative financial instruments, we use the Black-Scholes option pricing model to value the derivative instruments.
          Certain instruments, including convertible debt and equity instruments and the freestanding warrants issued in connection with those convertible instruments, may be subject to registration rights agreements, which impose penalties for failure to register the underlying common stock by a defined date. These potential penalties are accounted for in accordance with FAS No. 5, Accounting for Contingencies.
          When the embedded conversion option in a convertible debt instrument is not required to be bifurcated and accounted for separately as a derivative instrument, we review the terms of the instrument to determine whether it is necessary to record a beneficial conversion feature, in accordance with EITF Issues 98-05 and 00-27. When the effective conversion rate of the instrument at the time it is issued is less than the fair value of the common stock into which it is convertible, we recognize a beneficial conversion feature, which is credited to equity and reduces the initial carrying value of the instrument.

          When convertible debt is initially recorded at less than its face value as a result of allocating some or all of the proceeds received in accordance with Accounting Principles Board (“APB”) Opinion No. 14, to derivative instrument liabilities, to a beneficial conversion feature or to other instruments, the discount from the face amount, together with the stated interest on the convertible debt, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.
Income Taxes
          Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), is effective for tax years beginning after December 15, 2006, and has accordingly been adopted by the Company for the three months ended September 30, 2007. FIN 48 addresses the recognition and measurement of income tax positions using a “more-likely-than-not” (“MLTN”) threshold, meaning there must be a more than 50% likelihood that a tax position taken would be sustained, if challenged and considered by the highest court in the relevant jurisdiction. FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements in accordance with SFAS No. 109. Upon the adoption of FIN 48, we had no unrecognized tax benefits. During the three months ended September 30, 2007, we recognized no adjustments for uncertain tax benefits.
          Deferred income tax assets are adjusted by a valuation allowance, if necessary, to recognize future benefits only to the extent, based on available evidence, it is more likely than not such benefits will be realized. We recognize interest and penalties, if any, related to uncertain tax positions in general and administrative expenses. No interest or penalties related to uncertain tax positions were accrued at September 30, 2007. We expect no material changes to unrecognized tax positions within the next twelve months. The adoption of FIN 48 has not had a material impact upon our financial statements.
Reclassification
          Certain prior period amounts have been reclassified to comply with current period presentation.
Effect of New Accounting Pronouncements
          We have reviewed other recently issued, but not yet effective, accounting pronouncements and do not believe any such pronouncements will have a material impact on our financial statements.
Note 3 —Accounting for Intellectual Property
          Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to guidance established in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. When an assessment for impairment of long-lived assets, long-lived assets to be disposed of, and certain identifiable intangibles related to those assets is performed, the Company is required to compare the net carrying value of long-lived assets on the lowest level at which cash flows can be determined on a consistent basis to the related estimates of future undiscounted net cash flows for such properties. If the net carrying value exceeds the net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value, generally equal to the future discounted net cash flow.
          The recurring losses experienced by the Company have resulted in management’s assessment of impairment with respect to the capitalized patent costs. Analysis generated for this assessment concluded that sales volumes, less the cost of manufacturing the product sold and less the marketing and sales cost of generating the revenues, support management’s conclusion that no impairment to the capitalized patent costs has occurred.
Note 4 — Convertible Debentures
          As of September 26, 2007, gross proceeds of $1,075,000 were distributed to the Company pursuant to a private placement offering of convertible debentures (the “Debentures”).

          The term of the Debentures is three years at an interest rate of 8% per annum. Upon the maturity date, all principal and interest will be paid in full or converted into common stock of the Company at a conversion price of the lower of $0.20 per share or the average trading price for the 10 days immediately prior to the maturity date. Holders of the Debentures may elect to convert the Debentures into common stock of the Company at $0.20 per share at any time following the closing date the offering, or September 26, 2007.
          Prior to conversion or repayment of the Debentures, if (i) the Company fails to remain subject to the reporting requirement under the Securities Exchange Act of 1934 for a period of at least 45 consecutive days, (ii) the Company fails to materially comply with the reporting requirements under the Exchange Act for a period of 45 consecutive days, (iii) the Company’s common stock is no longer quoted on the Over the Counter Bulletin Board or listed or quoted on a securities exchange, or (iv) a Change of Control is consummated, the Company will be required upon the election of the holder to redeem the Debentures in an amount equal to 150% of the principal amount of the convertible debenture plus any accrued or unpaid interest.
          The Company determined that the Debenture did not satisfy the definition of a conventional convertible instrument under the guidance provided in EITF 00-19 and EITF 05-02, as an anti-dilution provision reduces the conversion price dollar for dollar if the Company issues common stock with a price lower than the conversion price of the Debentures. However, the Company has reviewed the requirements of EITF 00-19 and concluded that, the embedded conversion option in the Debenture qualifies for equity classification under EITF 00-19, and thus, is not required to be bifurcated from the host contract. The Company also determined that the warrants issued qualify for equity classification under the provisions of SFAS 133 and EITF 00-19.
          The Company has reviewed the terms of the Convertible Debentures to determine whether there are embedded derivative instruments, other than the conversion option, that may be required to be bifurcated and accounted for separately as derivative instrument liabilities. Certain events of default associated with the Convertible Debentures, including the holder’s right to demand redemption in certain circumstances, have risks and rewards that are not clearly and closely associated with the risks and rewards of the debt instruments in which they are embedded. We have reviewed these embedded derivative instruments to determine whether they should be separated from the Convertible Debentures. However, at this time, we do not believe that the value of these derivative instrument liabilities is material.
     In accordance with the provisions of APB Opinion No. 14, the Company allocated the proceeds received in this transaction to the convertible debentures and warrants to purchase common stock based on their relative estimated fair values. In accordance with EITF Issues 98-5 and 00-27, management determined that the convertible debentures contained a beneficial conversion feature based on the effective conversion price after allocating proceeds of the Debenture to the common stock purchase warrants. As a result, the Company allocated $137,490 to the convertible debentures, $415,005 to the common stock warrants, which was recorded in additional paid-in-capital, and $522,505 to the beneficial conversion feature.
     Interest charges associated with the Debentures, totaled $1,075 for the three months ended September 30, 2007. A total of $186,789 was paid for commissions and expenses and is being amortized over the term of the Debenture of 36 months.
Note 5 — Stockholders’ Equity
          Effective July 1, 2006, the Company adopted SFAS 123(R) for employees and directors. In accordance with SFAS 123(R), payments in equity instruments for goods or services are accounted for by the fair value method. For the three months ended September 30, 2007 and 2006, stock based compensation of $70,210, and $523,910 respectively, was reflected as an increase to additional paid in capital. Of the $70,210 stock based compensation for the three months ended September 30, 2007, $67,487 was employee related and $2,723 was non-employee related. For the three months ended September 30, 2006, stock based compensation of $517,074 was employee related and $6,836 was non-employee related.
          During the three month period ended September 30, 2006, the Company granted warrants and options to consultants for services rendered, under EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” No warrants or options were granted to consultants for services rendered during the three month period ended September 30, 2007.
          Effective as of June 28, 2007, we offered to reprice warrants to purchase 6,001,866 shares of our common stock issued to investors in 2005 pursuant to a private placement offering. These warrants were originally exercisable at $2.00 and $2.50 per share by the warrant holder and may be repriced to be exercisable at $0.30 per share upon the execution of a warrant amendment by the Company and the warrant holder. As of September 30, 2007, holders of warrants to purchase 2,893,674 shares of our common stock issued in the private placement offering have executed a warrant amendment, and warrants to purchase 2,893,674 shares of our common stock have been repriced to be exercisable at $.30 per share. As of September 30, 2007, warrants to purchase 35,000 shares of our common stock have been exercised at $0.30 per share.
          Effective June 28, 2007, we commenced a private placement offering of up to 300 units to accredited investors to raise between $2,000,000 and $3,000,000 and effective September 18, 2007, we revised certain terms of the offering to, among other things, raise between $1,000,000 and $2,000,000 (“2007 private placement”). The Convertible Debentures are convertible into the Company’s Common Stock at $0.20 per share. At Maturity, we may elect to convert the outstanding debentures into common stock at the lower $0.20 or the average trading price for the 10 days immediately prior to the maturity date.
          Each unit will include a Convertible Debenture with a principal amount of $10,000 and a warrant to purchase 50,000 shares of common stock at $0.30 per share exercisable for five years after the closing. The Convertible Debentures bear interest at 8% per annum, and have a term of three years. We intend to use the proceeds from the offering for marketing, scientific research, development and testing of Protandim® and for working capital.
          As of September 26, 2007, gross proceeds of $1,075,000 were collected into escrow and net proceeds of $955,807, after payment of commissions and offering costs, were distributed to the Company pursuant to the 2007 private placement.
          If the conversion option embedded in the Convertible Debentures has not been bifurcated, then if the effective conversion price for a Convertible Debenture is less than the market value of the underlying shares at the time the debenture is issued (usually as a result of the allocation of part of the proceeds received to common stock warrants or other instruments), the Company recognizes a beneficial conversion feature in accordance with EITF Issues 98-05 and 00-27. The value of the beneficial conversion feature, which is credited to additional paid-in capital, reduces the initial carrying amount of the Debenture. During the three months ended September 30, 2007, the Company recorded beneficial conversion feature aggregating $522,505.
          The discount from the face amount of the Convertible Debentures represented by the value initially assigned to any associated Warrants and to any beneficial conversion feature is amortized over the period to the due date of each Convertible Debenture, using the effective interest method.
          For warrants and option-based derivative instruments, the Company estimates fair value using a Black-Scholes valuation model, based on the market price of the common stock on the valuation date, an expected dividend yield of 0%, a risk-free interest rate based on constant maturity rates published by the U.S. Federal Reserve applicable to the remaining term of the instruments which was 4.27%, and an expected life equal to the remaining term of the instruments. Because of the limited historical trading period of our common stock, the expected volatility of our common stock was estimated at 74%, based on a review of the volatility of entities considered by management as most comparable to our business.
          The Company’s articles of incorporation authorize the issuance of preferred shares. However, as of September 30, 2007, none have been issued nor have any rights or preferences been assigned to the preferred shares by the Board of Directors.
Note 6 — Stock Option Grants and Warrants
          Stock Option Grants — During the three months ended September 30, 2007, the Company did not grant any options to employees, officers, directors, or SAB members. During the three months ended September 30, 2006, the Company granted options to purchase 605,000 shares of the Company’s stock to employees at a price of $0.76 per share and vesting over three years. These options expire on September 26, 2016 if not exercised earlier. No additional options were granted to directors or consultants during the three months ended September 30, 2006. The Company adopted SFAS 123(R) beginning July 1, 2006 for the quarter ended September 30, 2006.
          Warrants — At September 30, 2007, compensation based warrants to purchase 1,679,516 shares of the Company’s common stock were outstanding. There were no compensation based warrants granted during the three months ended September 30, 2007. There were compensation based warrants to purchase 9,000 shares of the Company’s common stock granted during the three months ended September 30, 2006 at exercise prices ranging between $0.76 and $0.98 with a weighted average exercise price of $0.90 and expiration dates ranging from July 31, 2008 to September 30, 2008.
          At September 30, 2007, investment based warrants to purchase 5,966,866 shares of the Company’s common stock issued during the 2005 private placement were outstanding. Warrants to purchase 35,000 shares of the Company’s common stock were exercised during the three months ended September 30, 2007. As of September 30, 2007, 5,912,500 warrants to purchase the Company’s common stock were granted pursuant to the 2007 Private Placement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
LifeVantage Corporation
Greenwood Village, Colorado
We have audited the accompanying consolidated balance sheets of LifeVantage Corporation as of June 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LifeVantage Corporation as of June 30, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 2 and 3 to the consolidated financial statements, the Company restated the balance sheet as of June 30, 2006 and statements of stockholders’ equity and comprehensive income for the year ended June 30, 2006.
/s/ Gordon, Hughes & Banks, LLP
Greenwood Village, Colorado
October 10, 2007

LIFEVANTAGE CORPORATION.
CONSOLIDATED BALANCE SHEETS
June 30, 2007 and 2006

	June 30, 2007	June 30, 2006

		(Restated*)
ASSETS
Current assets
Cash and cash equivalents	$160,760	$228,112
Marketable securities, available for sale	—	3,008,573
Accounts receivable, net	398,463	107,892
Inventory	27,834	45,001
Deferred expenses	117,807	152,677
Deposit with manufacturer	388,791	555,301
Prepaid expenses	60,175	316,659

Total current assets	1,153,830	4,414,215

Property and equipment, net	108,915	245,000
Intangible assets, net	2,311,110	2,162,042
Deposits	340,440	316,621

TOTAL ASSETS	$3,914,295	$7,137,878

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$148,699	$613,833
Accrued expenses	230,811	399,305
Deferred revenue	818,250	1,144,950
Capital lease obligations, current portion	2,301	1,985

Total current liabilities	1,200,061	2,160,073

Long-term liabilities
Capital lease obligations, net of current portion	846	3,146

Total liabilities	1,200,907	2,163,219

Stockholders’ equity
Preferred stock — par value $.001, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, — par value $.001, 250,000,000 shares authorized and 22,268,034 and 22,117,992 issued and outstanding as of June 30, 2007 and 2006 respectively
	22,268	22,118
Additional paid-in capital	15,395,037	14,018,487
Accumulated (deficit)	(12,703,917)	(9,010,339)
Unrealized (loss) on securities available for sale	—	(55,607)

Total stockholders’ equity	2,713,388	4,974,659

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,914,295	$7,137,878

*	See Note 2, “Restatement and Summary of Significant Accounting Policies”.
The accompanying notes are an integral part of these consolidated statements.

LIFEVANTAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended June 30, 2007 and 2006

	2007	2006

Sales, net	$5,050,988	$7,165,819

Cost of sales	1,022,792	1,491,332

Gross profit	4,028,196	5,674,487

Operating expenses:
Marketing and customer service	2,991,302	4,259,711
General and administrative	4,355,803	3,904,368
Research and development	245,561	114,163
Depreciation and amortization	92,433	265,279

Total operating expenses	7,685,099	8,543,521

Operating (loss)	(3,656,903)	(2,869,034)

Other income and (expense):
Interest income (expense)	71,105	134,533
Loss on disposal of assets	(105,621)	—
Other (expense)	(2,159)	—

Total operating expenses	(36,675)	134,533

Net (loss)	$(3,693,578)	$(2,734,501)

Net (loss) per share, basic and diluted	$(0.17)	$(0.12)

Weighted average shares outstanding, basic and diluted	22,268,034	22,117,992

The accompanying notes are an integral part of these consolidated statements.

LIFEVANTAGE, CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years ended June 30, 2007 and 2006

			Additional	Accumulated
	Common Stock		Paid In Capital	Other Comprehensive	Accumulated	Total	Comprehensive
	Shares	Amount	(Restated*)	Income/(loss)	Deficit	(Restated*)	Income

Balances, July 1, 2005	22,117,992	$22,118	$13,921,832	$—	$(6,275,838)	$7,668,112	$(5,822,397)

Unrealized (loss) on securities available for sale	—	—	—	(55,607)	—	(55,607)	(55,607)

Warrants issued for services	—	—	96,655	—	—	96,655

Net (loss)	—	—	—	—	(2,734,501)	(2,734,501)	(2,734,501)

Balances, June 30, 2006	22,117,992	$22,118	$14,018,487	$(55,607)	$(9,010,339)	$4,974,659	$(2,790,108)

*	See Note 2, “Restatement and Summary of Significant Accounting Policies”. The accompanying notes are an integral part of these consolidated statements.

LIFEVANTAGE, CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
For the Years ended June 30, 2007 and 2006

			Additional	Accumulated
	Common Stock		Paid In Capital	Other Comprehensive	Accumulated		Comprehensive
	Shares	Amount	(Restated*)	Income/(loss)	Deficit	Total	Income

Balances, July 1, 2006	22,117,992	$22,118	$14,018,487	$(55,067)	$(9,010,339)	$4,974,659	$(2,790,108)

Unrealized (loss) on securities available for sale	—	—	—	55,607	—	55,607	55,607

Options/Warrants issued for services	—	—	1,345,200	—	—	1,345,200

Stock issued for services	150,042	150	31,350			31,500
Net (loss)	—	—	—	—	(3,693,578)	(3,693,578)	(3,693,578)

Balances, June 30, 2007	22,268,034	$22,268	$15,395,037	$0	$(12,703,917)	$2,713,388	$(3,637,971)

The accompanying notes are an integral part of these consolidated statements.

LIFEVANTAGE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended June 30, 2007 and 2006

	2007	2006
		(Restated*)
Cash Flows from Operating Activities:
Net (loss)	$(3,693,578)	$(2,734,501)
Adjustments to reconcile net (loss) to net cash (used) by operating activities:

Depreciation and amortization	92,432	265,279
Loss on disposition of assets	(103,807)	—
Stock based compensation to employees	1,199,440	—
Stock based compensation to non-employees	177,110	96,655
Changes in operating assets and liabilities:
(Increase) in accounts receivable	(290,571)	(107,892)
Decrease in inventory	17,167	174,643
Decrease in deposits to manufacturer	166,510	436,259
Decrease in prepaid expenses	256,484	99,147
(Increase) in other assets	(23,819)	(285,429)
(Decrease) in accounts payable	(465,134)	(43,695)
(Decrease)/Increase in accrued expenses	(168,494)	191,632
(Decrease)/Increase in deferred revenue	(326,700)	1,144,950
Decrease/(Increase) in deferred expenses	34,870	(152,677)

Net Cash (Used) by Operating Activities	(3,128,090)	(915,629)

Cash Flows from Investing Activities:
Redemption/(Purchase) of marketable securities	3,064,180	(3,064,180)
(Purchase) of equipment	(60,166)	(136,367)
Disposal of equipment	207,626	—
(Purchase) of Intangible Assets	(149,068)	(59,879)

Net Cash (Used) by Investing Activities	3,062,572	(3,260,426)

Cash Flows from Financing Activities:
Principal payments under capital lease obligation	(1,984)	(1,169)
Proceeds from margin debt	2,093,101	—
Repayment from margin debt	(2,093,101)	—
Issuance of Common Stock	150	—

Net Cash (Used) by Financing Activities	(1,834)	(1,169)

(Decrease) in cash	(67,352)	(4,177,224)
Cash and Cash Equivalents — beginning of period	228,112	4,405,336

Cash and Cash Equivalents — end of period	$160,760	$228,112

The accompanying notes are an integral part of these consolidated statements.

LIFEVANTAGE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended June 30, 2007 and 2006

	2007	2006
		(Restated*)
Non Cash Investing and Financing Activities:
Acquisition of asset through capital lease	$—	$6,300

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$—	$—
Cash paid for income taxes	$—	$—
The accompanying notes are an integral part of these consolidated statements.

LIFEVANTAGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization and Basis of Presentation:
          Lifevantage Corporation (“LifeVantage” or the “Company”) was formed under Colorado law in June 1988, under the name Andraplex Corporation. The Company amended its name to Yaak River Resources, Inc. in January 1992, to Lifeline Therapeutics, Inc. in October 2004 and to Lifevantage Corporation in November 2006. The Company is in the business of manufacturing, marketing and selling its product Protandim® to individuals throughout the United States of America. The Company began selling to individuals during the fiscal year ended June 30, 2005 and to retail stores beginning in fiscal year 2006. The Company’s principal operations are located in Greenwood Village, Colorado.
          On October 26, 2004, the Company consummated an Agreement and Plan of Reorganization with Lifeline Nutraceuticals Corporation (“LNC”), a privately held Colorado corporation, formed on July 1, 2003. The shareholders of LNC exchanged 81% of their outstanding shares of common stock for 15,385,110 shares of common stock of the Company, which represented 94% of the then issued and outstanding shares of the Company. The Company assumed the obligations of LNC note holders as part of the transaction.
          For legal purposes, the Company acquired LNC and is the parent company of LNC. However, for accounting purposes, LNC is treated as the acquiring company in a reverse acquisition of the Company. As a consequence, the financial statements presented reflect the consolidated operations of both LifeVantage and LNC for the two years ended June 30, 2007 and June 30, 2006.
          Liquidity and management’s plans for operations
          As shown in the accompanying financial statements, the Company incurred net losses of ($3,693,578) and ($2,734,501) for the years ended June 30, 3007 and 2006 respectively. In addition, the Company reported net cash used in operations of ($3,128,090) for the year ended June 30, 2007.
          To address these losses, management began a turn-around strategy in January 2007 to reduce operating expenses while implementing new customer service retention and recapture programs. Management’s cost containment and reduction measures and new plans under this strategy include the following:
•	The Company re-evaluated its marketing programs and has either cancelled or allowed to expire various marketing and positioning contracts, replacing them with a more targeted advertising plan. The new marketing plan includes direct to consumer “interview style marketing” that can be expanded or contracted according to available cash flows. Cash flow savings from changing from the Company’s previous national marketing programs to the Company’s targeted marketing approach are expected to be approximately $1,600,000.

•	During fiscal 2007, in effort to cut expenses, several employees were terminated and consultant contracts were allowed to expire without renewal and management has balanced corporate responsibilities among remaining personnel. Cash flow savings from changes to the Company’s current personnel are expected to be approximately $1,100,000.

•	The Company re-evaluated its consultant contracts including web hosting and call center operations and has either cancelled various contracts or allowed them to expire and replaced them with more cost-efficient contracts. Cash flow savings from the expiration or termination of the Company’s consultant contracts are expected to be approximately $400,000.

•	The Company has adopted new marketing promotions as well as new customer service retention and recapture programs. Such programs are not expected to increase sales immediately but are expected to reduce direct sales erosion experienced in fiscal 2007. Sales increases are expected to result from the redesign of e-commerce sites and enhanced direct to consumer marketing, as well as expansion into the natural product market with contracts with several well-known natural foods retailers and brokers.
          In addition to the cost savings outlined above, effective September 26, 2007, the Company closed an offering of debentures convertible into the Company’s common stock. The net proceeds received by the Company of approximately $956,000 will be used to expand marketing efforts, scientific studies, intellectual property protection, as well as to provide the Company with additional working capital. The funding significantly improves the Company’s liquidity position from June 30, 2007 levels and allows the Company to pursue plans for generating additional revenue while containing cash outflow. There can be no assurance that these cost reduction and containment measures will result in positive cash flow.
Note 2 — Summary of Significant Accounting Policies and Fiscal Year 2006 Restatement:
Fiscal Year June 30, 2006 Restatement
          Subsequent to the issuance of our June 30, 2006 consolidated financial statements, our management determined that certain information in the consolidated balance sheets and consolidated statements of stockholders’ equity and comprehensive income should be restated for all periods presented in response to comments of the Staff of the SEC.
          On November 10, 2006, in response to comments raised by the Staff of the SEC concerning the Company’s registration statement filed on Form SB-2 and the Company’s valuation of goodwill and intangible assets on its financial statements, and to ensure that its financial reporting remains in full compliance with Generally Accepted Accounting Principles, the Company’s Board of Directors, concluded that it was appropriate to restate the Company’s annual report on Form 10-KSB for the year ended June 30, 2006. The Board determined that, due to a concurrent private placement of the Company’s common stock at $2.00 per share at about the time of the acquisition, the acquisition cost of the minority interest in LNC should be recorded at $2,000,000. In addition, since the primary purpose of purchasing the minority interest in its subsidiary was to gain control over its intellectual property, the purchase price for the acquisition should have been allocated entirely to intellectual property, i.e. patent costs.
          The amendment restates and reclassifies intangible assets on our consolidated balance sheets as of June 30, 2006. The amendment also restates the consolidated statements of stockholders’ equity and comprehensive income for the year ended June 30, 2006.
          The restatement has no impact on previously reported revenue, net income, earnings per share, or cash. This Form 10-KSB contains changes to Part II — Item 6, Item 7, and Item 8A to reflect this restatement. There are no other significant changes to the original Form 10-KSB other than those outlined above.
          A summary of the effects of the restatement are as follows:

For the year ended
June 30, 2006
Intangible Assets
Patent costs as previously reported	$97,905
Restatement of patent costs related to the acquisition of LNC	2,000,000

Restated patent costs	$2,097,905

Goodwill as previously reported	$5,310,000
Restatement of goodwill related to the acquisition of LNC	(5,310,000)

Restated goodwill	$-0-

Additional Paid-in-Capital
Additional paid-in-capital as previously reported	$17,328,487
Restatement of additional paid-in-capital related to the acquisition of LNC	(3,310,000)

Restated additional paid-in-capital	$14,018,487

Consolidation
          The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary, LNC. All inter-company accounts and transactions between the entities have been eliminated in consolidation.
Use of Estimates
          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements. Actual results could differ from those estimates.
Revenue Recognition
          We ship the majority of our direct sales product by United Parcel Service (“UPS”) and receive payment for those shipments in the form of credit card charges. Our return policy is to provide a 30-day money back guarantee on orders placed by customers. After 30 days, we do not refund customers for returned product. We have experienced monthly returns approximating 2% of sales. We record sales revenue and estimated returns upon the passage of title and risk of loss to customers when the merchandise is shipped to the customer.
          For retail customers, the Company analyzes its contracts and agreements to determine the appropriate accounting treatment for its recognition of revenue on a customer by customer basis.
          In July 2005, we entered into an agreement with GNC for the sale of Protandim®, pursuant to which GNC has the right to return any and all product shipped to them, at any time, for any reason. In July 2006, the Company began the recognition of revenue under the agreement with GNC due to the accumulation of historical sell-through and return data. The Company recognizes revenue and its related costs when it obtains sufficient information to reasonably estimate the amount of future returns. Accordingly, the Company recognizes revenue associated with sales to GNC when the product is sold by the distributor with an allowance for future returns based on historical product return information. Prior to July 2006, all revenue and related costs from GNC were deferred.
          In July 2006, LifeVantage entered into an agreement with CVS/pharmacy (“CVS”) for the sale of Protandim® throughout the CVS store network. Among the terms of the agreement, one-half of the payment for all orders is withheld by CVS until certain sell-through parameters are met. Since inception of the agreement, CVS has withheld approximately $358,000. Since the Company does not have sufficient history with CVS to reasonably estimate the sell-through of Protandim® within the CVS store network, 50% of the revenue and related cost under the agreement with CVS has been deferred. The Company will recognize deferred revenue and related cost of sales under the agreement with CVS when it obtains sufficient sell-through information to reasonably estimate the amount of future returns.
          During the year ended June 30, 2007, the Company commenced sales of Protandim® to several specialty retailers. Revenue is recognized according to the terms of each individual agreement. Where the right of return exists beyond 30 days, revenue and related cost of sales is deferred until sufficient sell-through information is received to reasonably estimate the amount of future returns.
Accounts Receivable
          The Company’s accounts receivable consist of receivables from retail distributors. Management reviews accounts receivable on a regular basis to determine if any receivables will potentially be uncollectible. The Company had two national retail distributors, GNC and CVS, and several natural products distributors as of June 30, 2007. The Company has created an allowance for doubtful accounts of approximately $55,000 based upon aging of its retail accounts receivable.
          For credit card sales to direct sales customers, the Company verifies the customer’s credit card prior to shipment of product. Payment not yet received from credit card sales is treated as a receivable on the accompanying balance sheet. Based on the Company’s verification process and historical information available, management does not believe that there is justification for an allowance for doubtful accounts on credit card sales as of June 30, 2007. For direct sales, there is no bad debt expense for the year ended June 30, 2007.
Inventory
          Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. The Company has capitalized payments to its contract manufacturer for the acquisition of raw materials and commencement of the manufacturing, bottling and labeling of the Company’s product. The contract with the manufacturer can be terminated by either party with 90 days written notice. As of June 30, 2007 and June 30, 2006, inventory consisted of:

	June 30,
	2007	2006
Finished goods	$10,947	$25,097
Packaging supplies	16,887	19,904

Total inventory	$27,834	$45,001

Earnings per share
          Basic earnings (loss) per share are computed by dividing the net income or loss by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are computed by dividing net income by the weighted average common shares and potentially dilutive common share equivalents. The effects of potential common stock equivalents are not included in computations when their effect is antidilutive. Because of the net loss for the years ended June 30, 2007 and June 30, 2006, the basic and diluted average outstanding shares are the same, since including the additional shares would have an antidilutive effect on the loss per share calculation.
Research and Development Costs
          The Company expenses all costs related to research and development activities as incurred. Research and development expenses for the years ended June 30, 2007 and June 30, 2006 were $245,561 and $114,163, respectively.
Advertising Costs
          The Company expenses advertising costs as incurred. Advertising expense for the years ended June 30, 2007 and June 30, 2006 were $1,264,872 and $1,980,901, respectively.
Cash and Cash Equivalents
          The Company considers only its monetary liquid assets with original maturities of three months or less as cash and cash equivalents in accordance with Statement of Financial Accounting Standards (SFAS) 115.
Marketable Securities
          During year 2006, Company purchased a portfolio of marketable securities primarily comprised of corporate bonds. The Company considered its investment in debt instruments as marketable securities available for sale. As of June 30, 2006, the portfolio declined in value and the Company reported an unrealized loss of $55,607 in its accompanying Statement of Comprehensive Income. In accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classified the investment as “available for sale” securities and reported the unrealized loss in a separate component of shareholders’ equity as a comprehensive income item.
          In the first quarter of year 2007, the Company established a margin account to borrow against marketable securities so that sales of these securities would not have to occur in order to fund operating needs of the Company. The interest rate on amounts borrowed was approximately 1% below prime.
          During the third quarter of fiscal 2007, the Company liquidated its marketable securities portfolio and paid off the margin debt. In addition to paying off the margin debt, the Company invested funds in short term AAA rated money market Preferred Securities to maximize interest income.
          Investment in marketable securities are summarized as follows as of fiscal 2007 and 2006:

	Unrealized	Fair
	(Loss)	Value
As of June 30, 2007
Available for sale securities
Debt securities (maturing 0 to 2 years)	$—	$—

As of June 30, 2006
Available for sale securities
Debt securities (maturing 0 to 2 years)	($55,607)	$3,008,573

Deposit with Manufacturer
          At June 30, 2007, the Company had a deposit of $388,791 with its contract manufacturer. At June 30, 2006, the Company had a deposit of $555,301 with its contract manufacturer for acquisition of raw materials and production of finished product. Throughout fiscal 2007 and 2006, the Company offset reductions in the deposit against the trade payable to the manufacturer as purchases of product occurred. As of June 30, 2007, the trade payable to the contract manufacturer was approximately $8,600.
Shipping and Handling
          Shipping and handling costs associated with inbound freight and freight out to customers are included in cost of sales. Shipping and handling fees charged to customers are included in sales.
Property and Equipment
          Property, software, and equipment are recorded at cost. Depreciation of property and equipment is expensed in amounts sufficient to relate the expiring costs of depreciable assets to operations over estimated service lives, principally using the straight-line method. Estimated service lives range from three to seven years. When such assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations in the period of disposal. The cost of normal maintenance and repairs is charged to expense as incurred. Significant expenditures that increase the useful life of an asset are capitalized and depreciated over the estimated useful life of the asset. Property and equipment consist of:

	June 30,
	2007	2006
Equipment	$148,899	$139,185
Software	59,708	216,881
Accumulated Depreciation	(99,692)	(111,066)

Property and equipment, net	$108,915	$245,000

Patents
          As indicated above, the primary purpose of purchasing the remaining interest in the Company’s subsidiary, LNC, was to gain control over the Company’s intellectual property, i.e. patents. As a result, the $2,000,000 purchase price has been is allocated entirely to patent costs.
          In addition to the $2,000,000 cost of acquiring the remaining interest in LNC, the costs of applying for patents are also capitalized and, once the patent is granted, will be amortized on a straight-line basis over the lesser of the patent’s economic or legal life. Capitalized costs will be expensed if patents are not granted. The Company reviews the carrying value of its patent costs periodically to determine whether the patents have continuing value and such reviews could result in the conclusion that the recorded amounts have been impaired.

As of June 30, 2007, all patent applications were in process of approval; therefore, there was no amortization expense for the years ended June 30, 2007 or 2006. As discussed earlier, one of the three US Patent applications was granted on July 10, 2007.
Impairment of Long-Lived Assets
          Long-lived assets of the Company are reviewed annually as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. When an assessment for impairment of long-lived assets, long-lived assets to be disposed of, and certain identifiable intangibles related to those assets is performed, the Company is required to compare the net carrying value of long-lived assets on the lowest level at which cash flows can be determined on a consistent basis to the related estimates of future undiscounted net cash flows for such properties. If the net carrying value exceeds the net cash flows, then impairment is recognized to reduce the carrying value to the estimated fair value, generally equal to the future discounted net cash flow.
          The recurring losses experienced by the Company have resulted in management’s assessment of impairment with respect to the capitalized patent costs. Analysis generated for this assessment concluded that sales volumes, less the cost of manufacturing the product sold and less the marketing and sales cost of generating the revenues, support management’s conclusion that no impairment to the capitalized patent costs has occurred as of June 30, 2007.
Goodwill and Other Intangible Assets
          As of June 30, 2007 and 2006, no amortization has been recorded, as the lives of the intangible assets have not been determined.
Intangible assets consist of:

	June 30,
	2007	2006
Patent costs	$2,203,659	$2,097,905
Trademark costs	107,451	64,137

Intangible assets, net	$2,311,110	$2,162,042

Income Taxes
          Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the effective date of the change.
Concentration of Credit Risk
          SFAS 105, “Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk”, requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments with significant credit risk include cash and marketable securities. At June 30, 2007, the Company had approximately $101,000 with one financial institution in an investment management account.
Stock-Based Compensation
          The Company began using the fair value approach, effective beginning in the first quarter of fiscal 2007, to account for stock-based compensation, in accordance with the modified version of prospective application as prescribed by SFAS 123(R). Had compensation cost for the Company’s stock option grants, prior to year ended June 30, 2007, been determined based on the fair value at the grant date, consistent with the recognition provisions of SFAS 123(R) the effect on the Company’s net loss and loss per share for year ended June 30, 2007 would be as stated in the pro forma amounts below.
          Effective July 1, 2006, the Company adopted SFAS 123(R) for employees and directors. In accordance with SFAS 123(R), payments in equity instruments for goods or services are accounted for by the fair value method. For the year ended June 30, 2007, stock based compensation of $1,345,200, was reflected as an increase to additional paid in capital. Of the $1,345,200 stock based compensation, $1,199,440 was employee related and $145,760 was non-employee related.
          The Company issued common stock for invoiced services in certain circumstances, to pay creditors and in other similar situations. In accordance with SFAS 123(R), payments in equity instruments to non-employees for goods or services are accounted for by the fair value method, which relies on the valuation of the service at the date of the transaction, or public stock sales price, whichever is more reliable as a measurement.

          Warrants and options were granted to various directors for services rendered during the years ended June 30, 2007 and 2006. An adjustment to net income for compensation expense to recognize annual vesting would be recorded under SFAS 123(R), on a pro forma basis, as reflected in the following table:

	June 30
	2007	2006
Net (loss) as reported:	$(3,693,578)	$(2,734,501)
Total share based employee compensation included in net(loss):	1,376,550	—
Less: total share-based employee compensation that would have been included in Net (loss) if the fair value based method had been applied for all options granted	(1,376,550)	(1,336,817)

Pro forma (loss)	$(3,693,578)	$(4,071,318)

Basic and diluted earnings (loss) per share:
As reported	$(0.17)	$(0.12)
Pro forma	$(0.17)	$(0.18)
The fair value of the options granted in years ended June 30, 2007 and 2006 was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:
1.	risk-free interest rate of between 4.54 and 4.97 percent in fiscal 2007 and between 3.84 and 5.16 in fiscal 2006;

2.	dividend yield of 0 percent in fiscal 2007 and fiscal 2006;

3.	expected life of 5-6 years in fiscal 2007 and 2 — 3 years in fiscal 2006; and

4.	a volatility factor of the expected market price of the Company’s common stock of 74 percent in fiscal 2007 and between 187 and 263 percent in fiscal 2006.
Reclassification
          Certain prior period amounts have been reclassified to comply with current period presentation.
Segments of an Enterprise and Related Information
          SFAS 131, “Disclosures about Segments of an Enterprise and Related Information” replaces the industry segment approach under previously issued pronouncements with the management approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company’s reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. At present, the Company only operates in one segment.
Comprehensive Income
          SFAS 130, “Reporting Comprehensive Income” requires the presentation and disclosure of all changes in equity from non-owner sources as “Comprehensive Income”. The Company had comprehensive income/(loss) for the years ended June 30, 2007 and 2006 of ($3,637,971) and ($2,790,108), respectively.
Organization Costs
          The Company accounts for organization costs under the provisions of Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities” which requires that all organization costs be expensed as incurred.
Effect of New Accounting Pronouncements
          In September 2006, SFAS 158, “Employers’ Accounting for Defined Benefit Pensions and Other Post-Retirement Plans” (“SFAS 158”), was issued by the FASB and is effective for financial statements for fiscal years ending after December 15, 2006. SFAS 158 improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement or financial position, with limited exceptions. We anticipate that SFAS 158 will not have a material impact on our financial statements.

          In February 2007, SFAS 159, “ The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”), was issued by the FASB and is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. We anticipate that SFAS 159 will not have a material impact on our financial statements.
          Financial Accounting Standards Board Interpretation (“FIN”) 48, Accounting for Uncertainty in Income Taxes, is effective for tax years beginning after December 15, 2006. FIN 48 addresses the recognition and measurement of income tax positions using a “more-likely-than-not” (“MLTN”) threshold, meaning there must be a more than 50% likelihood that a tax position taken would be sustained, if challenged and considered by the highest court in the relevant jurisdiction.
          We have reviewed other recently issued, but not yet effective, accounting pronouncements and do not believe any such pronouncements will have a martial impact on our financial statements.
Note 3 — Acquisition of Minority Interest in Subsidiary and Accounting for Intellectual Property
          On March 10, 2005, the Company reached an agreement with the minority shareholder in the Company’s 81% owned subsidiary, LNC. In accordance with the terms of the agreement, the Company exchanged 1,000,000 shares of its common stock for the remaining 4,500,000 shares of LNC, representing 19% of the outstanding shares of LNC. As the Company was closing a private placement of the Company’s common stock at $2.00 per share at about the same time as the acquisition, the valuation of the 1,000,000 shares of common stock is valued at $2,000,000. The acquisition of the minority interest has been accounted for utilizing the purchase method of accounting resulting in intellectual property, patent costs, of $2,000,000. Please refer to Note 2, “ Summary of Significant Accounting Policies and Fiscal Year 2006 Restatement”.
          In connection with the purchase of the minority interest in LNC, the Company agreed to pay the minority shareholder $250,000 for a non-compete agreement through March 2006. The payment terms were $125,000 on the date of execution of the agreement and $125,000 in the form of a note payable, which was paid on April 19, 2005. The non-compete agreement is being amortized over the term of the agreement. Amortization expense totaled $166,668 for the year ended June 30, 2006, and $0 for the year ended June 30, 2007.
Note 4 — Stockholders’ Equity
          On June 12, 2006, the Company purchased a portfolio of marketable securities primarily comprised of corporate bonds. As of June 30, 2006 the portfolio declined in value and the Company reported an unrealized a loss of $55,607. In accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, the Company accounted for the investment as “available for sale” securities and reported the unrealized loss and gain in a separate component of shareholders’ equity as a comprehensive income item.
          In the first quarter of fiscal 2007, the Company established a margin account to borrow against marketable securities so that sales of these securities would not have to occur in order to fund operating needs of the Company. The interest rate on amounts borrowed was approximately 1% below prime.
          During the third quarter of Fiscal 2007, the Company liquidated its marketable securities portfolio and paid off the margin debt. In addition to paying off the margin debt, the Company invested funds in short term AAA rated money market Preferred Securities to maximize interest income.
          During Fiscal 2006 and Fiscal 2007, the Company granted warrants to consultants for services rendered. In accordance with SFAS 123 (R), payments in equity instruments to non-employees for goods or services are accounted for by the fair value method. For the year ended June 30, 2006 and June 30, 2007, compensation of $96,655 and $145,760, respectively, was reflected as an increase to additional paid in capital.
          During Fiscal 2006 and Fiscal 2007, the Company granted options to employees under the Company’s 2007 Long-Term Incentive Plan. The Company adopted SFAS 123(R) effective July 1, 2007. In accordance with SFAS 123(R), fiscal 2007, compensation expense to employees was $1,199,440 and none in fiscal 2006.
          The Company had an obligation to register common stock issued in the Company’s April and May 2005 private placement and the shares underlying the warrants received by bridge note holders and investors in the private placement. The Company filed a registration statement for these shares in June 2005 on Form SB-2 and subsequently amended its registration statement. On January 12, 2007, the Company’s registration statement was declared effective.
          On May 17, 2007, the Board of Directors authorized the issuance of 150,000 shares of the Company’s common stock to an individual, Clark Griffith, who will provide Marketing services to the Company. The closing price of the Company’s common stock that day was $0.21 per share, and accordingly, the Company recorded an expense in the consolidated statement of operations for the year ended June 30, 2007 of $31,350.
          The Company’s articles of incorporation authorize the issuance of preferred shares. However, as of June 30, 2007, none have been issued nor have any rights or preferences been assigned to the preferred shares by the Board of Directors.

     Note 5 — Stock Option Grants and Warrants
          Stock Option Grants — During the year ended June 30, 2007, the Company granted stock options to various employees and directors of the Company. The options granted the right to purchase shares of the Company’s common stock at prices between $0.19 and $0.76 per share. The options are not transferable and expire on various dates through April 30, 2017. The Company adopted SFAS 123(R) effective July 1, 2006 and values stock option compensation using the fair value method.
          During the year ended June 30, 2006, the Company granted stock options to various employees and directors of the Company. The options granted the right to purchase shares of the Company’s common stock at prices between $2.00 and $3.47 per share. The options are not transferable and expire on various dates through January 4, 2016. As the Company had not adopted SFAS 123(R) for the year ended June 30, 2006, the pro forma impact of SFAS 123(R) is reflected in Note 2 under Stock Based Compensation.
          Warrants — At June 30, 2007, 6,001,866 warrants granted during year ended June 30, 2005, 167,428 warrants granted during year ended June 30, 2006, and 1,512,088 warrants granted during year ended June 30, 2007 to purchase the Company’s common stock were outstanding. The warrants granted during year ended June 30, 2005 are at exercise prices ranging between $2.00 and $2.50 with a weighted average exercise price of $2.33 and expiration dates ranging from April 18, 2008 to May 31, 2008. The warrants granted during year ended June 30, 2006 are at exercise prices ranging between $0.72 and $9.85 with a weighted average exercise price of $3.43 and expiration dates ranging from July 31, 2007 to September 30, 2008. The warrants granted during year ended June 30, 2007 are at exercise prices ranging between $0.18 and $6.00 with a weighted average exercise price of $0.58 and expiration dates ranging from July 31, 2008 to February 22, 2012.
The following is a summary of stock options and warrants granted for the years ended June 30, 2007 and 2006.

	Options	Warrants	Exercise Price

Outstanding and exercisable, June 30, 2005	—	6,001,866	$2.33

Granted	1,716,000	167,428	$3.25
Cancelled	—	—	$—
Exercised	—	—	$—
Expired	—	—	$—

Outstanding and exercisable, June 30, 2006	1,716,000	6,169,294	$2.55

Granted	2,518,321	1,512,088	$0.59
Cancelled	—	—	$—
Exercised	—	—	$—
Expired	(1,334,290)	—	$—

Outstanding and exercisable, June 30, 2007	2,900,031	7,681,382	$2.01

	Options	Warrants
Year ended June 30, 2007:

Weighted average exercise price	$1.66	$1.89
Weighted average remaining contractual life (years)	8.7	2.4
Weighted average fair value of options and warrants granted during 2007	$1.66	$1.89

Year ended June 30, 2006:

Weighted average exercise price	$3.23	$2.36
Weighted average remaining contractual life (years)	8.0	1.8
Weighted average fair value of options and warrants granted during 2006	$3.23	$3.43

Note 6 — Fair Value of Financial Instruments
     SFAS 107 requires disclosures about the fair value for all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about fair value of financial instruments are based on pertinent information available to management as of June 30, 2007 and 2006. Accordingly, the estimates presented in these statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.
          Management has estimated the fair values of cash, marketable securities, accounts receivable, accounts payable, and accrued expenses to be approximately their respective carrying values reported in these financial statements because of their short maturities.
Note 7 — Income Taxes
          At June 30, 2007, the Company had a net operating loss (“NOL”) carry-forward of approximately $5,800,000. At June 30, 2006, the Company had an NOL carry-forward of approximately $3,300,000. The NOL may be offset against future taxable income, if any, until 2020. These carry-forwards are subject to review by the Internal Revenue Service.
          The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows:

	June 30,
	2007	2006

Deferred tax assets:
Net operating loss carry forwards	$2,241,000	$1,284,000
Contribution carryover	260,000	260,000
Net accrued return liability	271,000	383,000
Book/tax depreciation/amortization	(2,000)	(27,000)
State income taxes	(75,000)	(85,000)

Total deferred tax assets	2,695,000	1,815,000

Deferred tax liabilities	—	—

Net deferred tax assets before valuation allowance	2,695,000	1,815,000
Valuation allowance	(2,695,000)	(1,815,000)

Net deferred tax asset	$—	$—

The Company has fully reserved the tax benefit of the net deferred tax assets by a valuation allowance of the same amount, because the Company has determined that the probability of realization of the tax benefit is less than likely to occur.
          The Company’s actual income tax benefit differs from the expected income tax benefit determined by applying the statutory rate of 39% (34% federal and 5% state) to the net loss due to the following:

	June 30,
	2007	2006

Expected federal income tax benefit	$1,427,000	$1,056,000
Deferred revenue	126,000	(442,000)
Deferred expense	(13,000)	60,000
Book/tax depreciation difference	(2,000)	(10,000)
Stock options for services	(520,000)	(37,000)
Meals and entertainment	(3,000)	(2,000)
Disposal of Assets	(15,000)	—
Stock transfer fees	(3,000)	(3,000)
Prior year A/R reserve write-off	(21,000)	28,000
Sales returns and allowances	(30,000)	(13,200)
Other future differences	(65,000)	220,000

Change in valuation allowance	(881,000)	(856,800)

Net income tax benefit	$—	$—

Note 8 — Operating Lease Commitments
     In August 2005, the Company entered into a 36-month lease for its office facilities. The terms of the agreement required a $35,688 prepayment of rent for 5,736 square feet, with rents ranging from $9,560 to $10,038 over the term of the lease. Associated with this lease, the Company also tendered a $30,144 security deposit that will be returned to the Company, in thirds, at the beginning of the thirteenth month, twenty-fifth month and at termination of the agreement, provided the Company does not breach any covenant set forth in the lease. The Company is responsible for payments such as maintenance charges, property tax, bookkeeping, insurance, and management fees. Rent expense totaled $117,235 and $110,939 for the years ended June 30, 2007 and 2006, respectively.
          Future minimum lease payments under the non-cancelable leases are as follows:

Year ending June 30,
2008	120,217
2009	10,038

Total future minimum Lease payments	$130,255

Note 9 — Interim Financial Results (Unaudited)
LIFEVANTAGE CORPORATION
CONDENSED CONSOLIDATED QUARTERLY RESULTS
(in ‘000’s except per share data)

					Year
	Quarter				ended
Year ended June 30, 2007	First	Second	Third	Fourth	June 30, 2007
Sales, net	$2,075.5	$1,136.8	$995.3	$843.4	$5,051.0
Gross profit	1,699.9	887.6	781.7	659.0	4,028.2
Net income (loss)	$(820.2)	$(1,765.0)	$(582.3)	$(526.1)	$(3,693.6)

Per common share:
Loss per share, basic and diluted	($0.04)	($0.08)	($0.03)	($0.02)	($0.17)

Year
	Quarter				ended
Year ended June 30, 2006	First	Second	Third	Fourth	June 30, 2006

Sales, net	$2,964.6	$1,711.7	$1,390.6	$1,098.9	$7,165.8
Gross profit	2,368.0	1,348.7	1,094.5	863.3	5,674.5
Net income (loss)	$80.3	($571.0)	($670.9)	($1,572.9)	($2,734.5)

Per common share:
Loss per share, basic and diluted	$0.00	($0.02)	($0.03)	($0.07)	($0.12)
Note 10 — Subsequent Event
          Effective September 26, 2007, the Company closed an offering of debentures convertible into the Company’s common stock with a maturity date of September 26, 2010. The net proceeds received by the Company of approximately $956,000 will be used to expand marketing efforts, scientific studies, intellectual property protection, as well as to provide the Company with additional working capital.

PART II
Information Not Required in Prospectus
Item 24. Indemnification of Directors and Officers
          The Amended and Restated Articles of Incorporation of Lifevantage Corporation (“Lifevantage”), or the Amended Articles, include a provision that eliminates, to the fullest extent permitted by Colorado law, the personal liability of its directors to Lifevantage and its shareholders for monetary damages for breach of the directors’ fiduciary duties. This limitation has no effect on a director’s liability for:
(i)	any breach of the director’s duty of loyalty to the Corporation or to its shareholders;

(ii)	acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)	acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or

(iv)	any transaction from which the director directly or indirectly derived any improper personal benefit.
          Further, the indemnification rights of directors will not affect the availability of injunctions and other equitable remedies available to Lifevantage’s shareholders for any violation of a director’s fiduciary duty to Lifevantage or its shareholders.
          The Amended Articles further authorize Lifevantage to indemnify its officers, employees, fiduciaries or agents to the same extent as a director. Lifevantage may also indemnify an officer, employee, fiduciary or agent who is not a director to a greater extent than is provided in the Bylaw provisions, so long as it is not inconsistent with public policy and it is provided for by general or specific action of its board of directors or shareholder’s by contract.
          The Amended and Restated Bylaws of Lifevantage, or the Amended Bylaws, also provide for the indemnification of directors and officers. They permit Lifevantage to enter into indemnity agreements with individual directors, officers, employees, and other agents. These agreements, together with the Amended Bylaws and Amended Articles, may require Lifevantage, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors’ and officers’ insurance if available on reasonable terms.
          The Colorado statutes and our Amended Bylaws provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, hawse have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 25. Other Expenses of Issuance and Distribution
          The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee	$159.83
Accounting fees and expenses	10,000.00
Legal Fees and expenses	15,000.00
Printing Fees and expenses	2,000.00
Transfer agent and registrar fees and expenses	5,000.00
Fees to be paid by selling security holders	0

Total to be paid by Lifevantage	$32,159.83

Item 26. Recent Sales of Unregistered Securities
October 2004 Reorganization
          On October 26, 2004, the Company completed a Plan and Agreement with Lifeline Nutraceuticals Corporation (“Lifeline Nutraceuticals”) whereby the shareholders holding approximately 81% of the outstanding stock of Lifeline Nutraceuticals exchanged their stock in Lifeline Nutraceuticals for 15,385,110 shares of newly issued stock in the Company. The newly issued shares represent approximately 94% of the outstanding stock of the Company.
          In addition the Company exchanged $240,000 in new promissory notes for a like amount of convertible debt obligations of Lifeline Nutraceuticals. The new promissory notes contain the same privilege as the original notes to convert to shares of stock in the Company at the rate of fifty cents per share. All note holders have converted their debt into a total of 536,081 shares of common stock.
          The Company also exchanged $559,000 in new promissory notes for a like amount of bridge note obligations of Lifeline Nutraceuticals and raised a total of $3,104,000. The bridge notes bear interest at 10% per annum and are due the earlier of six months from the date of the exchange or the closing of the first $1,000,000 of the Company’s proposed private placement offering. The bridge note holder also received warrants to purchase common stock to be issued in the private placement equal to the principal amount plus interest divided by the per-share offering price, with an exercise price equal to the offering pricing. The warrants are exercisable for a period of three years after the closing of the offering. All but $160,000 were exchanged for shares of common stock and Unit Warrants. The remaining debt plus interest was paid off using the cash proceeds from the private placement.
          The Company used no underwriter to complete this transaction. No finders’ fee, commission, or other compensation was paid. The persons who received the Company’s securities are all persons who represented to the Company that they were accredited investors and who were previously securities holders associated with Lifeline Nutraceuticals.
          The Company relied on the exemption from registration provided by Sections 4(2) and 4(6) under the Securities Act of 1933 for this transaction. The Company did not engage in any public advertising or general solicitation in connection with this transaction. The Company provided the accredited investor with disclosure of all aspects of our business, including providing the accredited investor with the Company’s reports filed with the Securities and Exchange Commission, press releases, access to the Company’s auditors, and other financial, business, and corporate information. Based on the Company’s investigation, the Company believes that the accredited investors obtained all information regarding the Company they requested, received answers to all questions the posed, and otherwise understood the risks of accepting the Company’s securities for investment purposes.
Acquisition of remaining portion of Lifeline Nutraceuticals
          On March 10, 2005, the Company issued 1,000,000 shares of its restricted common stock to acquire the remaining 19% interest in Lifeline Nutraceuticals Corporation from a single sophisticated investor. No fee was paid to any underwriter, placement agent, or finder. The securities were issued to a single sophisticated investor who had significant prior experience with LNC. The Company received no cash proceeds as a result of the issuance of the shares. The investor assigned to LTI 4,500,000 shares he owned in LNC (approximately 19%) in consideration for the 1,000,000 shares.
          The Company relied on the exemption from registration provided by Sections 4(2) of the Securities Act of 1933 for this transaction. We did not engage in any public advertising or general solicitation in connection with this transaction. We provided the investor with disclosure of all aspects of our business, including providing the investor with our reports filed with the Securities and Exchange Commission, our press releases, access to our auditors, and other financial, business, and corporate information, and the investor was represented by his personal counsel in the transaction. Based on our investigation, we believe that the investor obtained all information regarding LTI that he requested, received answers to all questions he and his advisors posed, and otherwise understood the risks of accepting our securities for investment purposes.
2005 Private Placement Offering
          On April 19, 2005, the prior commitment to issue common stock purchase warrants (the “Bridge Warrants”) to holders of bridge financing notes (“Bridge Notes”) issued by Lifevantage was quantified. The transaction was completed effective April 18, 2005. Lifevantage issued Bridge Warrants to purchase 1,592,569 shares of common stock exercisable at $2.00 per share through April 18, 2008 to all persons who were previously holders of Bridge Notes that Lifevantage had issued during 2004 and in January and February 2005.
          There was no principal underwriter in the transaction for the issuance of the Bridge Warrants. As previously disclosed, placement agents did assist in the placement of the Bridge Notes, but their activities were not relevant to the issuance of the Bridge Warrants. The prior purchasers of the Bridge Notes, and therefore the persons to whom the Bridge Warrants were issued, were all accredited investors as defined in Section 2(a)(15) of the Securities Act of 1933 (the “1933 Act”) and Rules 215 and 501(a) thereunder. Lifevantage relied on the exemption from registration provided by Sections 4(2) and 4(6) under the 1933 Act for the issuance of the Bridge Warrants, as well as Regulation D.
          On April 18, 2005, Lifevantage received $2,659,000 in cash and $2,469,536 in cancellation of indebtedness from certain persons holding Bridge Notes. The transaction was completed effective April 18, 2005. To complete the transaction, Lifeline issued: (i) 2,564,297 shares of common stock at a price of $2.00 per share; and (ii) Warrants (“Unit Warrants”) to purchase 2,564,297 shares of common stock exercisable at $2.50 per shares through April 18, 2008. Of the total amount raised, we received $2,659,000 in cash, for which we issued 1,329,500 shares of common stock and an equal number of Unit Warrants. The remaining shares of common stock and Unit Warrants were issued in exchange for the cancellation of the indebtedness represented by the Bridge Notes. Lifevantage relied on the exemption from registration provided by Sections 4(2) and 4(6) under the 1933 Act for the issuance of the Bridge Warrants, as well as Regulation D.
          The placement agent for the transaction was Keating Investments, LLC, 5251 DTC Parkway, Suite 1090, Greenwood Village, Colorado 80111 (“Keating”). Each of the purchasers were accredited investors as defined in Section 2(a)(15) of the 1933 Act and Rules 215 and 501(a) thereunder. Lifevantage paid Keating $265,900 in commissions and $75,000 non-accountable expense allowance. Lifevantage also issued to the Placement Agent warrants to purchase 159,255 shares of common stock exercisable at $2.00 per share through April 18, 2008. An additional 117,500 warrants were issued relating to bridge note conversions.
          On April 18, 2005, Lifevantage also completed the exchange of the principal of (in the amount of $240,000) and interest on (in the amount of $28,040) certain outstanding convertible notes (the “Convertible Notes”). Lifevantage issued 536,081 shares of its common stock to the holders of the Convertible Notes pursuant to the terms of those Convertible Notes that Lifevantage had issued during 2003 and early 2004. There was no principal underwriter in the transaction for the issuance of the common stock to the holders of the Convertible Notes; previously there was no placement agent in connection with the issuance of the Convertible Notes. The prior purchasers of the Convertible Notes, and therefore the persons to whom the common stock were issued, were all accredited investors as defined in Section 2(a)(15) of the 1933 Act) and Rules 215 and 501(a) thereunder. The Company relied on the exemption from registration provided by Sections 4(2) and 4(6) under the 1933 Act for the issuance of common stock in exchange for the Convertible Notes, as well as Regulation D.
          On May 16, 2005, Lifevantage received $2,326,627 in cash from certain accredited investors and $544,804 in cancellation of indebtedness from certain persons holding Bridge Notes. To complete the transaction, the Company issued 1,435,719 shares of common stock at a price of $2.00 per share and Warrants (“Unit Warrants”) to purchase 1,435,719 shares of common stock exercisable at $2.50 per share until their expiration date, April 18, 2008. Of the total amount raised, we received $2,326,627 in cash, for which we issued 1,163,314 shares of common stock and an equal number of Unit Warrants. The remaining shares of common stock and Unit Warrants were issued in exchange for the cancellation of the indebtedness represented by the Bridge Notes. Lifevantage relied on the exemption from registration provided by Section 4(2) under the 1933 Act for the issuance of the common stock and the Unit Warrants, as well as Regulation D.
          The placement agent for the transaction was Keating. Lifevantage paid Keating $232,663 in commissions with no further non-accountable expense allowance. (Lifevantage previously paid Keating a $75,000 non-accountable expense allowance as described in a Form 8-K reporting an event of April 18, 2005.) Lifevantage also issued to Keating warrants to purchase 127,526 shares of common stock exercisable at $2.00 per share until their expiration date, April 18, 2008.
          The shares of common stock of the Company underlying the Bridge Warrants, Unit Warrants and Placement Agent Warrants were subsequently registered pursuant to a registration statement on Form SB-2 filed by the Company, which was declared effective by the SEC on January 12, 2007.
2007 Private Placement Offering
          On September 26 and October 31, 2007, the Company sold convertible debentures (“Units”), which each consist of a convertible debenture with a principal amount of $10,000 and a warrant to purchase 50,000 shares of common stock of the Company, in the aggregate amount of $1,490,000 (the “Offering”).
          The Units were offered and sold in the Offering only to persons who meet the definition of “accredited investor” set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, or to persons who are not “U.S. persons” as defined in Regulation S under the Securities Act, pursuant to exemptions from registration provided by Rule 506 of Regulation D of the Securities Act and Regulation S of the Securities Act.
          Each Unit includes a convertible debenture in a principal amount of $10,000, bearing interest at 8% per annum with a maturity date of three years from the closing date of the Offering. Upon the maturity date, all principal and interest will be paid in full or converted into common stock of the Company at a conversion price of the lower of $0.20 per share or the average trading price for the 10 days immediately prior to the Maturity Date, subject to certain conditions being fulfilled at the time of conversion. Holders of the convertible debentures may elect to convert the convertible debentures into common stock of the Company at $0.20 per share at any time following the closing date of the Offering.
          If during the term of the convertible debentures (i) the Company fails to remain subject to the reporting requirement under the Securities Exchange Act of 1934 for a period of at least 45 consecutive days, (ii) the Company fails to materially comply with the reporting requirements under the Exchange Act for a period of 45 consecutive days, (iii) the Company’s common stock is no longer quoted on the Over the Counter Bulletin Board or listed or quoted on a securities exchange, or (iv) a Change of Control is consummated, the Company will be required upon the election of the holder to redeem the convertible debentures in an amount equal to 150% of the principal amount of the convertible debenture. “Change of Control” means the closing of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of related transactions by the Company in which more than 50% of the voting power of the Company is disposed of (other than as a direct result of the issuance of securities by the Company in a capital raising transaction); (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least 50% of the voting equity of the surviving entity; (d) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting equity of the Company (other than the issuance of securities by the Company in a capital raising transaction); or (e) a transaction or series of transactions that constitutes or results in a “going private transaction” (as defined in Section 13(e) of the Exchange Act and the regulations thereunder).
          Each Unit includes a warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.30 per share. The warrants have a five-year term and may be exercised at any time following issuance. The warrants may be exercised on a cashless basis beginning one year after the closing date of the Offering at any time that the Company fails to have a current prospectus available for immediate resale of the common stock underlying the warrants.
          Subject to 30 business days’ prior notice to the holders of the warrants, and provided a registration statement is in effect covering the common stock underlying the warrants, all, but not less than all, of the warrants will be callable by the Company at $0.01 per share at any time after the closing price of the Company’s common stock exceeds 250% of $0.20 per share for any 20 consecutive trading days and average daily volume during the same period exceeds an average of 150,000 shares per day.

Employee and Consultant Transactions
          Pursuant to an agreement with Tatum CFO Partners, LLP dated August 5, 2005 concerning our former interim Chief Executive Officer we issued the following warrants: (i) warrants to purchase 936 shares of our common stock to Brenda March and warrants to purchase 234 shares to Tatum CFO Partners, LLP with exercise prices equal to $9.85 per share, (ii) warrants to purchase 2,400 shares to Brenda March and warrants to purchase 600 shares to Tatum CFO Partners, LLP with exercise prices equal to $7.82 per share, (iii) warrants to purchase 2,400 shares to Brenda March and warrants to purchase 600 shares to Tatum CFO Partners, LLP with exercise prices equal to $5.83 per share, (iv) warrants to purchase 2,400 shares to Brenda March and warrants to purchase 600 shares to Tatum CFO Partners, LLP with the exercise prices equal to $3.93 per share, (v) warrants to purchase 2,400 shares to Brenda March and warrants to purchase 600 shares to Tatum CFO Partners, LLP with the exercise prices equal to $3.90 per share, and (vi) warrants to purchase 2,400 shares to Brenda March and warrants to purchase 600 shares to Tatum CFO Partners, LLP with the exercise prices equal to $2.03 per share. There was no underwriter involved in the transactions, and the warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
          Pursuant to an agreement with Javier Baz, former Chairman of our Board of Directors, dated October 12, 2005, (i) on October 26, 2005, we issued warrants to purchase 10,000 shares of common stock for $3.59 per share, (ii) on November 23, 2005 we issued warrants to purchase 10,000 shares of common stock for $3.54 per share, and (iii) on December 28, 2005 we issued warrants to purchase 10,000 shares of common stock for $1.98 per share. There was no underwriter involved in the transactions, and the warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
          Effective September 28, 2005, the Company issued warrants to Mr. Scarlatta, who performed marketing consulting services for the Company pursuant to an agreement dated September 2005. Mr. Scarlatta was tasked with bringing various retail chains to the Company. Warrants to purchase a total of 39,000 shares of the Company’s common stock were issued to Mr. Scarlatta at exercise prices between $0.72 and $5.10 per share. There was no underwriter involved in the transactions, and the warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
          Pursuant to an agreement dated February 22, 2007, a warrant to purchase 100,000 shares of the Company’s common stock was issued to Bathgate Capital at an exercise price of $0.46 as part of an agreement for financial consulting services related to raising additional capital for the Company. There was no underwriter involved in the transactions, and the warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
          The Company engaged Clark C. Griffith effective May 15, 2007 as a sports consultant to promote the use of Protandim® in the professional, international, and amateur sports industries. A warrant was issued to Mr. Griffith for the purchase of 325,000 shares the Company’s common stock at various exercise prices from $0.35 to $6.00 per share as compensation to Mr. Griffith. There was no underwriter involved in the transactions, and the warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
          Effective April 25, 2007, the Company entered into an agreement with Icon Partners (“Icon”) to find a suitable celebrity and public persona for Lifevantage to promote Protandim® products on television commercials and infomercials. As part of the agreement and compensation for Icon, the Company issued a warrant to purchase 214,286 shares of the Company’s common stock at an exercise price of $0.21 per share. Subsequently, an agreement was entered into with Letnom Productions (“Letnom”). Pursuant to the terms of the Icon agreement, upon entering into an agreement with a celebrity, an additional warrant for 12% of the warrants issued to the celebrity were to be issued to Icon. Effective June 19, 2007 a warrant for the purchase of 66,667 shares of the Company’s common stock was issued to Icon at a purchase price of $0.18 per share. There was no underwriter involved in the transactions, and the warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.
          Effective June 19, 2007, the Company entered into a license agreement with Letnom. As part of this three year, renewable license agreement to promote Lifevantage products, the Company issued a warrant to purchase 555,556 shares of the Company’s common stock at $0.18 per share. Also effective June 19, 2007, the Company issued a warrant for the purchase of 100,000 shares of the Company’s common stock at $0.20 per share to Richard Wexler. Mr. Wexler introduced the Company to both Icon and Letnom, and as part of the agreement with Mr. Wexler, the warrant has the same registration rights as those granted to participants in the Offering.
          We entered into a consulting arrangement with Bolder Venture Partners (“BVP”) under a signed letter of intent dated September 28, 2007 to develop and implement a direct to consumer marketing program, provide general marketing advice and evaluate our current overhead expenses. Pursuant to the agreement with BVP, we granted a warrant to purchase 1,200,000 shares of our common stock at $0.30 per share. The warrant issued to BVP has the same registration rights as those granted to participants in the Offering. The warrant vests in monthly increments through September 2008 as well as upon the achievement of certain performance milestones by BVP.

EXHIBITS
ITEM 27 EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number	Title
2.01	Agreement and Plan of Reorganization between Lifeline Nutraceuticals and Yaak River Resources, Inc. dated September 21, 2004 (1)
2.02	Settlement and Release Agreement and Plan of Reorganization dated March 10, 2005, between Lifeline Therapeutics, Inc., Lifeline Nutraceuticals Corporation and Michael Barber (2)
3.01	Amended and Restated Articles of Incorporation of Lifevantage Corporation (3)
3.02	Amended and Restated Bylaws of Lifevantage Corporation (3)
4.01	Form of Warrant
4.02	Form of Convertible Debenture
5.01 *	Opinion of Kendall, Koenig & Oelsner PC
10.01	Form of Unit Warrant Certificate (4)
10.02	Form of Bridge Warrant Certificate (4)
10.04	Form of Placement Agent Warrant Certificate (4)
10.05	Form of Placement Agent Warrant Certificate (5)
10.10	2007 Long-Term Incentive Plan (3)
10.14	Purchase Agreement with General Nutrition Distribution, LP, dated June 21, 2006 (4)
10.15	Voting Agreement and Irrevocable Proxy dated July 1, 2005 between Lifeline Therapeutics, Inc. and William Driscoll (6)
10.16	Voting Agreement and Irrevocable Proxy dated February 9, 2006 among Lifeline Therapeutics, Inc. Paul Myhill and Lisa Gail Myhill (6)
10.17	Manufacturing Agreement dated February 26, 2004 and amended on February 26, 2004 between Lifeline Therapeutics, Inc. and The Chemins Company (6)
10.18	Lease dated as of August, 2005 between Property Colorado OBJLW One Corporation and Lifeline Therapeutics, Inc. (6)
10.19	Confidential Termination Agreement and General Release of Claims dated February 14, 2007 between Gerald J. Houston and the Company (7)
10.20	Letter Agreement dated June 1, 2007 between Aspenwood Capital and the Company
10.21	Letter Agreement dated September 28, 2007 between Bolder Venture Partners and the Company
21.01	List of subsidiaries (8)
23.01	Consent of independent registered public accounting firm
23.02 *	Consent of Kendall, Koenig & Oelsner PC (see Exhibit 5.01)
24.01	Power of Attorney (included on signature page)

*	To be filed by amendment.

(1)	Filed as an exhibit to Yaak Resources, Inc.’s Current Report on Form 8-K (File No. 000-30489), filed on September 28, 2004, and incorporated herein by reference.

(2)	Filed as an exhibit to Lifevantage Corporation’s Current Report on Form 8-K (File No. 000-30489), filed on March 14, 2005, and incorporated herein by reference.

(3)	Filed with the Lifevantage Proxy on Form 14-A (File No. 000-30489) dated October 20, 2006 and incorporated herein by reference.

(4)	Filed as an exhibit to Lifevantage Corporation’s Registration Statement on Form SB-2 (File No. 333-126288), filed on June 30, 2005, and incorporated herein by reference.

(5)	Filed as an exhibit to Lifevantage Corporation’s Registration Statement on Form SB-2/A (File No. 333-126288), filed on February 6, 2006, and incorporated herein by reference.

(6)	Filed as an exhibit to Lifevantage Corporation’s Annual Report on Form 10-KSB (file No. 000-30489), filed on September 28, 2006, and incorporated herein by reference.

(7)	Filed as an exhibit to Lifevantage Corporation’s Quarterly Report on Form 10-QSB (file No. 000-30489), filed on May 14, 2007, and incorporated herein by reference.

(8)	Filed as an exhibit to LifeVantage Corporation’s Annual Report on Form 10-KSB (File No. 000-30489), filed on October 13, 2005, and incorporated herein by reference.

UNDERTAKINGS
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(a)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(b)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	Include any additional or changed material information on the plan of distribution.
2.	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.
3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.
4.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
5.	In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Greenwood Village, State of Colorado, on December 17, 2007.

LIFEVANTAGE CORPORATION Colorado corporation
By:	/s/ Bradford K. Amman
Bradford K. Amman
Its: Secretary and Treasurer

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Bradford K. Amman Bradford K. Amman Secretary and Treasurer (Principal Financial and Accounting Officer)	December 17, 2007

By:	/s/ Jack R. Thompson Jack R. Thompson Director	December 17, 2007

By:	/s/ Joe M. McCord Joe M. McCord Director	December 17, 2007
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Crapo and Bradford K. Amman, as his true and lawful attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form SB-2 and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming that said attorneys-in-fact or their substitutes may do or cause to be done by virtue hereof. In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Bradford K. Amman Bradford K. Amman	December 17, 2007	Director of Finance, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ Jack R. Thompson Jack R. Thompson	December 17, 2007	Director and Chairman of the Audit Committee

/s/ Joe M. McCord Joe M. McCord	December 17, 2007	Director

EXHIBIT INDEX

Exhibit
Number	Title
2.01	Agreement and Plan of Reorganization between Lifeline Nutraceuticals and Yaak River Resources, Inc. dated September 21, 2004 (1)
2.02	Settlement and Release Agreement and Plan of Reorganization dated March 10, 2005, between Lifeline Therapeutics, Inc., Lifeline Nutraceuticals Corporation and Michael Barber (2)
3.01	Amended and Restated Articles of Incorporation of Lifevantage Corporation (3)
3.02	Amended and Restated Bylaws of Lifevantage Corporation (3)
4.01	Form of Warrant
4.02	Form of Convertible Debenture
5.01 *	Opinion of Kendall, Koenig & Oelsner PC
10.01	Form of Unit Warrant Certificate (4)
10.02	Form of Bridge Warrant Certificate (4)
10.04	Form of Placement Agent Warrant Certificate (4)
10.05	Form of Placement Agent Warrant Certificate (5)
10.10	2007 Long-Term Incentive Plan (3)
10.14	Purchase Agreement with General Nutrition Distribution, LP, dated June 21, 2006 (4)
10.15	Voting Agreement and Irrevocable Proxy dated July 1, 2005 between Lifeline Therapeutics, Inc. and William Driscoll (6)
10.16	Voting Agreement and Irrevocable Proxy dated February 9, 2006 among Lifeline Therapeutics, Inc. Paul Myhill and Lisa Gail Myhill (6)
10.17	Manufacturing Agreement dated February 26, 2004 and amended on February 26, 2004 between Lifeline Therapeutics, Inc. and The Chemins Company (6)
10.18	Lease dated as of August, 2005 between Property Colorado OBJLW One Corporation and Lifeline Therapeutics, Inc. (6)
10.19	Confidential Termination Agreement and General Release of Claims dated February 14, 2007 between Gerald J. Houston and the Company (7)
10.20	Letter Agreement dated June 1, 2007 between Aspenwood Capital and the Company
10.21	Letter Agreement dated September 28, 2007 between Bolder Venture Partners and the Company
21.01	List of subsidiaries (8)
23.01	Consent of independent registered public accounting firm
23.02 *	Consent of Kendall, Koenig & Oelsner PC (see Exhibit 5.01)
24.01	Power of Attorney (included on signature page)

*	To be filed by amendment.

(1)	Filed as an exhibit to Yaak Resources, Inc.’s Current Report on Form 8-K (File No. 000-30489), filed on September 28, 2004, and incorporated herein by reference.

(2)	Filed as an exhibit to Lifevantage Corporation’s Current Report on Form 8-K (File No. 000-30489), filed on March 14, 2005, and incorporated herein by reference.

(3)	Filed with the Lifevantage Proxy on Form 14-A (File No. 000-30489) dated October 20, 2006 and incorporated herein by reference.

(4)	Filed as an exhibit to Lifevantage Corporation’s Registration Statement on Form SB-2 (File No. 333-126288), filed on June 30, 2005, and incorporated herein by reference.

(5)	Filed as an exhibit to Lifevantage Corporation’s Registration Statement on Form SB-2/A (File No. 333-126288), filed on February 6, 2006, and incorporated herein by reference.

(6)	Filed as an exhibit to Lifevantage Corporation’s Annual Report on Form 10-KSB (file No. 000-30489), filed on September 28, 2006, and incorporated herein by reference.

(7)	Filed as an exhibit to Lifevantage Corporation’s Quarterly Report on Form 10-QSB (file No. 000-30489), filed on May 14, 2007, and incorporated herein by reference.

(8)	Filed as an exhibit to LifeVantage Corporation’s Annual Report on Form 10-KSB (File No. 000-30489), filed on October 13, 2005, and incorporated herein by reference.